Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182399

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 2012

Prospectus Supplement

(To Prospectus dated June 28, 2012)

$

Jones Lang LaSalle Incorporated

    % Senior Notes due 2022

We are offering $                     of our     % Senior Notes due 2022. The notes will mature on                     , 2022. The notes will bear interest at an annual rate of     %, subject to adjustment from time to time if the credit rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described in this prospectus supplement. Interest on the notes will be payable on                     and                      of each year, beginning on                 , 2013.

We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement in “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, we will be required to offer to repurchase the notes from holders on terms described in this prospectus supplement in “Description of the Notes—Change of Control.”

The notes will be our unsecured obligations and will rank equally in right of payment with our existing and future unsubordinated indebtedness. The notes will be effectively subordinated to our secured indebtedness, if any, to the extent of the collateral securing such indebtedness, and to all indebtedness and other liabilities of our subsidiaries.

The notes will be issued in registered form only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement and beginning on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts		%	$
Proceeds, before expenses, to Jones Lang LaSalle Incorporated(1)		%	$

(1)	Plus accrued interest from , 2012 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants on or about                     , 2012.

Joint Book-Running Managers

Barclays	J.P. Morgan	Wells Fargo Securities

                    , 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover page of this prospectus supplement and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

Prospectus Supplement

Prospectus

Our logo and certain titles and logos of our services are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The terms Jones Lang LaSalle and LaSalle Investment Management are our service marks or trademarks that are registered or otherwise protected under the laws of various jurisdictions.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated June 28, 2012, which is part of our Registration Statement on Form S-3 (Registration No. 333-182399).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we may provide to you and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of any of the notes or an invitation on behalf of us or the underwriters or any of them to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus supplement and the documents incorporated by reference herein or in the accompanying prospectus regarding, among other things, future financial results and performance, achievements and plans and objectives may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Those statements include trend analyses and other information relative to markets for our services and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements.

Those statements are subject to risks, uncertainties and other factors, including but not limited to the risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. We discuss those risks, uncertainties and other factors (1) in this prospectus supplement in “Risk Factors”; the notes to consolidated financial statements; and elsewhere, (2) in our Annual Report on Form 10-K for the year ended December 31, 2011 in Item 1A. Risk Factors; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 7A. Quantitative and Qualitative Disclosures About Market Risk; Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements; and elsewhere, (3) in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 3. Quantitative and Qualitative Disclosures About Market Risk; and elsewhere, and (4) in the other reports we file under the Exchange Act. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement, any accompanying prospectus and the documents incorporated by reference. Important factors that could cause actual results to differ from those in our forward-looking statements include (without limitation):

•	the effect of political, economic and market conditions and geopolitical events;

•	the logistical and other challenges inherent in operating in numerous different countries;

•	the actions and initiatives of current and potential competitors;

•	the level and volatility of real estate prices, interest rates, currency values and other market indices;

•	the outcome of pending litigation;

•	the impact of current, pending and future legislation and regulation; and

•

other risks identified in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Exchange Act, all of which are incorporated by reference into this prospectus supplement or the accompanying prospectus.

You should also carefully review other reports that we file with the Securities and Exchange Commission, or the SEC.

Accordingly, we caution our readers not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in its expectations or results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Since it is a summary, this section does not contain all the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein prior to making an investment decision. In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms the terms “we,” “us,” “our,” “ours,” “Jones Lang LaSalle,” the “Company” and the “Firm” refer to Jones Lang LaSalle Incorporated and its subsidiaries.

Company Overview

Jones Lang LaSalle is a financial and professional services firm specializing in real estate. We offer integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. We have over 200 corporate offices worldwide and operations in more than 1,000 locations in 70 countries. We have approximately 47,000 employees, including 27,100 employees whose costs our clients reimburse. We offer comprehensive integrated real estate and investment management services on a local, regional and global basis to owner, occupier and investor clients. We are an industry leader in property and corporate facilities management services, with a portfolio of approximately 2.6 billion square feet worldwide as of September 30, 2012. LaSalle Investment Management, a wholly owned member of the Jones Lang LaSalle group, is one of the world’s largest and most diversified real estate investment management firms, with $47 billion of assets under management as of September 30, 2012.

In 2011, we generated revenue of $3.6 billion across our four business segments, a 23% increase from 2010, and in the nine months ended September 30, 2012 we generated revenue of $2.7 billion, a 10% increase from the nine months ended September 30, 2011.

The broad range of real estate services we offer includes:

• Agency leasing	• Capital markets

• Tenant representation	• Real estate investment banking / merchant banking

• Property management	• Corporate finance

• Facilities management / outsourcing	• Hotel advisory

• Project and development management / construction	• Energy and sustainability services

• Valuations	• Value recovery and receivership services

• Consulting	• Investment management

We offer these services locally, regionally and globally to real estate owners, investors and occupiers for a variety of property types, including:

• Offices	• Multi-family residential and military housing

• Hotels	• Critical environments and data centers

• Industrial properties	• Sports facilities

• Retail properties	• Cultural facilities

• Healthcare and laboratory facilities	• Transportation centers

Individual regions and markets may focus on different property types to a greater or lesser extent depending on local requirements, market conditions and the opportunities we perceive.

We work for a broad range of clients who represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size. They include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities. Increasingly, we are offering services to middle-market companies seeking to outsource real estate services. Through our LaSalle Investment Management subsidiary, we invest for clients on a global basis in both publicly traded real estate securities and private real estate assets.

We have grown our business by expanding our client base and the range of our services and products, both organically and through a series of strategic acquisitions and mergers. Our extensive global platform and in-depth knowledge of local real estate markets enable us to serve as a single-source provider of solutions for the full spectrum of real estate needs of our clients. We first began to establish this network of services across the globe through the 1999 merger of the Jones Lang Wootton companies (founded in England in 1783) with those of LaSalle Partners Incorporated (founded in the United States in 1968). Our acquisition in 2011 of King Sturge, a United Kingdom-based international property consultancy, further extends our historical roots back to its founding in 1760.

Business Segments

We manage and report our operations as four business segments. We manage and report our real estate services operations geographically in three business segments, consisting of (1) the Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific. Our fourth business segment, Investment Management, offers investment management services on a global basis and is conducted through LaSalle Investment Management. These segments accounted for 42%, 27%, 23% and 8%, respectively, of our 2011 revenue of $3.6 billion and 45%, 26%, 22% and 7%, respectively, of our revenue of $2.7 billion for the nine months ended September 30, 2012.

Real Estate Services: Americas, EMEA and Asia Pacific

To address the needs of real estate owners and occupiers, we provide a full range of integrated property, project management and transaction services locally, regionally and globally through our Americas, EMEA and Asia Pacific operating segments. We organize our real estate services according to five major product categories:

•	Leasing Services;

•	Property and Facilities Management;

•	Project and Development Services;

•	Capital Markets and Hotels; and

•	Advisory, Consulting and Other Services.

Leasing Services

Agency Leasing Services executes marketing and leasing programs on behalf of investors, developers, property companies and public entities to secure tenants and negotiate leases with terms that reflect our clients’ best interests. In 2011, we completed approximately 15,950 agency leasing transactions representing approximately 198 million square feet of space.

Tenant Representation Services establishes strategic alliances with clients to deliver ongoing assistance to meet their real estate needs, and to help them evaluate and execute transactions to meet their occupancy requirements. We assist clients by defining space requirements, identifying suitable alternatives, recommending appropriate occupancy solutions, and negotiating lease and ownership terms with landlords. We help our clients lower their real estate costs, minimize real estate occupancy risks, improve occupancy control and flexibility, and create more productive office environments. In 2011, we completed approximately 12,960 tenant representation transactions representing approximately 349 million square feet of space.

Property and Facilities Management

Property Management Services provides on-site management services to real estate owners for office, industrial, retail and specialty properties. During 2011, we provided on-site property management services for properties totaling approximately 1.2 billion square feet.

Integrated Facilities Management Services provides comprehensive portfolio and property management services to corporations and institutions that outsource the management of the real estate they occupy. Properties under management range from corporate headquarters to industrial complexes. During 2011, Integrated Facilities Management Services managed approximately 855 million square feet of real estate for its clients.

We also provide lease administration and auditing services, helping clients to centralize their lease management processes. We assist these clients by reducing costs associated with incorrect lease charges, right-sizing their portfolios through lease options, identifying underutilized assets and ensuring Sarbanes-Oxley compliance to mitigate risk.

In the United States, we provide Mobile Engineering Services to banks and other clients with large portfolios of sites. Rather than using multiple vendors to perform facility services, these companies hire Jones Lang LaSalle to provide HVAC, electrical and plumbing services, and general interior repair and maintenance.

Project and Development Services

Project and Development Services provides a variety of services to tenants of leased space, owners in self-occupied buildings and owners of real estate investments. These include conversion management, move management, construction management and strategic occupancy planning services. Project and Development Services frequently manages relocation and build-out initiatives for clients of our Property Management Services, Integrated Facilities Management Services and Tenant Representation Services units. Project and Development Services also manages all aspects of development and renovation of commercial projects for our clients, including in some cases as a general contractor. Additionally, we provide these services to public-sector clients, particularly to military and government entities and educational institutions, primarily in the United States and to a more limited but growing extent in other countries. In EMEA, we provide fit-out and refurbishment services under the Tetris brand, which we retained from an acquisition that our French business previously made.

Capital Markets and Hotels

Capital Markets Services includes institutional property sales and acquisitions, real estate financings, private equity placements, portfolio advisory activities, and corporate finance advice and execution. We are also a Freddie Mac Program Plus® Seller/Servicer and operate a multi-family lending and commercial loan servicing platform. Real Estate Investment Banking Services includes sourcing capital, both in the form of equity and debt, derivatives structuring and other traditional investment banking services designed to assist investor and corporate clients in maximizing the value of their real estate.

We also deliver Capital Markets Services for hotel and hospitality assets and portfolios on a global basis including investment sales, mergers and acquisitions, and financing. We provide services to assets that span the hospitality spectrum: luxury properties; resorts; select service and budget hotels; golf courses; theme parks; casinos; spas; and pubs.

We provide Value Recovery Services to owners, investors and occupiers to help them analyze the impact of a possible financial downturn on their assets and identify solutions that allow them to respond decisively. In this area, we address the operational and occupancy needs of banks and insurance companies that are merging with or acquiring other institutions. We assist banks and insurance companies with challenged assets and liabilities on their balance sheets by providing valuations, asset management, loan servicing and disposition services. We provide receivership services and special asset servicing capabilities to lenders, loan servicers and financial institutions that need help managing defaulted real estate assets. In addition, we provide valuation, asset management and disposition services to government entities to maximize the value of owned securities and assets acquired from failed financial institutions or from government relief programs. We also assist owners by identifying potentially distressed properties and the major occupiers who are facing challenges.

Advisory, Consulting and Other Services

Valuation Services provides clients with professional valuation services and helps them determine market values for office, retail, industrial and mixed-use properties. Such services may involve valuing a single property or a global portfolio of multiple property types. We conduct valuations, which typically involve commercial property, for a variety of purposes, including acquisitions, dispositions, debt and equity financings, mergers and acquisitions, securities offerings (including initial public offerings) and privatization initiatives. Clients include occupiers, investors and financing sources from the public and private sectors. For the most part, our valuation specialists provide services outside of the United States.

Consulting Services delivers innovative, results-driven real estate solutions that align strategically and tactically with clients’ business objectives. We provide clients with specialized, value-added real estate consulting services in such areas as mergers and acquisitions, occupier portfolio strategy, workplace solutions, location advisory, financial optimization strategies, organizational strategy and Six Sigma process solutions.

We also provide Advisory Services for hotels, including hotel valuations and appraisals, acquisition advice, asset management, strategic planning, management contract negotiation, consulting, industry research and project and development services for asset types spanning the hospitality spectrum.

We provide Energy and Sustainability Services to occupiers and investors to assist them in developing their corporate sustainability strategies, greening their real estate portfolios, reducing their energy consumption and their carbon footprint, upgrading building performance by managing Leadership in Energy and Environmental Design (LEED) construction or retrofits and providing sustainable building operations management. We have over 1,170 LEED-accredited professionals and have provided over 20,000 facilities with specialized energy evaluation services. In 2011, we documented $105 million in energy savings for our clients and reduced their greenhouse gas emissions by 587,000 metric tons.

Investment Management

Our global real estate investment management business that we operate under the brand name of LaSalle Investment Management provides investment management services to institutional investors and high-net-worth individuals. As of September 30, 2012, LaSalle Investment Management managed $47 billion of public real estate securities and private real estate assets, making us one of the world’s largest managers of institutional capital invested in real estate assets and securities.

LaSalle Investment Management provides clients with a broad range of real estate investment products and services in the public and private capital markets. We design these products and services to meet the differing strategic, risk/return and liquidity requirements of individual clients. The range of investment alternatives includes private investments in multiple real estate property types (including office, retail, industrial, health care and multi-family residential). We act either through investment funds that LaSalle Investment Management manages or through single client account relationships (“separate accounts”). We also offer indirect public investments, primarily in publicly traded real estate investment trusts (“REITs”) and other real estate equities.

We maintain an extensive real estate research department whose dedicated professionals monitor real estate and capital market conditions around the world to enhance current investment decisions and identify future opportunities. In addition to drawing on public sources for information, our research department utilizes the extensive local presence of Jones Lang LaSalle professionals throughout the world to gather and share proprietary insight into local market conditions.

The investment and capital origination activities of our investment management business have grown increasingly global. We have invested in direct real estate assets in 21 countries across the globe, as well as in public real estate companies traded on all major stock exchanges. We expect that cross-border investment management activities, both fund raising and investing, will continue to grow.

Private Investments in Real Estate Properties

In serving our investment management clients, LaSalle Investment Management is responsible for the acquisition, management, leasing, financing and divestiture of real estate investments across a broad range of real estate property types. LaSalle Investment Management launched its first institutional investment fund in 1979 and currently has a series of commingled investment funds, including 10 funds that invest in assets in the Americas, 11 funds that invest in assets located in Europe and nine funds that invest in assets in Asia Pacific. LaSalle Investment Management also maintains separate account relationships with investors for whom we manage private real estate investments. As of September 30, 2012, LaSalle Investment Management had approximately $36.1 billion in assets under management in commingled funds and separate accounts.

Some investors prefer to partner with investment managers willing to co-invest their own funds to more closely align the interests of the investor and the investment manager. We believe that our ability to co-invest funds alongside the investments of clients’ funds will continue to be an important factor in maintaining and continually improving our competitive position. We believe our co-investment strategy strengthens our ability to continue to raise capital for new real estate investments or real estate funds. At September 30, 2012, we had a total of $295.5 million of investments in co-investments.

We may engage in “merchant banking” activities in appropriate circumstances. These involve making investments of the Firm’s capital to acquire properties in order to seed investment management funds before they have been offered to clients.

Investments in Public Equity

LaSalle Investment Management also offers clients the ability to invest in separate accounts focused on public real estate equity. We invest the capital of these clients principally in publicly traded securities of REITs and property company equities. As of September 30, 2012, LaSalle Investment Management had approximately $10.6 billion of assets under management in these types of investments.

Competition and Industry Trends

Competition

As the result of our significant growth over the previous decade, we are now one of the two largest real estate services and investment management providers on a global basis. CBRE Group, Inc. is the other largest firm in the industry. We believe that the other similar global providers are significantly smaller in terms of revenues than the two of us.

Although there has been, and we expect will continue to be, consolidation within our industry, the totality of real estate services constituting the industry remains very large and as a whole the provision of these services remains highly diverse and fragmented. Accordingly, since we provide a broad range of commercial real estate and investment management services across many geographies, we face significant competition in many different ways on an international, regional and local level. Depending on the service, we also face competition from other real estate service providers, some of which may not traditionally be thought of as such, including institutional lenders, insurance companies, investment banking firms, investment managers, accounting firms, technology firms, firms providing outsourcing services of various types (including technology or building products) and companies that self-provide their real estate services with in-house capabilities. While these competitors may be global firms that claim to have service competencies similar to ours, many are local or regional firms which, although substantially smaller in overall size, may be larger in a specific local or regional market.

Industry Trends

Recovering But Still Uncertain Economic Conditions. Since 2010, commercial real estate markets have broadly recovered around the world, although at different speeds and different levels of strength. Commercial values in most markets have been rising, though at varying rates of growth. Cross-border transaction volumes were nearly back to the levels of the previous cycle by the end of 2010, and continued to increase in 2011. Beginning in the second half of 2011 and continuing into 2012, however, additional uncertainty has been injected into the markets by the political and economic challenges that arose within the European Union, particularly as they influenced the credit quality of sovereign bonds issued by various European countries and the stability and liquidity of European banks. Additionally, unemployment, pressure on residential prices and political gridlock in the United States continued to tamp down economic recovery, although there have been more recent signs of relative improvement. Due to the continuing uncertainties, a significant weight of equity capital has been targeting the most high quality prime real estate assets across all sectors, with prime yields continuing to compress due to the low supply of high quality assets to meet investor demand. Prime capital values have been rising over the last two years, most notably in many of the world’s top office markets. Leasing conditions also have broadly improved worldwide although progress continues to trail the recovery in global capital markets.

Increasing Demand for Global Services and Globalization of Capital Flows. Many corporations based in countries around the world have pursued growth opportunities in international markets. Many are striving to control costs by outsourcing or offshoring non-core business activities. Both trends have increased the demand for global real estate services, including facilities management, tenant representation and leasing, property and energy management services. We believe that these trends will favor real estate service providers with the capability to provide services—and consistently high service levels—in multiple markets around the world. The highly competitive marketplace for the services we provide, combined with financial pressures experienced by certain of our competitors have, however, negatively impacted fees within some of our service lines.

Additionally, real estate capital flows have become increasingly global, as more assets are marketed internationally and as more investors seek real estate investment opportunities beyond their own borders. This trend has created new opportunities for investment managers equipped to facilitate international real estate capital flows and execute cross-border real estate transactions.

Growth of Outsourcing. In recent years outsourcing of professional real estate services has increased substantially, as corporations have focused corporate resources on core competencies. Although some continue to unbundle and separate the sources of their real estate services, large users of commercial real estate services continue to demonstrate an overall preference for working with single-source service providers able to operate locally, regionally and globally. The ability to offer a full range of services on this scale requires significant corporate infrastructure investment, including information technology and personnel training. Smaller regional and local real estate service firms, with limited resources, are less able to make such investments. In addition, public and other non-corporate users of real estate, including government agencies and health and educational institutions, have begun to outsource real estate activities as a means of reducing costs. As a result, we believe there continues to be significant growth opportunities for firms like ours that can provide integrated real estate services across many geographic markets.

Alignment of Interests of Investors and Investment Managers. Institutional investors continue to allocate significant portions of their investment capital to real estate. Many investors have shown a desire to commit their capital to investment managers willing to co-invest their own capital in specific real estate investments or real estate funds. In addition, investors are increasingly requiring that fees paid to investment managers be more closely aligned with investment performance. As a result, we believe that investment managers with co-investment capital, such as LaSalle Investment Management, will have an advantage in attracting real estate investment capital. In addition, co-investment may bring the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such investments.

We expect institutional capital to continue to flow into real estate as many institutional funds are currently under-allocated to real estate as an asset class. We also are seeing institutional investors begin to consolidate their real estate portfolios, moving away from the spread of smaller managers assembled over the last cycle and towards larger managers such as LaSalle Investment Management.

Industry Consolidation and Other Trends. We believe that consolidation in our industry will continue as the larger, more financially and operationally stable companies will gain market share and become increasingly more capable of servicing the needs of global clients. We also believe that developed countries will be favored for new investment as the risk appetite by investors remains conservative. Additionally, selecting service providers with the best reputation for governance and ethics will become increasingly important as operators and investors will seek to avoid the significant potential costs and reputational issues associated with compliance missteps, such as violations of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act.

Competitive Differentiators

We believe that the key value drivers we list below create several competitive differentiators. These form the basis of our market positioning as the leading firm of choice for clients seeking an integrated financial and professional services firm specializing in real estate on a global basis.

Integrated Global Services. By combining a wide range of high-quality, complementary services—and delivering them at consistently high service levels globally through wholly owned offices with directly employed personnel—we can develop and implement real estate strategies that meet the increasingly complex and far-reaching needs of our clients. We also believe that we have secured an established business presence in the world’s principal real estate markets, with the result that we can grow revenue without a proportionate increase in infrastructure costs. With operations in more than 1,000 locations in 70 countries on six continents, we have in-depth knowledge of local and regional markets and can provide a full range of real estate services around the globe. This geographic coverage, combined with the ability and willingness of our people to communicate and connect with each other across a common infrastructure platform, positions us to serve the needs of our multinational clients and manage investment capital on a global basis. We anticipate that our cross-selling potential across geographies and product lines will continue to develop new revenue sources for multiple business units within Jones Lang LaSalle. We also anticipate that over time we will continue to develop expanded service offerings that are complementary, or adjacent, to our current offerings.

Industry-Leading Research and Knowledge Building; Use of the Internet. We invest in and rely on comprehensive top-down and bottom-up research to support and guide the development of real estate and investment strategy for our clients. We have approximately 330 research professionals who gather data and cover market and economic conditions around the world. Research also plays a key role in keeping colleagues throughout the organization attuned to important events and changing conditions in world markets. We facilitate the dissemination of this information to colleagues through our company-wide intranet. We are also devising new approaches through technology, including the use of the Internet and developing social media techniques, to make our research, services and property offerings more readily available to clients.

Client Relationship Management. We support our ability to deliver superior service to our clients through our ongoing investments in client relationship management and account management. Our goal is to provide each client with a single point of contact at our firm, an individual who is answerable to, and accountable for, all the activities we undertake for the client. We believe that we enhance superior client service through best practices in client relationship management, the practice of seeking and acting on regular client feedback, and recognizing each client’s own definition of excellence.

Our client-driven focus enables us to develop long-term relationships with real estate investors and occupiers. By developing these relationships, we are able to generate repeat business and create recurring revenue sources. In many cases, we establish strategic alliances with clients whose ongoing service needs mesh with our ability to deliver fully integrated real estate services across multiple business units and office locations. We support our relationship focus with an employee compensation and evaluation system designed to reward client relationship building, teamwork and quality performance, in addition to revenue development.

Consistent Service Delivery and Culture. We believe that our globally coordinated investments in research, technology, people and innovation, combined with the fact that our offices are wholly owned (rather than franchised) and our professionals are directly employed, enable us to develop, share and continually evaluate best practices across our global organization. We also believe these attributes allow us to promote a culture of internal communication and connectivity and of integrity that is unparalleled in our industry. As a result, we are able to deliver the same consistently high levels of client service and operational excellence substantially wherever our clients’ real estate investment and services needs exist.

Based on our general industry knowledge and specific client feedback, we believe we are recognized as an industry leader in technology. We possess the capability to provide sophisticated information technology systems on a global basis to serve our clients and support our employees. For example, FutureView (sm), our global portfolio optimization tool, allows corporate real estate teams with geographically diverse portfolios to identify potential rent savings by comparing their lease obligations to our firm’s sophisticated local market forecasts. OneView by Jones Lang LaSalle (sm), our client extranet technology, provides clients with detailed and comprehensive insight into their portfolios, the markets in which they operate and the services we provide to them.

For our Energy and Sustainability Services business we have developed four industry leading technology platforms designed to help our clients reduce their environmental footprint and energy costs. We are also in the process of implementing global integrated systems for finance, human resources, client relationship management and securities management and trading systems for our investment management business.

We believe that our investments in research, technology, people and thought leadership position our firm as a leading innovator in our industry. Our various research initiatives investigate emerging trends and help us anticipate future conditions and shape new services to benefit our clients. Professionals in our Consulting Services practices identify and respond to shifting market and business trends to address changing client needs and opportunities. LaSalle Investment Management relies on our comprehensive investigation of global real estate and capital markets to develop new investment products and services tailored to the specific investment goals and risk/return objectives of our clients. We believe that our commitment to innovation helps us secure and maintain profitable long-term relationships with the clients we target: the world’s leading real estate owners, occupiers and investors.

We have a patented process for a “System and Method for Evaluating Real Estate Financing Structures” that assists clients with determining the optimal financing structure for controlling their real estate assets, including, for example, whether a client should own a particular asset, lease the asset, or control the asset by means of some other financing structure.

Maximizing Values of Real Estate Portfolios. To maximize the values of our real estate investments, LaSalle Investment Management capitalizes on its strategic research insights and local market knowledge to develop an integrated approach that leads to innovative solutions and value enhancement. Our global strategic perspective allows us to assess pricing trends for real estate and know which investors worldwide are investing actively. This gives us an advantageous perspective on implementing buying and selling strategies. During hold periods, our local market research allows us to assess the potential for cash flow enhancement in our clients assets based on an informed opinion of rental-rate trends. When combined, these two perspectives provide us with an optimal view that leads to timely execution and translates into superior investment performance.

Strong Brand. In 2008, we introduced a new global brand positioning and visual identity to further differentiate us from our competitors. Based on evidence provided by marketing surveys we have commissioned, the extensive coverage we receive in top-tier business publications, the major awards we receive in many categories of real estate, sustainability and ethics, as well as our significant, long-standing client relationships, we believe that large corporations and institutional investors and occupiers of real estate recognize Jones Lang LaSalle’s ability to reliably create value in changing market conditions. Our reputation is based on our deep industry knowledge, excellence in service delivery, integrity and our global provision of high-quality, professional real estate and investment management services. We believe that the combined strength of the Jones Lang LaSalle and LaSalle Investment Management brands represents a significant advantage when we pursue new business opportunities and is also a major motivation for talented people to join us around the world.

Financial Strength. We focus on maintaining financial performance metrics, particularly our leverage and interest coverage ratios, that will allow us to maintain investment grade financial ratings. We believe that the confidence in the financial strength of long-term service providers has become increasingly important to our clients, particularly in light of the global recession and the volatility of the capital markets in its aftermath. We believe that clients are increasingly making financial strength one of the more important criteria when they are selecting real estate service providers. Accordingly, our ability to present a superior financial condition distinguishes us as we compete for business.

We also believe that our geographic dispersion and the diversity of our service offerings across the globe provide a diversification of the sources of our revenues that reduces the overall inherent volatility of operating a real estate services business and therefore an additional measure of financial stability relative to other firms that are only local or regional and therefore must rely on the strength of fewer different markets.

Global Strategic Priorities

To continue to create new value for our clients, shareholders and employees, we have identified five strategic priorities, which we call the G5. This strategy has helped us to weather economic downturns, continue to grow market share, expand our services by developing adjacent offerings and take advantage of new opportunities as they arise.

G1: Build Our Leading Local and Regional Service Operations. Our strength in local and regional markets determines the strength of our global service capabilities. Our financial performance also depends, in great part, on the business we source and execute locally from our over 200 wholly owned offices around the world. We continually seek to leverage our established business presence in the world’s principal real estate markets in order to provide expanded and adjacent local and regional services without a proportionate increase in infrastructure costs. We believe that these capabilities will continue to set us apart and make us more attractive to current and prospective clients as well as to revenue generating employees such as brokers and client relationship managers.

G2: Strengthen Our Leading Position in Corporate Solutions. The accelerating trends of globalization, cost cutting, energy management and the outsourcing of real estate services by corporate occupiers support our decision to emphasize a truly global Corporate Solutions business to serve their needs comprehensively. This service delivery capability helps us create new client relationships, particularly as companies turn to the outsourcing of their real estate as a way to manage expenses and enhance sustainability. These services have proven to be counter-cyclical as we have seen demand for them strengthen when the economy has weakened. In addition, a number of corporate clients are demanding the multi-regional capabilities that we can deliver.

G3: Capture the Leading Share of Global Capital Flows for Investment Sales. Our focus on further developing our ability to provide global Capital Markets services reflects the increasingly international nature of cross-border money flows into real estate and the global marketing of real estate assets. Our real estate investment banking capability helps provide capital and other financial solutions by which our clients can maximize the value of their real estate.

G4: Strengthen LaSalle Investment Management’s Leadership Position. With its integrated global platform, LaSalle Investment Management is well positioned to serve institutional real estate investors looking for attractive opportunities around the world. We are focused on helping our LaSalle Investment Management business develop and offer new products quickly and extend its portfolio capabilities into promising new markets in order to enhance that position. We continue to maintain strong offerings in core products to meet the demand from clients who seek investments in the most stable and mature real estate markets.

G5: Connections: Differentiate by Connecting Across the Firm and with Clients. To create real value and new opportunities for our clients, shareholders and employees, we are working to strengthen and fully leverage the links between our people, service lines and geographies worldwide to better connect with our clients and put the Firm’s global expertise and experience to work for them. This includes constantly striving to leverage use of the Internet and emerging social media to gather and disseminate information that will be useful to our clients, employees, vendors and other constituencies.

Jones Lang LaSalle Incorporated was incorporated in 1997. Our principal executive offices are located at 200 East Randolph Drive, Chicago, Illinois 60601, and our telephone number is (312) 782-5800. Our website is www.joneslanglasalle.com. The content of and information linked to or from our website is not a part of this prospectus.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus. In this section, the terms “we,” “us,” “our” and “ours” refer to Jones Lang LaSalle Incorporated only and not to any of its subsidiaries.

Issuer	Jones Lang LaSalle Incorporated, a Maryland corporation.

Securities Offered	$ aggregate principal amount of % Senior Notes due 2022.

Maturity Date	, 2022.

Interest	Subject to the adjustment provisions described in the immediately-following paragraph, interest on the notes will accrue at the rate of % per year, payable semiannually in arrears on and of each year, beginning on , 2013.

The interest rate payable on the notes will be subject to adjustment from time to time if the credit rating assigned to the notes is downgraded (or subsequently upgraded), as described under “Description of the Notes—Interest Rate Adjustment.”

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, prior to , 2022 (three months prior to their maturity date) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption”), plus              basis points;

plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date. We may also redeem the notes at any time in whole or from time to time in part on or after , 2022 (three months prior to their maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•

rank equally in right of payment with all of our existing and future unsubordinated indebtedness, including our guarantee of borrowings under the $1.1 billion revolving credit facility, referred to in this prospectus supplement as our credit facility, under which our finance subsidiary, Jones Lang LaSalle Finance B.V., or JLL Finance, is the borrower;

•	be effectively subordinated to all of our existing and future secured indebtedness, if any, to the extent of the collateral securing such indebtedness; and

•

be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including borrowings by JLL Finance under our credit facility and guarantees of those borrowings by other subsidiaries of ours and borrowings under the warehouse facility maintained by a subsidiary of ours, referred to in this prospectus supplement as the warehouse facility. The notes will not be guaranteed by any of our subsidiaries.

As of September 30, 2012, the notes would have been effectively subordinated to $572 million of indebtedness under our credit facility, $290.2 million of deferred business acquisition obligations of our subsidiaries, $94.7 million of other indebtedness (other than intercompany debt) of our subsidiaries and $1.1 billion of other, principally ordinary-course, liabilities of our subsidiaries (including trade payables, accrued compensation and employee benefits and liabilities attributable to noncontrolling interests). We had no secured indebtedness as of September 30, 2012.

Repurchase upon Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Notes—Change of Control.”

Covenants	The indenture governing the notes contains covenants for the benefit of noteholders. These covenants restrict our ability to:

•	incur liens;

•	enter into sale and lease-back transactions; or

•	consolidate, merge or sell or transfer all or substantially all of our assets.

These covenants are, however, subject to important exceptions, which are described in this prospectus supplement. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We estimate that we will receive proceeds from this offering of approximately $ , net of underwriting discounts and estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, but initially to reduce the outstanding borrowings under our credit facility.

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in this prospectus supplement in “Risk Factors” beginning on page S-18, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Governing Law	New York

Trustee	The Bank of New York Mellon Trust Company, National Association

Conflicts of Interest	Affiliates of Barclays Capital Inc. and Wells Fargo Securities, LLC, which are participating underwriters, are lenders under our credit facility and, as such, may receive more than 5% of the net offering proceeds, not including underwriting compensation. Accordingly, those participating underwriters may have a “conflict of interest,” as defined by Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Therefore the offering will be conducted in accordance with FINRA Rule 5121(a).

Summary Consolidated Financial and Other Data

The following summary consolidated financial and other data should be read together with our Financial Statements and Supplementary Data for the year ended December 31, 2011 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in the accompanying prospectus; our unaudited financial statements for the quarter ended September 30, 2012 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, incorporated by reference in the accompanying prospectus; and our consolidated financial statements and related notes included elsewhere in this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

We derived the summary consolidated statement of operations data and other financial data for each of the years ended December 31, 2011, 2010 and 2009 and the summary consolidated balance sheet data as of December 31, 2011 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus supplement. We derived the summary consolidated statement of operations data and other financial data for each of the years ended December 31, 2008 and 2007 and the summary consolidated balance sheet data as of December 31, 2009, 2008 and 2007 from audited consolidated financial statements of ours that are not included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We derived the summary consolidated statement of operations data and other financial data for the nine months ended September 30, 2012 and 2011 and the summary consolidated balance sheet data as of September 30, 2012 from our unaudited consolidated financial statements included elsewhere in this prospectus supplement, and we derived the summary consolidated balance sheet data as of September 30, 2011 from unaudited consolidated financial statements of ours that are not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. These unaudited consolidated financial statements include, in management’s opinion, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of our consolidated financial statements for the periods and at the dates presented. Certain prior year amounts have been reclassified to conform to the current year presentation.

Historical results are not indicative of future performance. Operating results for the nine months ended September 30, 2012 do not necessarily indicate the results that can be expected for the year ending December 31, 2012.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Statement of Operations Data:
Revenue	$2,684,126	$2,436,368	$3,584,544	$2,925,613	$2,480,736	$2,697,586	$2,652,075

Operating income	138,505	131,986	251,205	260,658	116,404	151,463	342,320
Interest expense, net of interest income	24,837	27,218	35,591	45,802	55,018	30,568	13,064
Gain on sale of investments	—	—	—	—	—	—	6,129
Equity earnings (losses) from real estate ventures	22,500	2,682	6,385	(11,379)	(58,867)	(5,462)	12,216
Income before provision for income taxes and noncontrolling interest	136,168	107,450	221,999	203,477	2,519	115,433	347,601
Provision for income taxes	34,587	26,863	56,387	49,038	5,677	28,743	87,595

Net income (loss)	101,581	80,587	165,612	154,439	(3,158)	86,690	260,006

Net income attributable to noncontrolling interest	603	1,121	1,228	537	437	1,807	2,174

Net income (loss) attributable to the Company	100,978	79,466	164,384	153,902	(3,595)	84,883	257,832

Dividends on unvested common stock, net of tax	253	236	387	378	514	1,368	1,342

Net income (loss) attributable to common shareholders	$100,725	$79,230	$163,997	$153,524	$(4,109)	$83,515	$256,490

Other Financial Data:
EBITDA(1)	$218,859	$193,811	$338,807	$319,937	$139,921	$233,410	$412,729
Cash flows provided by (used in):
Operating activities	34,288	(41,175)	211,338	384,270	250,554	33,365	409,418
Investing activities	(135,557)	(336,163)	(389,316)	(90,876)	(85,725)	(445,211)	(258,502)
Financing activities	42,545	211,112	110,535	(110,760)	(141,459)	379,159	(122,948)

Other Data (end of period):
Assets under management(2)	$46,700,000	$47,900,000	$47,700,000	$41,300,000	$39,900,000	$46,200,000	$49,700,000
Total square feet under management	2,577,000	2,015,000	2,098,000	1,784,000	1,569,000	1,353,000	1,235,000

Balance Sheet Data (end of period):
Cash and cash equivalents	$125,730	$85,671	$184,454	$251,897	$69,263	$45,893	$78,580
Total current assets	1,269,090	1,191,973	1,300,884	1,194,841	939,918	999,768	1,070,976
Goodwill, with indefinite useful lives	1,816,944	1,752,094	1,751,207	1,444,708	1,441,951	1,448,663	694,004
Other long-term assets(3)	967,976	815,371	880,545	710,312	715,064	628,594	526,894
Total debt(4)	602,775	620,853	528,091	226,200	198,399	508,512	43,590
Total liabilities	2,195,159	2,117,684	2,238,256	1,777,926	1,714,319	2,005,220	1,273,069
Total shareholders’ equity	1,852,973	1,638,352	1,691,129	1,568,931	1,378,929	1,067,682	1,010,533

(1)	EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors and lenders as one of the primary metrics for evaluating operating debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA also is used in the calculations of certain covenants related to our revolving credit facility. However, EBITDA should not be considered as an alternative either to net income (loss) or net cash provided by operating activities, both of which are determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Because EBITDA is not calculated under U.S. GAAP, our EBITDA may not be comparable to similarly titled measures used by other companies.

Below is a reconciliation of our net income (loss) attributable to common shareholders to EBITDA:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Net income (loss) attributable to common shareholders	$100,725	$79,230	$163,997	$153,524	$(4,109)	$83,515	$256,490
Interest expense, net of interest income	24,837	27,218	35,591	45,802	55,018	30,568	13,064
Provision for income taxes	34,587	26,863	56,387	49,038	5,677	28,743	87,595
Depreciation and amortization	58,710	60,500	82,832	71,573	83,335	90,584	55,580

EBITDA	$218,859	$193,811	$338,807	$319,937	$139,921	$233,410	$412,729

Below is a reconciliation of our net cash provided by operating activities, the most comparable cash flow measure on the statements of cash flows, to EBITDA:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands)
Net cash provided by (used in) operating activities	$34,288	$(41,175)	$211,338	$384,270	$250,554	$33,365	$409,418
Interest expense, net of interest income	24,837	27,218	35,591	45,802	55,018	30,568	13,064
Provision for income taxes	34,587	26,863	56,387	49,038	5,677	28,743	87,595
Change in working capital and non-cash expenses	125,147	180,905	35,491	(159,173)	(171,328)	140,734	(97,348)

EBITDA	$218,859	$193,811	$338,807	$319,937	$139,921	$233,410	$412,729

(2)	Assets under management represent the aggregate fair market value or cost basis (where an appraisal is not available) of assets managed by our Investment Management segment. Assets under management data for separate account and fund management amounts are reported based on a one quarter lag.
(3)	Other long-term assets include all long-term assets except for goodwill, with indefinite useful lives.
(4)	Total debt includes long-term borrowing under our credit facility and short-term borrowing, primarily local overdraft facilities. See “Description of Certain Other Indebtedness.”

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated and should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” represents net earnings before income taxes, and certain adjustments for activity relative to equity earnings, plus fixed charges, less capitalized interest. Fixed charges consist of interest expense, including amortization of debt discount and financing costs, capitalized interest and one-third of rental expense, which we believe is representative of the interest component of rental expense. The ratio of earnings to fixed charges for the nine months ended September 30, 2012 is not necessarily indicative of what our ratio of earnings to fixed charges will be for the full fiscal year ending December 31, 2012.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	3.04x	2.76x	3.71x	3.54x	1.65x	2.67x	8.23x

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the SEC that are incorporated by reference herein and therein and, in particular, the risk factors described below and the risk factors of Jones Lang LaSalle in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in the accompanying prospectus, before making an investment decision. The risk factors described below or incorporated by reference in the accompanying prospectus are not the only risks we or holders of the notes face. Additional risks not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect holders of the notes, and even the risks described below or in the risk factors incorporated by reference in the accompanying prospectus may adversely affect our business or holders of the notes in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment in the notes. In the remainder of this “Risk Factors” section, the terms “we,” “us” and “our” refer to Jones Lang LaSalle Incorporated only and not to any of its subsidiaries.

Risks Relating to the Notes

We are a holding company dependent on our subsidiaries for cash to service our debt.

Jones Lang LaSalle Incorporated is a holding company with no revenue-generating operations of its own. Our only significant assets are, and we expect our only significant assets will be, the outstanding capital stock and equity interests of our subsidiaries that are owned directly by us. We conduct, and intend to conduct, our business operations through our subsidiaries. Accordingly, our primary source of cash to pay our obligations is distributions and other transfers from our subsidiaries of their net earnings and cash flows. We cannot assure you that our subsidiaries will be able to, or will be permitted to, make distributions or other transfers to us that will enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive sufficient distributions or other transfers from our subsidiaries, we may be unable to make the required principal and interest payments on our indebtedness, including the notes.

Any of our secured debt will have claims with respect to the assets securing that debt that are superior to those of the notes.

The indenture governing the notes allows us and our subsidiaries to incur secured debt, subject to certain limitations that are subject to important exceptions. Our other debt instruments permit us and our subsidiaries to incur a substantial amount of indebtedness that can be secured by our and our subsidiaries’ assets. Any of our secured debt will be effectively senior to the notes to the extent of the value of the assets securing that secured debt or the amount of that secured debt outstanding, whichever is less. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations on the secured debt before any payment could be made on the notes. To the extent that those assets cannot satisfy our secured debt in full, the holders of our secured debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. At September 30, 2012, we did not have any outstanding secured debt; however, we may issue secured debt in the future.

The notes will be effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments, including trade payables and lease obligations, of our subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries, and we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. As of September 30, 2012, the notes would have been effectively subordinated to $572 million of indebtedness of our subsidiaries under our credit facility, $290.2 million of deferred business acquisition obligations of our subsidiaries, $94.7 million of other indebtedness (other than intercompany debt) of our subsidiaries and $1.1 billion of other, principally ordinary-course, liabilities of our subsidiaries (including trade payables, accrued compensation and employee benefits and liabilities attributable to noncontrolling interests). The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization is subordinated effectively to the claims of that subsidiary’s creditors. As noteholders’ claims to the assets of our subsidiaries are derivative of our equity claims in our subsidiaries, the claims of our subsidiaries’ creditors are superior to any claims of the noteholders to any assets of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

An active trading market may not develop for the notes.

The notes are a new issue of securities for which there are no established trading markets. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their sole discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects and/or financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market for the notes will develop or be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The indenture governing the notes contains limited covenants and does not restrict the amount of additional debt that we and our subsidiaries may incur or limit other activities that could adversely affect our ability to satisfy our obligations under the notes.

The indenture governing the notes contains limited covenants that may not protect your investment in the notes. In particular, the notes and the indenture governing the notes do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries and permits us and our subsidiaries to incur secured debt subject to certain limitations. The incurrence of additional debt by us or any of our subsidiaries may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations under the notes, decreasing the market value of the notes and increasing the risk that the credit rating of the notes is lowered or withdrawn. In addition, the notes and the indenture governing the notes do not restrict our ability to, among other things, repurchase our common stock, make investments or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes. The ability of us and our subsidiaries to use funds for numerous purposes may limit the funds available to us to satisfy our obligations under the notes. Furthermore, the indenture governing the notes contains only limited protections in the event of a Change of Control Triggering Event as described in this prospectus supplement. The indenture governing the notes also does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event described in this prospectus supplement, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control.”

Noteholders may not be able to determine when a change of control has occurred giving rise to such holders’ rights to having their notes repurchased by us following a sale of “all or substantially all” of our assets.

The “Change of Control” definition applicable to the notes as described in “Description of the Notes—Change of Control” includes a clause relating to the sale, conveyance, transfer or lease of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, a noteholder’s ability to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to another person may be uncertain in some circumstances.

The provisions of the notes will not necessarily protect holders of the notes in the event of a highly leveraged transaction.

The terms of the notes and the indenture governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect holders of the notes, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into such a transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the credit ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of the notes may decline.

Our credit ratings may not reflect all risks of an investment in the notes; changes in our credit ratings may adversely affect the value of the notes.

Any credit ratings assigned to the notes will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will in each case reflect only the view of the issuing rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the relevant rating agency. Credit ratings are not recommendations to buy, sell or hold securities, and there can be no assurance that any such rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Each rating should be evaluated independently of any other rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

We estimate that we will receive proceeds from this offering of approximately $                    , net of underwriting discounts and estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, but initially to reduce the outstanding borrowings under our credit facility. As of October 26, 2012, borrowings under our credit facility had an average interest rate of approximately 1.6% and mature on June 24, 2016. The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations and the anticipated growth of our business. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering.

Affiliates of certain of the underwriters act as agents and/or lenders under our credit facility and will receive a portion of the net proceeds of this offering in connection with the partial repayment of borrowings under our credit facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term borrowings and total capitalization as of September 30, 2012, on an actual basis and on an as adjusted basis to give effect to this offering and application of the net proceeds from this offering initially to reduce the outstanding borrowings under our credit facility. This table should be read together with “Use of Proceeds,” “Description of Certain Other Indebtedness” and our consolidated financial statements, including the accompanying notes, appearing elsewhere in this prospectus supplement; Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data for the year ended December 31, 2011 in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in the accompanying prospectus; and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, incorporated by reference in the accompanying prospectus.

	As of September 30, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$125,730		$125,730

Short-term borrowings
Warehouse facility(1)	$54,140		$54,140
Other(2)	30,775		30,775

Total short-term borrowings	$84,915		$84,915

Long-term debt
Credit facility(3)(4)	$572,000	$
Notes offered hereby	—

Total long-term debt	572,000

Deferred business acquisition obligations(5)	290,191		290,191

Company shareholders’ equity
Common stock, $.01 par value per share, 100,000,000 shares authorized; 44,043,059 shares issued and outstanding	440		440
Additional paid-in capital	926,114		926,114
Retained earnings	919,184		919,184
Shares held in trust	(7,599)		(7,599)
Accumulated other comprehensive loss	14,834		14,834

Total Company shareholders’ equity	1,852,973		1,852,973
Noncontrolling interest	5,878		5,878

Total equity	1,858,851		1,858,851

Total capitalization	$2,721,042	$

(1)

An indirect wholly owned subsidiary of Jones Lang LaSalle Incorporated maintains an uncommitted warehouse facility to fund warehouse receivables in connection with the subsidiary’s originations, sale and servicing of commercial mortgages as a Federal Home Loan Mortgage Corporation (Freddie Mac) Program Plus® Seller/Servicer. At September 30, 2012, we had $54.1 million outstanding under the warehouse facility. See “Description of Certain Other Indebtedness—Warehouse Facility.”

(2)	Includes capital lease obligations and borrowings under local overdraft facilities. At September 30, 2012, we had short-term borrowings of $30.8 million outstanding, of which $24.8 million was attributable to local overdraft facilities. Under the local overdraft facilities, we have the capacity to borrow up to $46.7 million. See “Description of Certain Other Indebtedness—Certain Other Debt.”

(3)	Our credit facility provides for revolving borrowings of up to $1.1 billion and has a maturity date of June 24, 2016. At October 26, 2012, we had borrowings of $614 million outstanding under our credit facility at a weighted average interest rate of 1.6% per annum and $17.3 million in letters of credit outstanding. See “Description of Certain Other Indebtedness—Credit Facility.”
(4)	Estimated net proceeds of $ will be initially used to reduce the outstanding borrowings under our credit facility. See “Use of Proceeds.”
(5)	Represents the current discounted values of payments to sellers of businesses for which our acquisition has closed as of the applicable balance sheet date and for which the only remaining condition on those payments is the passage of time. Includes $184.0 million payable in less than one year. Amount shown does not reflect potential earn-out payments of up to $148.0 million at September 30, 2012 that are subject to the achievement of performance conditions.

BUSINESS

Company Overview

Background

Jones Lang LaSalle Incorporated was incorporated in 1997. Jones Lang LaSalle is a financial and professional services firm specializing in real estate. We offer integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. We have over 200 corporate offices worldwide and operations in more than 1,000 locations in 70 countries. We have approximately 47,000 employees, including 27,100 employees whose costs our clients reimburse. We offer comprehensive integrated real estate and investment management services on a local, regional and global basis to owner, occupier and investor clients. We are an industry leader in property and corporate facilities management services, with a portfolio of approximately 2.6 billion square feet worldwide as of September 30, 2012. We deliver an array of Real Estate Services across our three geographic business segments: (1) the Americas, (2) Europe, Middle East and Africa (EMEA), and (3) Asia Pacific. LaSalle Investment Management, a wholly owned member of the Jones Lang LaSalle group that comprises our fourth business segment, is one of the world’s largest and most diversified real estate investment management firms with $47 billion of assets under management as of September 30, 2012.

In 2011, we generated revenue of $3.6 billion across our four business segments, a 23% increase from 2010, and in the nine months ended September 30, 2012 we generated revenue of $2.7 billion, a 10% increase from the nine months ended September 30, 2011. We believe that we are well positioned to take advantage of the opportunities in a consolidating industry and to navigate successfully the dynamic markets in which we compete worldwide.

For discussion of our segment results please see “Results of Operations” and “Market Risks” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, incorporated by reference in the accompanying prospectus, “Results of Operations” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Market and Other Risk Factors” in Quantitative and Qualitative Disclosures about Market Risk in our most recent Quarterly Report on Form 10-Q, incorporated by reference in the accompanying prospectus, as well as Note 3, Business Segments, in the notes to our audited consolidated financial statements appearing elsewhere in this prospectus supplement and Note 4, Business Segments, in the notes to our unaudited consolidated financial statements appearing elsewhere in this prospectus supplement.

The broad range of real estate services we offer includes:

• Agency leasing	• Capital markets

• Tenant representation	• Real estate investment banking / merchant banking

• Property management	• Corporate finance

• Facilities management / outsourcing	• Hotel advisory

• Project and development management / construction	• Energy and sustainability services

• Valuations	• Value recovery and receivership services

• Consulting	• Investment management

We offer these services locally, regionally and globally to real estate owners, investors and occupiers for a variety of property types, including:

• Offices	• Multi-family residential and military housing

• Hotels	• Critical environments and data centers

• Industrial properties	• Sports facilities

• Retail properties	• Cultural facilities

• Healthcare and laboratory facilities	• Transportation centers

Individual regions and markets may focus on different property types to a greater or lesser extent depending on local requirements, market conditions and the opportunities we perceive.

We work for a broad range of clients who represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size. They include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities. Increasingly, we are offering services to middle-market companies seeking to outsource real estate services. Through our LaSalle Investment Management subsidiary, we invest for clients on a global basis in both (1) publicly traded real estate securities and (2) private real estate assets.

The attributes that enhance our services and distinguish our firm include our:

•	Integrated global business model;

•	Industry-leading research capabilities;

•	Focus on client relationship management;

•	Consistent worldwide service delivery and integrity;

•	Ability to deliver innovative solutions to assist our clients in maximizing the value of their real estate portfolios;

•	Strong brand and reputation; and

•	Strong financial position.

We have grown our business by expanding our client base and the range of our services and products, both organically and through a series of strategic acquisitions and mergers. Our extensive global platform and in-depth knowledge of local real estate markets enable us to serve as a single-source provider of solutions for the full spectrum of real estate needs of our clients. We first began to establish this network of services across the globe through the 1999 merger of the Jones Lang Wootton companies (JLW, founded in England in 1783) with those of LaSalle Partners Incorporated (LaSalle Partners, founded in the United States in 1968).

Jones Lang LaSalle History and Acquisition Activities

Prior to our incorporation in Maryland in April 1997 and our initial public offering (the Offering) of 4,000,000 shares of common stock in July 1997, Jones Lang LaSalle conducted its real estate services and investment management businesses as LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (collectively, the Predecessor Partnerships). Immediately prior to the Offering, the general and limited partners of the Predecessor Partnerships contributed all of their partnership interests in the Predecessor Partnerships in exchange for an aggregate of 12,200,000 shares of common stock.

Since 2005, we have completed over 40 acquisitions as part of our global growth strategy. These strategic acquisitions have given us additional market share in key markets, expanded our capabilities in certain service areas and further broadened the global platform we make available to our clients. These acquisitions have increased our presence and product offering globally, and have included acquisitions in England, Scotland, Finland, France, Germany, the Netherlands, Spain, Turkey, Dubai, South Africa, Hong Kong, Singapore, Japan, Indonesia, India, the Philippines, Australia, Canada, Brazil and the United States.

In July 2008, we acquired Staubach Holdings Inc. (Staubach), a U.S. real estate services firm specializing in tenant representation. Staubach, with 1,000 employees, significantly enhanced our presence in key markets across the United States and made us an industry leader in local, national and global tenant representation. The Staubach acquisition also established us as the market leader in public sector services and added scale to our industrial brokerage, investment sales, corporate finance and project and development services.

In May 2011, we completed the acquisition of King Sturge, a United Kingdom-based international property consultancy. The King Sturge acquisition, which further extends our historical roots back to its founding in 1760, significantly enhanced the strength and depth of our service capabilities in the United Kingdom and in continental Europe, adding approximately 1,400 employees.

We are considering, and will continue to consider, acquisitions that we believe will strengthen our market positions, expand our service offerings, increase our profitability and supplement our organic growth. However, there is no assurance that we will engage in acquisition activity in the future at the same pace as we have in the past.

Value Drivers for Growth and Superior Client Service

Our mission is to deliver exceptional strategic, fully integrated services and solutions for real estate owners, occupiers and investors worldwide. We deliver a combination of services, skills and expertise on an integrated global platform that we own (and do not franchise), which we believe sets us apart from our competitors. While we face high-quality competition, we also believe that we have a unique set of attributes that makes us the best choice for clients seeking real estate and investment management services. We have the size and scale of resources necessary to provide the expertise of the Firm wherever clients need it. Our culture of teamwork and collaboration means that we can marshal those resources to deliver the greatest possible value and results. Our “client first” orientation means that our people focus on how we can best provide what our clients need and want.

Consultancy practices typically do not share our implementation expertise or local market awareness. Investment banking and investment management competitors generally possess neither our local market knowledge nor our real estate service capabilities. Traditional real estate firms lack our financial expertise and operating consistency. Other global competitors, which we believe often franchise at least some of their offices through separate owners, do not have the same level of business coordination or consistency of delivery that we can provide through our network of wholly owned offices, directly employed personnel and integrated information technology, human resources and financial systems. That network also permits us to promote a high level of integrity throughout the organization and to use our diverse and welcoming culture as a competitive advantage in developing clients, recruiting employees and acquiring businesses.

Key value drivers distinguish our business activities:

•	Our integrated global services platform;

•	The quality and worldwide reach of our research function;

•	Our focus on client relationship management as a means to provide superior client service;

•	Our reputation for consistent and trustworthy worldwide service delivery, as measured by our creation of best practices and by the skills, experience, collaborative nature and integrity of our people;

•	Our ability to deliver innovative solutions to assist our clients in maximizing the value of their real estate portfolios;

•	The strength of our brand; and

•	The strength of our financial position.

We have designed our business model to create value for our clients, our shareholders and our employees. Based on our established presence in, and intimate knowledge of, local real estate and capital markets worldwide, and supported by our investments in thought leadership, technology and the use of the Internet to gather and communicate information relevant to our constituencies, we believe that we create value for clients by addressing their local, regional and global real estate needs as well as their broader business, strategic, operating and financial goals. Our financial position, which we believe is the strongest in our industry, and our reputation for integrity, which we also believe is the strongest in the industry, give our clients confidence in our long-term ability to meet our obligations to them. We also believe that the ability to create and deliver value to our clients drives our own ability to grow our business and improve profitability and shareholder value. In doing so, we enable our people to demonstrate their technical competence and advance their careers by taking on new and increased responsibilities within a dynamic environment as our business expands geographically, adds adjacent service offerings and develops in sophistication.

Global Strategic Priorities

To continue to create new value for our clients, shareholders and employees, we have identified five strategic priorities, which we call the G5.

G1: Build Our Leading Local and Regional Service Operations. Our strength in local and regional markets determines the strength of our global service capabilities. Our financial performance also depends, in great part, on the business we source and execute locally from our over 200 wholly owned offices around the world. We continually seek to leverage our established business presence in the world’s principal real estate markets in order to provide expanded and adjacent local and regional services without a proportionate increase in infrastructure costs. We believe that these capabilities will continue to set us apart and make us more attractive to current and prospective clients as well as to revenue generating employees such as brokers and client relationship managers.

G2: Strengthen Our Leading Position in Corporate Solutions. The accelerating trends of globalization, cost cutting, energy management and the outsourcing of real estate services by corporate occupiers support our decision to emphasize a truly global Corporate Solutions business to serve their needs comprehensively. This service delivery capability helps us create new client relationships, particularly as companies turn to the outsourcing of their real estate as a way to manage expenses and enhance sustainability. These services have proven to be counter-cyclical as we have seen demand for them strengthen when the economy has weakened. In addition, a number of corporate clients are demanding the multi-regional capabilities that we can deliver.

G3: Capture the Leading Share of Global Capital Flows for Investment Sales. Our focus on further developing our ability to provide global Capital Markets services reflects the increasingly international nature of cross-border money flows into real estate and the global marketing of real estate assets. Our real estate investment banking capability helps provide capital and other financial solutions by which our clients can maximize the value of their real estate.

G4: Strengthen LaSalle Investment Management’s Leadership Position. With its integrated global platform, LaSalle Investment Management is well positioned to serve institutional real estate investors looking for attractive opportunities around the world. We are focused on helping our LaSalle Investment Management business develop and offer new products quickly and extend its portfolio capabilities into promising new markets in order to enhance that position. We continue to maintain strong offerings in core products to meet the demand from clients who seek investments in the most stable and mature real estate markets.

G5: Connections: Differentiate by Connecting Across the Firm and with Clients. To create real value and new opportunities for our clients, shareholders and employees, we are working to strengthen and fully leverage the links between our people, service lines and geographies worldwide to better connect with our clients and put the Firm’s global expertise and experience to work for them. This includes constantly striving to leverage use of the Internet and emerging social media to gather and disseminate information that will be useful to our clients, employees, vendors and other constituencies.

We have committed resources to each of the G5 priorities in past years and expect we will continue to do so in the future. This strategy has helped us to weather economic downturns, continue to grow market share, expand our services by developing adjacent offerings and take advantage of new opportunities as they arise. By continuing to invest in the future based on how our strengths can support the needs of our clients, we intend to maintain and expand our position as an industry leader. Although our fundamental business strategies remain intact, each of our businesses continually reevaluates how it can best serve our clients as their needs change and as real estate markets, credit markets, economies and political environments exhibit changes, which in each case may be dramatic and unpredictable.

Business Segments

We report our operations as four business segments. We manage our Real Estate Services product offerings geographically as (1) the Americas, (2) Europe, Middle East and Africa (EMEA), and (3) Asia Pacific, and we manage our investment management business globally as (4) LaSalle Investment Management. See “Results of Operations” within Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, as well as the notes to consolidated financial statements incorporated by reference herein or stated elsewhere, for financial information discussed by segment.

Real Estate Services: Americas, EMEA and Asia Pacific

To address the needs of real estate owners and occupiers, we provide a full range of integrated property, project management and transaction services locally, regionally and globally through our Americas, EMEA and Asia Pacific operating segments. We organize our real estate services according to five major product categories:

•	Leasing Services;

•	Property and Facilities Management;

•	Project and Development Services;

•	Capital Markets and Hotels; and

•	Advisory, Consulting and Other Services.

Across these five broad real estate services categories, we leverage our deep real estate expertise and experience within the Firm to provide innovative solutions for our clients. A description of these product categories and the services we provide within them follows:

1. Leasing Services

Agency Leasing Services executes marketing and leasing programs on behalf of investors, developers, property companies and public entities to secure tenants and negotiate leases with terms that reflect our clients’ best interests. In 2011, we completed approximately 15,950 agency leasing transactions representing approximately 198 million square feet of space. We typically base our agency leasing fees on a percentage of the value of the lease revenue commitment for consummated leases.

Tenant Representation Services establishes strategic alliances with clients to deliver ongoing assistance to meet their real estate needs, and to help them evaluate and execute transactions to meet their occupancy requirements. Tenant Representation Services is also an important component of our local market services. We assist clients by defining space requirements, identifying suitable alternatives, recommending appropriate occupancy solutions, and negotiating lease and ownership terms with landlords. We help our clients lower their real estate costs, minimize real estate occupancy risks, improve occupancy control and flexibility, and create more productive office environments. We employ a multi-disciplinary approach to develop occupancy strategies linked to our clients’ core business objectives.

We determine Tenant Representation Services fees on a negotiated fee basis and in various markets landlords may be responsible for paying them. Fees often reflect performance measures related to targets that we and our clients establish prior to engagement or, in the case of strategic alliances, at future annual intervals. We use quantitative and qualitative measurements to assess performance relative to these goals, and incentive fees may be awarded for superior performance. In 2011, we completed approximately 12,960 tenant representation transactions representing approximately 349 million square feet of space.

2. Property and Facilities Management

Property Management Services provides on-site management services to real estate owners for office, industrial, retail and specialty properties. We seek to leverage our market share and buying power to deliver superior service and value to clients. Our goal is to enhance our clients’ property values through aggressive day-to-day management. We may provide services through our own employees or through contracts with third-party providers (as to which we may act in a principal capacity or hire as an agent for our clients). We focus on maintaining high levels of occupancy and tenant satisfaction while lowering property operating costs. During 2011, we provided on-site property management services for properties totaling approximately 1.2 billion square feet.

We typically provide property management services through an on-site general manager and staff. We support them with regional supervisory teams and central resources in such areas as training, technical and environmental services, accounting, marketing and human resources. Our general managers are responsible for property management activities, client satisfaction and financial results. We do not compensate them with commissions, but rather with a combination of base salary and a performance bonus that is directly linked to results they produce for their clients. Increasingly, management agreements provide for incentive compensation relating to operating expense reductions, gross revenue or occupancy objectives or tenant satisfaction levels. Consistent with industry custom, management contract terms typically range from one to three years, but may be canceled at any time following a short notice period, usually 30 to 60 days.

Integrated Facilities Management Services provides comprehensive portfolio and property management services to corporations and institutions that outsource the management of the real estate they occupy. Properties under management range from corporate headquarters to industrial complexes. During 2011, Integrated Facilities Management Services managed approximately 855 million square feet of real estate for its clients. Our target clients typically have large portfolios (usually over 1 million square feet) that offer significant opportunities to reduce costs and improve service delivery. The competitive trends of globalization, outsourcing and offshoring have prompted many of these clients to demand consistent service delivery worldwide and a single point of contact from their real estate service providers. We generally develop performance measures to quantify the progress we make toward goals and objectives that we have mutually determined. Depending on client needs, our Integrated Facilities Management Services units, either alone or partnering with other business units, provide services that include portfolio planning, property management, agency leasing, tenant representation, acquisition, finance, disposition, project management, development management, energy and sustainability services and land advisory services. We may provide services through our own employees or through contracts with third-party providers (as to which we may act in a principal capacity or which we may hire as an agent for our clients).

Our Integrated Facilities Management Services units are compensated on the basis of negotiated fees that we typically structure to include a base fee and a performance bonus. We base performance bonus compensation on a quantitative evaluation of progress toward performance measures and regularly scheduled client satisfaction surveys. Integrated Facilities Management Services agreements are typically three to five years in duration, but they also are cancelable at any time upon a short notice period, usually 30 to 60 days, as is typical in the industry.

We also provide lease administration and auditing services, helping clients to centralize their lease management processes. Whether clients have a small number of leases or a global portfolio, we assist them by reducing costs associated with incorrect lease charges, right-sizing their portfolios through lease options, identifying underutilized assets and ensuring Sarbanes-Oxley compliance to mitigate risk.

In the United States, we provide Mobile Engineering Services to banks and other clients with large portfolios of sites. Rather than using multiple vendors to perform facility services, these companies hire Jones Lang LaSalle to provide HVAC, electrical and plumbing services, and general interior repair and maintenance. Our multi-disciplined mobile engineers serve numerous clients in a specified geographic area, performing multiple tasks in a single visit and taking ownership of the operational success of the sites they service. This service delivery model reduces clients’ operating costs by bundling on-site services and reducing travel time between sites.

3. Project and Development Services

Project and Development Services provides a variety of services to tenants of leased space, owners in self-occupied buildings and owners of real estate investments. These include conversion management, move management, construction management and strategic occupancy planning services. Project and Development Services frequently manages relocation and build-out initiatives for clients of our Property Management Services, Integrated Facilities Management Services and Tenant Representation Services units. Project and Development Services also manages all aspects of development and renovation of commercial projects for our clients, including in some cases as a general contractor. Additionally, we provide these services to public-sector clients, particularly to military and government entities and educational institutions, primarily in the United States and to a more limited but growing extent in other countries.

Our Project and Development Services business is generally compensated on the basis of negotiated fees. Client contracts are typically multi-year in duration and may govern a number of discrete projects, with individual projects being completed in less than one year.

In EMEA, we provide fit-out and refurbishment services under the Tetris brand, which we retained from an acquisition that our French business previously made.

4. Capital Markets and Hotels

Capital Markets Services includes institutional property sales and acquisitions, real estate financings, private equity placements, portfolio advisory activities, and corporate finance advice and execution. We are also a Freddie Mac Program Plus® Seller/Servicer and operate a multi-family lending and commercial loan servicing platform. Real Estate Investment Banking Services includes sourcing capital, both in the form of equity and debt, derivatives structuring and other traditional investment banking services designed to assist investor and corporate clients in maximizing the value of their real estate. To meet client demands to market real estate assets internationally and to invest outside of their home markets, our Capital Markets Services teams combine local market knowledge with our access to global capital sources to provide superior execution in raising capital for real estate assets. By researching, developing and introducing innovative new financial products and strategies, Capital Markets Services is also integral to the business development efforts of our other businesses.

Clients typically compensate Capital Markets Services units on the basis of the value of transactions completed or securities placed. In certain circumstances, we receive retainer fees for portfolio advisory services.

Real Estate Investment Banking fees are generally transaction-specific and conditioned upon the successful completion of the transaction.

We also deliver Capital Markets Services for hotel and hospitality assets and portfolios on a global basis including investment sales, mergers and acquisitions, and financing. We provide services to assets that span the hospitality spectrum: luxury properties; resorts; select service and budget hotels; golf courses; theme parks; casinos; spas; and pubs.

We provide Value Recovery Services to owners, investors and occupiers to help them analyze the impact of a possible financial downturn on their assets and identify solutions that allow them to respond decisively. In this area, we address the operational and occupancy needs of banks and insurance companies that are merging with or acquiring other institutions. We assist banks and insurance companies with challenged assets and liabilities on their balance sheets by providing valuations, asset management, loan servicing and disposition services. We provide receivership services and special asset servicing capabilities to lenders, loan servicers and financial institutions that need help managing defaulted real estate assets. In addition, we provide valuation, asset management and disposition services to government entities to maximize the value of owned securities and assets acquired from failed financial institutions or from government relief programs. We also assist owners by identifying potentially distressed properties and the major occupiers who are facing challenges.

5. Advisory, Consulting and Other Services

Valuation Services provides clients with professional valuation services and helps them determine market values for office, retail, industrial and mixed-use properties. Such services may involve valuing a single property or a global portfolio of multiple property types. We conduct valuations, which typically involve commercial property, for a variety of purposes, including acquisitions, dispositions, debt and equity financings, mergers and acquisitions, securities offerings (including initial public offerings) and privatization initiatives. Clients include occupiers, investors and financing sources from the public and private sectors. For the most part, our valuation specialists provide services outside of the United States. We usually negotiate compensation for valuation services based on the scale and complexity of each assignment, and our fees typically relate in part to the value of the underlying assets.

Consulting Services delivers innovative, results-driven real estate solutions that align strategically and tactically with clients’ business objectives. We provide clients with specialized, value-added real estate consulting services in such areas as mergers and acquisitions, occupier portfolio strategy, workplace solutions, location advisory, financial optimization strategies, organizational strategy and Six Sigma process solutions. Our professionals focus on translating global best practices into local real estate solutions, creating optimal financial and operational results for our clients.

We also provide Advisory Services for hotels, including hotel valuations and appraisals, acquisition advice, asset management, strategic planning, management contract negotiation, consulting, industry research and project and development services for asset types spanning the hospitality spectrum.

We typically negotiate compensation for Consulting Services based on work plans developed for advisory services that vary based on scope and complexity of projects. For transaction services, we generally base compensation on the value of transactions that close.

We provide Energy and Sustainability Services to occupiers and investors to assist them in developing their corporate sustainability strategies, greening their real estate portfolios, reducing their energy consumption and their carbon footprint, upgrading building performance by managing Leadership in Energy and Environmental Design (LEED) construction or retrofits and providing sustainable building operations management. We have over 1,170 LEED-accredited professionals and have provided over 20,000 facilities with specialized energy evaluation services. In 2011, we documented $105 million in energy savings for our clients and reduced their greenhouse gas emissions by 587,000 metric tons.

We generally negotiate compensation for Energy and Sustainability Services for each assignment based on the scale and complexity of the project or shared savings.

Investment Management

Our global real estate investment management business, a member of the Jones Lang LaSalle group that we operate under the brand name of LaSalle Investment Management, has three priorities:

•	develop and execute customized investment strategies that meet the specific investment objectives of each of our clients;

•	provide superior investment performance; and

•	deliver uniformly high levels of service on a global basis.

We provide investment management services to institutional investors and high-net-worth individuals. We seek to establish and maintain relationships with sophisticated investors who value our global platform and extensive local market knowledge. As of September 30, 2012, LaSalle Investment Management managed $47 billion of public real estate securities and private real estate assets, making us one of the world’s largest managers of institutional capital invested in real estate assets and securities.

LaSalle Investment Management provides clients with a broad range of real estate investment products and services in the public and private capital markets. We design these products and services to meet the differing strategic, risk/return and liquidity requirements of individual clients. The range of investment alternatives includes private investments in multiple real estate property types (including office, retail, industrial, health care and multi-family residential). We act either through investment funds that LaSalle Investment Management manages or through single client account relationships (“separate accounts”). We also offer indirect public investments, primarily in publicly traded real estate investment trusts (“REITs”) and other real estate equities.

We believe the success of our investment management business comes from our investment performance, industry-leading research capabilities, experienced investment professionals, innovative investment strategies, global presence and coordinated platform, local market knowledge and strong client focus. We maintain an extensive real estate research department whose dedicated professionals monitor real estate and capital market conditions around the world to enhance current investment decisions and identify future opportunities. In addition to drawing on public sources for information, our research department utilizes the extensive local presence of Jones Lang LaSalle professionals throughout the world to gather and share proprietary insight into local market conditions.

The investment and capital origination activities of our investment management business have grown increasingly global. We have invested in direct real estate assets in 21 countries across the globe, as well as in public real estate companies traded on all major stock exchanges. We expect that cross-border investment management activities, both fund raising and investing, will continue to grow.

Private Investments in Real Estate Properties. In serving our investment management clients, LaSalle Investment Management is responsible for the acquisition, management, leasing, financing and divestiture of real estate investments across a broad range of real estate property types. LaSalle Investment Management launched its first institutional investment fund in 1979 and currently has a series of commingled investment funds, including 10 funds that invest in assets in the Americas, 11 funds that invest in assets located in Europe and nine funds that invest in assets in Asia Pacific. LaSalle Investment Management also maintains separate account relationships with investors for whom we manage private real estate investments. As of September 30, 2012, LaSalle Investment Management had approximately $36.1 billion in assets under management in commingled funds and separate accounts.

Some investors prefer to partner with investment managers willing to co-invest their own funds to more closely align the interests of the investor and the investment manager. We believe that our ability to co-invest funds alongside the investments of clients’ funds will continue to be an important factor in maintaining and continually improving our competitive position. We believe our co-investment strategy strengthens our ability to continue to raise capital for new real estate investments and real estate funds. At September 30, 2012, we had a total of $295.5 million of investments in co-investments.

We may engage in “merchant banking” activities in appropriate circumstances. These involve making investments of the Firm’s capital to acquire properties in order to seed investment management funds before they have been offered to clients. Historically, we have done this substantially through the LaSalle Investment Company structures we describe in Note 5 Investment in Real Estate Ventures of the notes to consolidated financial statements included elsewhere in this prospectus supplement. We may also provide investment capital directly.

LaSalle Investment Management conducts its operations with teams of professionals dedicated to achieving specific client objectives. We establish investment committees within each region whose members have specialized knowledge applicable to underlying investment strategies. These committees must approve all investment decisions to make private market investments. We utilize the investment committee approval process for LaSalle Investment Management’s investment funds and for all separate account relationships.

LaSalle Investment Management is generally compensated for money management services for private equity investments based on initial capital invested and managed, with additional fees tied to investment performance above benchmark levels. The terms of contracts vary by the form of investment vehicle involved and the type of service we provide. Our investment funds have various life spans, typically ranging between 5 and 10 years. Separate account advisory agreements generally have three-year terms with “at will” termination provisions, and they may include compensation arrangements that are linked to the market value of the assets under management.

Investments in Public Equity. LaSalle Investment Management also offers clients the ability to invest in separate accounts focused on public real estate equity. We invest the capital of these clients principally in publicly traded securities of REITs and property company equities. As of September 30, 2012, LaSalle Investment Management had approximately $10.6 billion of assets under management in these types of investments. LaSalle Investment Management is typically compensated by securities investment clients on the basis of the market value of assets under management.

Competition

As the result of our significant growth over the previous decade, we are now one of the two largest real estate services and investment management providers on a global basis. CBRE Group, Inc. is the other largest firm in the industry. We believe that the other similar global providers are significantly smaller in terms of revenues than the two of us. We believe that our geographic reach, scope of services and scale of resources have become sufficient to provide substantially all of the services our clients need, wherever they need them. To most effectively serve and retain current clients, and win new clients, we strive to be the best firm in our industry.

Although there has been, and we expect will continue to be, consolidation within our industry, the totality of real estate services constituting the industry remains very large and as a whole the provision of these services remains highly diverse and fragmented. Accordingly, since we provide a broad range of commercial real estate and investment management services across many geographies, we face significant competition in many different ways on an international, regional and local level. Depending on the service, we also face competition from other real estate service providers, some of which may not traditionally be thought of as such, including institutional lenders, insurance companies, investment banking firms, investment managers, accounting firms, technology firms, firms providing outsourcing services of various types (including technology or building products) and companies that self-provide their real estate services with in-house capabilities. While these competitors may be global firms that claim to have service competencies similar to ours, many are local or regional firms which, although substantially smaller in overall size, may be larger in a specific local or regional market.

Competitive Differentiators

We believe that the key value drivers we list below create several competitive differentiators. These form the basis of our market positioning as the leading firm of choice for clients seeking an integrated financial and professional services firm specializing in real estate on a global basis.

Integrated Global Services. By combining a wide range of high-quality, complementary services—and delivering them at consistently high service levels globally through wholly owned offices with directly employed personnel—we can develop and implement real estate strategies that meet the increasingly complex and far-reaching needs of our clients. We also believe that we have secured an established business presence in the world’s principal real estate markets, with the result that we can grow revenue without a proportionate increase in infrastructure costs. With operations in more than 1,000 locations in 70 countries on six continents, we have in-depth knowledge of local and regional markets and can provide a full range of real estate services around the globe. This geographic coverage, combined with the ability and willingness of our people to communicate and connect with each other across a common infrastructure platform, positions us to serve the needs of our multinational clients and manage investment capital on a global basis. We anticipate that our cross-selling potential across geographies and product lines will continue to develop new revenue sources for multiple business units within Jones Lang LaSalle.

We also anticipate that over time we will continue to develop expanded service offerings that are complementary, or adjacent, to our current offerings. An example would be providing services to multi-family residential real estate that complements our current services to commercial clients seeking to develop multi-use properties that encompass office, retail and residential space.

Industry-Leading Research and Knowledge Building; Use of the Internet. We invest in and rely on comprehensive top-down and bottom-up research to support and guide the development of real estate and investment strategy for our clients. We have approximately 330 research professionals who gather data and cover market and economic conditions around the world. Research also plays a key role in keeping colleagues throughout the organization attuned to important events and changing conditions in world markets. We facilitate the dissemination of this information to colleagues through our company-wide intranet. We are also devising new approaches through technology, including the use of the Internet and developing social media techniques, to make our research, services and property offerings more readily available to clients.

Client Relationship Management. We support our ability to deliver superior service to our clients through our ongoing investments in client relationship management and account management. Our goal is to provide each client with a single point of contact at our firm, an individual who is answerable to, and accountable for, all the activities we undertake for the client. We believe that we enhance superior client service through best practices in client relationship management, the practice of seeking and acting on regular client feedback, and recognizing each client’s own definition of excellence.

Our client-driven focus enables us to develop long-term relationships with real estate investors and occupiers. By developing these relationships, we are able to generate repeat business and create recurring revenue sources. In many cases, we establish strategic alliances with clients whose ongoing service needs mesh with our ability to deliver fully integrated real estate services across multiple business units and office locations. We support our relationship focus with an employee compensation and evaluation system designed to reward client relationship building, teamwork and quality performance, in addition to revenue development.

Consistent Service Delivery and Culture. We believe that our globally coordinated investments in research, technology, people and innovation, combined with the fact that our offices are wholly owned (rather than franchised) and our professionals are directly employed, enable us to develop, share and continually evaluate best practices across our global organization. We also believe these attributes allow us to promote a culture of internal communication and connectivity and of integrity that is unparalleled in our industry. As a result, we are able to deliver the same consistently high levels of client service and operational excellence substantially wherever our clients’ real estate investment and services needs exist.

Based on our general industry knowledge and specific client feedback, we believe we are recognized as an industry leader in technology. We possess the capability to provide sophisticated information technology systems on a global basis to serve our clients and support our employees. For example, FutureView (sm), our global portfolio optimization tool, allows corporate real estate teams with geographically diverse portfolios to identify potential rent savings by comparing their lease obligations to our firm’s sophisticated local market forecasts. OneView by Jones Lang LaSalle (sm), our client extranet technology, provides clients with detailed and comprehensive insight into their portfolios, the markets in which they operate and the services we provide to them.

For our Energy and Sustainability Services business we have developed four industry leading technology platforms designed to help our clients reduce their environmental footprint and energy costs: (1) our Upstream platform is a tool for benchmarking overall energy and environmental performance relative to similar buildings in a similar geography, (2) our Building Energy Allocation Tool (BEAT) enables a quick assessment of building energy consumption leading to opportunities for performance improvement, (3) our Portfolio Energy and Environmental Reporting (PEER) tool provides a web-based platform for ongoing energy and environmental measurement and reporting including carbon footprint assessment, and (4) our Environmental Sustainability Platform (ESP) is a real-time metering and monitoring program that enables on-line, real-time monitoring of building energy consumption. Connect (sm), our intranet technology, offers our employees easy access to the Firm’s policies, news and collective thinking regarding our experience, skills and best practices. We have also recently implemented, or are in the process of implementing, global integrated systems for finance, human resources, client relationship management and securities management and trading systems for our investment management business.

We believe that our investments in research, technology, people and thought leadership position our firm as a leading innovator in our industry. Our various research initiatives investigate emerging trends and help us anticipate future conditions and shape new services to benefit our clients. Professionals in our Consulting Services practices identify and respond to shifting market and business trends to address changing client needs and opportunities. LaSalle Investment Management relies on our comprehensive investigation of global real estate and capital markets to develop new investment products and services tailored to the specific investment goals and risk/return objectives of our clients. We believe that our commitment to innovation helps us secure and maintain profitable long-term relationships with the clients we target: the world’s leading real estate owners, occupiers and investors.

We have a patented process for a “System and Method for Evaluating Real Estate Financing Structures” that assists clients with determining the optimal financing structure for controlling their real estate assets, including, for example, whether a client should own a particular asset, lease the asset, or control the asset by means of some other financing structure.

We expect that we will continue to seek and implement additional ways in which we can develop and deploy technology platforms, use the Internet and employ social media techniques as business tools that will pro-actively make our own services and the real estate properties we list on the Internet increasingly efficient and useful to our constituencies and that will support our marketing and client development activities.

Maximizing Values of Real Estate Portfolios. To maximize the values of our real estate investments, LaSalle Investment Management capitalizes on its strategic research insights and local market knowledge to develop an integrated approach that leads to innovative solutions and value enhancement. Our global strategic perspective allows us to assess pricing trends for real estate and know which investors worldwide are investing actively. This gives us an advantageous perspective on implementing buying and selling strategies. During hold periods, our local market research allows us to assess the potential for cash flow enhancement in our clients assets based on an informed opinion of rental-rate trends. When combined, these two perspectives provide us with an optimal view that leads to timely execution and translates into superior investment performance.

Strong Brand. In 2008, we introduced a new global brand positioning and visual identity to further differentiate us from our competitors. Based on evidence provided by marketing surveys we have commissioned, the extensive coverage we receive in top-tier business publications, the major awards we receive in many categories of real estate, sustainability and ethics, as well as our significant, long-standing client relationships, we believe that large corporations and institutional investors and occupiers of real estate recognize Jones Lang LaSalle’s ability to reliably create value in changing market conditions. Our reputation is based on our deep industry knowledge, excellence in service delivery, integrity and our global provision of high-quality, professional real estate and investment management services. We believe that the combined strength of the Jones Lang LaSalle and LaSalle Investment Management brands represents a significant advantage when we pursue new business opportunities and is also a major motivation for talented people to join us around the world.

We believe we hold the necessary trademarks worldwide with respect to the “Jones Lang LaSalle” and “LaSalle Investment Management” names and the related logo, which we expect to continue to renew as necessary.

Financial Strength. We focus on maintaining financial performance metrics, particularly our leverage and interest coverage ratios, that will allow us to maintain investment grade financial ratings. We believe that the confidence in the financial strength of long-term service providers has become increasingly important to our clients, particularly in light of the global recession and the volatility of the capital markets in its aftermath. We believe that clients are increasingly making financial strength one of the more important criteria when they are selecting real estate service providers. Accordingly, our ability to present a superior financial condition distinguishes us as we compete for business.

We also believe that our geographic dispersion and the diversity of our service offerings across the globe provide a diversification of the sources of our revenues that reduces the overall inherent volatility of operating a real estate services business and therefore an additional measure of financial stability relative to other firms that are only local or regional and therefore must rely on the strength of fewer different markets.

Industry Trends

Recovering But Still Uncertain Economic Conditions. Since 2010, commercial real estate markets have broadly recovered around the world, although at different speeds and different levels of strength. Commercial values in most markets have been rising, though at varying rates of growth. Cross-border transaction volumes were nearly back to the levels of the previous cycle by the end of 2010, and continued to increase in 2011. Beginning in the second half of 2011 and continuing into 2012, however, additional uncertainty has been injected into the markets by the political and economic challenges that arose within the European Union, particularly as they influenced the credit quality of sovereign bonds issued by various European countries and the stability and liquidity of European banks. Additionally, unemployment, pressure on residential prices and political gridlock in the United States continued to tamp down economic recovery, although there have been more recent signs of relative improvement. Due to the continuing uncertainties, a significant weight of equity capital has been targeting the most high quality prime real estate assets across all sectors, with prime yields continuing to compress due to the low supply of high quality assets to meet investor demand. Prime capital values have been rising over the last two years, most notably in many of the world’s top office markets. Leasing conditions also have broadly improved worldwide although progress continues to trail the recovery in global capital markets.

Increasing Demand for Global Services and Globalization of Capital Flows. Many corporations based in countries around the world have pursued growth opportunities in international markets. Many are striving to control costs by outsourcing or offshoring non-core business activities. Both trends have increased the demand for global real estate services, including facilities management, tenant representation and leasing, property and energy management services. We believe that these trends will favor real estate service providers with the capability to provide services—and consistently high service levels—in multiple markets around the world. The highly competitive marketplace for the services we provide, combined with financial pressures experienced by certain of our competitors have, however, negatively impacted fees within some of our service lines.

Additionally, real estate capital flows have become increasingly global, as more assets are marketed internationally and as more investors seek real estate investment opportunities beyond their own borders. This trend has created new opportunities for investment managers equipped to facilitate international real estate capital flows and execute cross-border real estate transactions.

Growth of Outsourcing. In recent years outsourcing of professional real estate services has increased substantially, as corporations have focused corporate resources on core competencies. Although some continue to unbundle and separate the sources of their real estate services, large users of commercial real estate services continue to demonstrate an overall preference for working with single-source service providers able to operate locally, regionally and globally. The ability to offer a full range of services on this scale requires significant corporate infrastructure investment, including information technology and personnel training. Smaller regional and local real estate service firms, with limited resources, are less able to make such investments. In addition, public and other non-corporate users of real estate, including government agencies and health and educational institutions, have begun to outsource real estate activities as a means of reducing costs. As a result, we believe there continues to be significant growth opportunities for firms like ours that can provide integrated real estate services across many geographic markets.

Alignment of Interests of Investors and Investment Managers. Institutional investors continue to allocate significant portions of their investment capital to real estate. Many investors have shown a desire to commit their capital to investment managers willing to co-invest their own capital in specific real estate investments or real estate funds. In addition, investors are increasingly requiring that fees paid to investment managers be more closely aligned with investment performance. As a result, we believe that investment managers with co-investment capital, such as LaSalle Investment Management, will have an advantage in attracting real estate investment capital. In addition, co-investment may bring the opportunity to provide additional services related to the acquisition, financing, property management, leasing and disposition of such investments.

We expect institutional capital to continue to flow into real estate as many institutional funds are currently under-allocated to real estate as an asset class. We also are seeing institutional investors begin to consolidate their real estate portfolios, moving away from the spread of smaller managers assembled over the last cycle and towards larger managers such as LaSalle Investment Management.

Industry Consolidation and Other Trends. We believe that consolidation in our industry will continue as the larger, more financially and operationally stable companies will gain market share and become increasingly more capable of servicing the needs of global clients. We also believe that developed countries will be favored for new investment as the risk appetite by investors remains conservative. Additionally, selecting service providers with the best reputation for governance and ethics will become increasingly important as operators and investors will seek to avoid the significant potential costs and reputational issues associated with compliance missteps, such as violations of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act.

Employees

With the help of aggressive goal and performance measurement systems and training, we attempt to instill in all of our people the commitment to be the best in the industry. Our goal is to be the real estate advisor of choice for clients and the employer of choice in our industry. To achieve that, we intend to continue to promote human resources techniques that will attract, motivate and retain high quality employees. The following table details our respective headcounts at September 30, 2012 and December 31, 2011 (rounded to the nearest hundred):

	September 30, 2012	December 31, 2011
Professional non reimbursable employees	19,900	18,800
Directly reimbursable employees	27,100	26,700

Total employees	47,000	45,500

During 2011, we added approximately 1,400 employees as the result of the merger with King Sturge. Reimbursable employees include our property and integrated facilities management professionals and our building maintenance employees. The cost of these employees is generally reimbursable by our clients. Our employees are not members of any labor unions with the exception of approximately 1,100 directly reimbursable property maintenance employees in the United States. Approximately 33,000 and 31,700 of our employees at September 30, 2012 and December 31, 2011, respectively, were based in countries other than the United States.

Properties

Our principal corporate holding company headquarters are located at 200 East Randolph Drive, Chicago, Illinois, where we currently occupy over 165,000 square feet of office space pursuant to a lease that expires in May 2017. Our regional headquarters for our Americas, EMEA and Asia Pacific businesses are located in Chicago, London and Singapore, respectively. We have over 200 corporate offices worldwide located in most major cities and metropolitan areas as follows: 80 offices in 8 countries in the Americas (including 64 in the United States), 76 offices in 31 countries in EMEA and 64 offices in 14 countries in Asia Pacific. Our offices are each leased pursuant to agreements with terms ranging from month-to-month to 12 years. In addition, we have on-site property and corporate offices located throughout the world. On-site property management offices are generally located within properties that we manage and are provided to us without cost.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture (the “base indenture”), to be entered into upon, and dated as of the date of, the closing of this offering, between us and The Bank of New York Mellon Trust Company, National Association, as trustee, as amended and supplemented by a supplemental indenture, to be entered into upon, and dated as of the date of, the closing of this offering (the base indenture, as so amended and supplemented, the “indenture”). The following description of the notes is a summary of material provisions of the notes and the indenture, but does not include all the provisions of the notes and the indenture. We urge you to read the indenture because it fully defines the rights of holders of the notes. You may obtain a copy of the indenture without charge. See “Where You Can Find More Information” in the accompanying prospectus.

The following description of the terms of the notes supplements the description of debt securities contained in the accompanying prospectus in the section entitled “Description of Debt Securities,” which describes certain general terms and provisions of the debt securities that may be issued under the base indenture, as amended and supplemented from time to time. In the event of any inconsistency between the terms of the notes described in this prospectus supplement and the terms of the debt securities described in the section entitled “Description of Debt Securities” in the accompanying prospectus, the description of the terms of the notes in this prospectus supplement will control with respect to the notes.

The terms of the notes include those set forth in the notes, those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and investors are referred to the indenture and the Trust Indenture Act of 1939, as amended, for a statement thereof.

When we refer to “Jones Lang LaSalle,” “us,” “we,” “our” or “ours” in this section of this prospectus supplement, we refer only to Jones Lang LaSalle Incorporated, a Maryland corporation, and not its subsidiaries. Capitalized terms used but not otherwise defined in this section have the meanings assigned to them in the indenture.

General

The notes will be initially limited to $            million aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes, in which case any additional notes so issued will have the same form and terms (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and/or the CUSIP number), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the previously issued notes for all purposes under the indenture, including for voting purposes. In addition, we may, from time to time, without notice to or the consent of the holders of the notes, issue additional series of debt securities without limitation as to aggregate principal amount. Such debt securities would be a separate series from the notes for all purposes under the indenture, including for voting purposes.

The notes will mature on                     , 2022.

The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other unsubordinated indebtedness. We guarantee, on an unsecured unsubordinated basis, borrowings of certain of our subsidiaries under our credit facility, which is a $1.1 billion revolving credit facility, and various local overdraft facilities providing for borrowings of up to $37.4 million. At September 30, 2012, the amount of such borrowings outstanding and guaranteed by us on an unsecured unsubordinated basis was $594 million, including

$572 million under our credit facility. At September 30, 2012, we were also, on an unsecured unsubordinated basis, the primary obligor on, or a guarantor of, $276.1 million of deferred business acquisition obligations of us and our subsidiaries. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including with respect to trade payables, borrowings by JLL Finance under our credit facility and guarantees of those borrowings by other subsidiaries of ours and borrowings under the warehouse facility maintained by a subsidiary of ours. At September 30, 2012, our subsidiaries had $572 million of outstanding indebtedness under our credit facility, $290.2 million of deferred business acquisition obligations, $94.7 million of other indebtedness (other than intercompany debt) and $1.1 billion of other, principally ordinary-course, liabilities of our subsidiaries (including trade payables, accrued compensation and employee benefits and liabilities attributable to noncontrolling interests). See “Risk Factors—Risks Relating to the Notes—The notes will be effectively subordinated to the existing and future liabilities of our subsidiaries.” The notes will also be effectively subordinated to all of our existing and future secured indebtedness, if any, to the extent of the collateral securing such indebtedness. We had no secured indebtedness as of September 30, 2012.

The notes will not have the benefit of any sinking fund.

Interest

The notes will bear interest from                    , 2012 at the annual rate set forth on the cover page of this prospectus supplement, subject to adjustment as described in “—Interest Rate Adjustment.” Interest will be payable semi-annually in arrears on                     and                     of each year, beginning on                    , 2013, to the persons in whose names the notes are registered in the security register at the close of business on the                     or                    , as the case may be, immediately preceding the relevant interest payment date until the relevant principal amount has been paid or made available for payment. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency (as defined below)) downgrades or subsequently upgrades the credit rating assigned to the notes, as described below.

If the rating from Moody’s (or any applicable Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any applicable Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or any applicable Substitute Rating Agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any applicable Substitute Rating Agency) subsequently increases its rating of the notes to Baa3 or higher and S&P (or any applicable Substitute Rating Agency) increases its rating to BBB- or higher (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or any applicable Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes and a Substitute Rating Agency is not obtained as provided below, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P (or any applicable Substitute Rating Agency) ceasing to provide a rating. If none of Moody’s, S&P or any Substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the notes for reasons outside of our control, we may, at our option, obtain a rating of the notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the notes (such organization, as certified by us in writing to the Trustee, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last such rating agency to provide a rating of the notes but which has since ceased to provide such rating until such time, if any, as such rating agency resumes providing a rating of the notes, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s, S&P or any prior Substitute Rating Agency (if applicable), as the case may be, in such table and for any other purpose described in this section and (c) the interest rate on the notes will increase, decrease or remain unchanged, as the case may be, as described above to reflect any change in the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) compared to the prior percentage, if any, corresponding to the rating agency for which the Substitute Rating Agency has been substituted. If Moody’s or S&P either ceases to provide a rating of the notes for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of the notes shall be determined in the manner described above as if either only one or no rating agency provides a rating of the notes, as the case may be.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both of Moody’s and S&P (or any applicable

Substitute Rating Agency)) if the notes become rated Baa1 and BBB+ or higher by Moody’s and S&P, respectively (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of such rating agencies.

We do not believe that the interest rate adjustment provision described herein will cause the notes to be treated as having been issued with original issue discount for federal income tax purposes. This position will be binding on a holder of the notes, unless the holder discloses in the proper manner to the Internal Revenue Service that it is taking a contrary position. However, this determination is inherently factual and we can provide no assurance that our position will be sustained if challenged by the Internal Revenue Service. Holders are urged to consult their own tax advisors regarding the potential application of the original issue discount regulations to the notes and the consequences thereof.

Payment, Exchange and Transfer

Payment of principal of, and premium, if any, and interest on, the notes will be payable, and the exchange of and the transfer of notes will be registrable, at the office of the trustee or at any other office or agency maintained by us for that purpose, subject to the limitations of the indenture. We will not require a service charge for any registration of transfer or exchange of the notes, but it may require payment of a sum sufficient to cover any tax or other governmental charge.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part, prior to                , 2022 (three months prior to the stated maturity of the notes) on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the notes or sent in accordance with DTC procedures applicable to global notes. The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments on the notes to be redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus                 basis points;

plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date.

We may also redeem the notes at our option, at any time in whole or from time to time in part, on or after                , 2022 (three months prior to the stated maturity of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date.

Notwithstanding the immediately-preceding two paragraphs, with respect to any notes to be so redeemed, installments of interest thereon that are due and payable on or prior to the applicable redemption date will be payable to the registered holders of such notes at the close of business on the relevant record date according to the terms of the notes and the indenture.

The principal amount of a note remaining outstanding after redemption in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

For purposes of the optional redemption provision of the notes, the following definitions will be applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Barclays Capital Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and two other Primary Treasury Dealers as may be selected from time to time by us. If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related redemption date but for the redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

The notice of redemption that relates to any note that is redeemed in part only will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” you will have the right to require us to repurchase all or any part of your notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the repurchase date (the “Change of Control Payment”) (subject to the right of holders of record on the relevant record date to receive interest due on the interest payment date). The principal amount of a note remaining outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control, but after the public announcement of the transaction that may or will constitute a Change of Control, except to the extent that we have exercised our right to redeem the notes as described above, we will cause a notice to be mailed to you with a copy to the trustee describing the transaction or transactions that may or will constitute a Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days, but no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer (which may be a conditional offer as described above) in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies, as a result of which lowering the notes cease to have an Investment Grade Rating from each of the Rating Agencies, on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control or pending Change of Control and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock measured by voting power rather than number of shares;

(4)	we consolidate with, or merge with or into any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person immediately after giving effect to such transaction; or

(5)	the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person,” as that term is used in Section 13(d)(3) of the Exchange Act (other than a holding company satisfying the requirements of this sentence), is the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the original issuance date of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of Jones Lang LaSalle in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent rating from any replacement Rating Agency or Rating Agencies.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by an executive officer of Jones Lang LaSalle) as a replacement rating agency for Moody’s or S&P, or both of them, as the case may be.

The “Change of Control” definition includes a clause relating to the sale, lease transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain in some circumstances.

Certain Covenants

The notes will provide that we will be subject to the following covenants for the benefit of the notes.

Restrictions on Liens

We covenant in the notes, for the benefit of the noteholders, that if we or any Restricted Subsidiary after the original issuance date of the notes incurs or guarantees any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”) secured by a Lien on any Property of Jones Lang LaSalle or any Restricted Subsidiary, or on any share of capital stock or Debt of any Restricted Subsidiary, we will secure or cause such Restricted Subsidiary to secure the notes equally and ratably with (or, at our option, before) such secured Debt (provided that any Lien created to secure the notes pursuant to the provision described in this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged without any action on the part of any holder of the notes upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a default or event of default under the indenture shall then be continuing), unless the aggregate principal amount of all such secured Debt (plus the amount of all Attributable Debt which is not excluded as described below under “—Restriction on Sale and Leaseback Transactions” but without duplication) would not at the time of such incurrence or guarantee exceed 15% of Consolidated Net Assets.

This restriction will not apply to, and there will be excluded from secured Debt in any computation of the above restriction, Debt secured by:

(a) Liens on property (including any shares of capital stock or Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary;

(b) Liens in favor of us or a Company Subsidiary;

(c) Liens in favor of governmental bodies to secure progress, advance or other payments;

(d) Liens on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Liens which are entered into within 180 days after the acquisition of such property, shares or Debt or, in the case of real property, within 180 days after the later of:

•	the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and

•	the commencement of commercial operations on such property;

(e) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ and similar liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) in respect of obligations not due or being contested in good faith;

(f) Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which we or any Subsidiary of ours is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business, in each case in respect of obligations not due or being contested in good faith;

(g) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of us or any Subsidiary of ours or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of our business or that of any Subsidiary of ours;

(h) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;

(i) Liens for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;

(j) Liens (including judgment liens) arising from legal proceedings being contested in good faith or in connection with surety or appeal bonds in connection with bonding judgments or awards from such proceedings;

(k) Liens on assets held by Subsidiaries of ours formed in the ordinary course of business for the sole purpose of investing in real estate or real estate related assets (including, without limitation, securities and loans and advances) and Liens on assets in any real estate funds, separate accounts or investment programs managed, operated or sponsored by any of our Subsidiaries, the majority of which assets, in the aggregate, are so held, or are in real estate funds, separate accounts or investment programs, primarily for the account or for the benefit of investment clients in the ordinary course of business;

(l) Liens on cash collateral with respect to letters of credit and defaulting lender obligations;

(m) Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purposes of defeasance, discharge, redemption or similar action with respect to indebtedness of us or any of our Subsidiaries;

(n) Liens existing at the original issuance date of the notes; and

(o) any extension, renewal or refunding of any Lien referred to in the clauses (a) through (n) above.

Notwithstanding the provision described in the first paragraph under “—Restrictions on Liens,” if that provision would require that we secure the notes or cause the notes to be secured by a Lien on any Voting Stock that is issued by any Foreign Subsidiary, we shall be required to so secure the notes (or to cause the notes to be so secured) only to the extent that such Voting Stock to which such Lien would attach would in the aggregate not constitute more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary.

Restriction on Sale and Leaseback Transactions

We covenant in the notes, for the benefit of the noteholders, that we will not ourself, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions (plus without duplication the aggregate principal amount of all secured Debt which is not excluded as described above under “—Restrictions on Liens”) would not at the time exceed 15% of Consolidated Net Assets.

This restriction will not apply to, and there will be excluded from Attributable Debt in any computation of the above restriction, any sale and leaseback transaction if:

•	the lease is for a period, including renewal rights, of not in excess of three years;

•	the sale or transfer of the Property is made within 180 days after its acquisition or within 180 days after the later of:

(1)	the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and

(2)	the commencement of commercial operations thereon;

•	the transaction is between us and a Company Subsidiary, or between Company Subsidiaries;

•	we or a Restricted Subsidiary would be entitled to incur a Lien on such Property pursuant to clauses (a) through (o) above under “—Restrictions on Liens”; or

•

we or a Company Subsidiary, within 180 days after the sale or transfer is completed, applies or enters into a definitive agreement to apply to the retirement of Funded Debt of Jones Lang LaSalle or a Company Subsidiary ranking on a parity with or senior to the notes or Funded Debt of a Company Subsidiary, or to the purchase of other property or assets which will constitute Property having a fair market value at least equal to the fair market value of the Property leased, an amount equal to the greater of the net proceeds of the sale or transfer of the Property or the fair market value (as determined by us) of the Property leased at the time of entering into such arrangement (as determined by us).

Restrictions on Mergers, Consolidations and Sales of Substantially all Assets

We covenant in the indenture, for the benefit of the noteholders, that we will not consolidate with or merge into any other Person, or sell, convey, transfer or lease all or substantially all of our assets to any other Person unless:

•

the successor Person is a Person organized under the laws of the United States of America (including any state thereof and the District of Columbia) which assumes our obligations in the notes and under the indenture; and

•	after giving effect to such transaction, no default or event of default under the indenture has occurred or is continuing.

Upon compliance with these provisions by a successor Person in connection with a consolidation with or merger of us into, or sale, conveyance, transfer or lease to, such successor Person, we (except in the case of a lease) would be relieved of our obligations under the indenture and the notes.

Notwithstanding the foregoing, we need not comply with the provision described in the second bullet point of the first paragraph under “—Restrictions on Mergers, Consolidations and Sales of Substantially all Assets” in connection with (i) a sale, conveyance, transfer or lease between or among us and any Wholly Owned Subsidiaries or (ii) any merger of us with or into any Wholly Owned Subsidiary or (iii) a merger of us with or into an affiliate of ours incorporated or organized solely for the purpose of our reincorporating or reorganizing in another jurisdiction.

Definitions

“Attributable Debt” means, as to any particular lease, at the time of determination, the lesser of:

•	the fair market value of the property subject to the lease (as determined by us); or

•

the total net amount of rent (excluding amounts, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water and utility rates and similar charges and contingent rents) required to be paid by the lessee during the remaining initial term of the lease, discounted at the rate of interest set forth or implicit in the terms of the lease (as determined by us).

“Consolidated Net Assets” means, as of any date of determination, total assets after deducting all current liabilities (excluding the sum of any debt for borrowed money having a maturity of less than 12 months from the date of our most recent publicly available consolidated balance sheet of us and our consolidated Subsidiaries prepared in accordance with GAAP but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) as set forth in our most recent publicly available consolidated balance sheet of us and our consolidated Subsidiaries prepared in accordance with GAAP.

“Company Subsidiary” means a Subsidiary of the Company.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means (i) any Company Subsidiary that is not a Domestic Subsidiary of ours and any Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by such Company Subsidiary and/or by one or more other such Persons; (ii) any Company Subsidiary that is a flow-through entity (i.e., a partnership or a disregarded entity) for United States federal income tax purposes and has no material assets other than equity interests of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”); or (iii) any Company Subsidiary that is a Domestic Subsidiary of a corporation that is a “controlled foreign corporation” within the meaning of Section 957 of the Code to the extent the incurrence of a Lien by such Company Subsidiary pursuant to the requirements of the provision described in “—Certain Covenants—Restrictions on Liens” would, in our good faith judgment, give rise to material adverse tax consequences.

“Funded Debt” means:

•

all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and

•

rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Moody’s” means Moody’s Investors Service, Inc. and any of its successors.

“Non-Recourse Debt” means Debt secured by a lien on property or assets to the extent that the liability for the Debt is limited to the security of the property or assets without liability on the part of Jones Lang LaSalle or any Restricted Subsidiary for any deficiency.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, including, without limitation, current assets and shares of capital stock, but excluding deposit accounts, owned at the original issuance date of the notes or thereafter acquired by us or any Restricted Subsidiary.

“Restricted Subsidiary” means a Company Subsidiary other than any Company Subsidiary engaged principally in the business of mortgage loan origination, sales or servicing and related activities.

“S&P” means Standard & Poor’s Ratings Services and any of its successors.

“Subsidiary” means, with respect to any Person (such Person, for purposes of this definition, the “specified person”), any corporation or other Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by the specified person and/or by one or more other Subsidiaries of the specified person.

“Voting Stock” means capital stock (or equivalent equity interest) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).

“Wholly Owned Subsidiary” means any Company Subsidiary of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by us or one or more Wholly Owned Subsidiaries.

Events of Default

The following are events of default with respect to the notes under the indenture:

(a) we do not pay interest on any note within 30 days of its due date;

(b) we do not pay the principal of or any premium on any note when due and payable, at maturity, or upon acceleration or redemption;

(c) failure by us to comply with our obligations under “—Restrictions on Mergers, Consolidations and Sales of Substantially all Assets”;

(d) we remain in breach of a covenant or warranty in respect of the indenture or any note for 60 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding notes;

(e) indebtedness of ours or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, of at least $50.0 million in aggregate principal amount (other than Non-Recourse Debt) is accelerated which acceleration has not been rescinded or annulled after 30 days notice thereof;

(f) a final judgment for the payment of $50.0 million or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(g) we or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture.

If an event of default (other than an event of default specified in clause (g) above), occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal amount of the notes and the accrued and unpaid interest thereon, if any, to be due and payable immediately. If an event of default specified in clause (g) above occurs and is continuing, the principal amount of the notes and the accrued and unpaid interest, if any, thereon will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture provides that the trustee will, within 90 days after the occurrence of a default known to it, give the affected holders of notes notice of all uncured defaults known to it (the term “default” meaning the events of default specified above without grace periods). However, except in the case of default in the payment of principal of or interest on the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the affected holders of the notes.

We must furnish to the trustee annually a statement by one of our officers certifying that there are no defaults or specifying any default.

The holders of a majority in principal amount of the outstanding notes will have the right, with certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, and to waive certain defaults with respect thereto. The indenture provides that, if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of notes unless one or more of the holders of the notes have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which may be incurred by the trustee therein or thereby.

Modification of Indenture and Notes

With certain exceptions, the indenture and the notes may be modified or amended with the consent of the holders of not less than a majority in principal amount of the notes affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each note affected, which would:

•	change the stated maturity of the principal of the notes;

•	reduce the principal amount on the notes or the rate of interest thereon or any premium payable upon the redemption of the notes;

•	change any place of payment where, or the coin or currency in which, any note or the interest or any premium thereon is payable; or

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of the notes, the consent of holders of which is required to modify or amend the indenture or the notes, or the consent of the holders of which is required for any waiver (of compliance with certain provisions of the indenture subsection or certain defaults therein and their consequences) provided in the indenture; or

•

modify any of the provisions under “—Modification of the Indenture and Notes” or “—Events of Default” above, except to increase the percentage in principal amount of holders required under any such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Without the consent of any holders of the notes, we and the trustee may modify or amend the indenture or the notes for, among other things, any of the following purposes:

•	to add to the covenants of Jones Lang LaSalle for the benefit of the holders of the notes or to surrender any right or power conferred upon Jones Lang LaSalle in the indenture;

•	to add events of default;

•	to provide for the issuance of the notes in uncertificated form;

•	to evidence the succession of another person to us in compliance with the indenture and the assumption by any such successor of the covenants in the indenture and in the notes;

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes in compliance with the indenture and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to secure the notes or to release any collateral or lien securing the notes in accordance with the terms of the notes;

•	to add guarantors or co-obligors with respect to the notes;

•

to cure any ambiguity or to correct or supplement any provision of the indenture or the notes which may be mistaken, defective or inconsistent with any other provision of the indenture or the notes or to conform the terms of the indenture that are applicable to the notes to the description of the terms of the notes in this prospectus supplement;

•	to add to or change or eliminate any provision of the indenture or the notes as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

•

to supplement any of the provisions of the indenture or the notes to such extent as necessary to permit or facilitate the defeasance and discharge of the notes, provided that any such action shall not adversely affect in any material respect the interests of the holders of the notes; or

•	to make any change that does not adversely affect in any material respect the rights of the holders of the notes.

Defeasance and Covenant Defeasance

We may elect either to:

•	be discharged from our obligations with respect to the notes (except as otherwise provided in the indenture) (“discharge”) or

•	be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”),

upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money (or a combination of money and United States government obligations) in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be. As a condition to discharge or covenant defeasance, among others, we must deliver to the trustee an opinion of counsel to the effect that the holders of such series of notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such discharge or covenant defeasance had not occurred. In the case of a discharge, such opinion of counsel must refer to or be based on a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our discharge option with respect to the notes notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our covenant defeasance option, payment of the notes may not thereafter be accelerated by reference to any covenant from which we are released as described in the second bullet point in the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on such series of notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

Upon our written order to the trustee, the indenture will cease to be of further effect with respect to the notes (except as to any surviving rights of registration of transfer or exchange of the notes expressly provided for in the indenture and rights to receive payments of principal of and premium, if any, and interest on the notes), and the trustee will execute proper instruments acknowledging satisfaction and discharge of the indenture with respect to the notes, when:

•	either:

•	all of the notes theretofore authenticated and delivered (other than (A) notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture and

(B) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

•	all of the notes not theretofore delivered to the trustee for cancellation,

(A) have become due and payable, or

(B) will become due and payable at their stated maturity within one year, or

(C) are to be called for redemption within one year under arrangements satisfactory to the trustee,

and we, in the case of (A), (B) or (C) above, have deposited or caused to be deposited with the trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the notes for principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

Depositary; Global Notes

Notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. An owner of beneficial interests may hold its interests in the global notes directly through DTC if such owner is a participant in DTC, or indirectly through organizations which are direct DTC participants if such owner is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names; and

•	will not be considered holders of the global notes.

The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, any premium and interest in respect of the global notes to Cede & Co., as nominee of DTC, as the registered owner of the global notes. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with DTC’s customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by global notes, in which case we will issue certificates in definitive form in exchange for the global notes.

Neither we nor the trustee (nor any registrar or paying agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the settlement of securities transactions among DTC participants through electronic computerized book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriter of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of either’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Euroclear and Clearstream, Luxembourg

You may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which will, in turn, hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems may change their rules and procedures at any time. We have no control over those systems or their participants, and we, the trustee and our and the trustee’s respective agents take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Limited Liability of Certain Persons

The indenture provides that none of the past, present or future incorporators, partners, stockholders, other equity holders, officers, directors, employees or controlling persons of Jones Lang LaSalle, or of any predecessor or successor entity, shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as an incorporator, partner, stockholder, other equity holder, officer, director, employee or controlling person. Each holder of the notes, by accepting a note, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that any such waiver is against public policy.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, National Association, as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to, and will also serve as DTC’s custodian for, the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee. The Bank of New York Mellon, an affiliate of the trustee, is a lender under our credit facility.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims, or to realize on certain property received in respect of any claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate that conflict or resign.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facility

Our credit facility currently provides commitments by lenders for up to $1.1 billion of revolving loans that mature on June 24, 2016 and are prepayable by us from time to time without premium or penalty. Jones Lang LaSalle Finance B.V., or JLL Finance, an indirect wholly owned subsidiary of Jones Lang LaSalle Incorporated, is the borrower under our credit facility, and Jones Lang LaSalle Incorporated and certain of its subsidiaries other than JLL Finance are guarantors under our credit facility. Our credit facility is governed by the terms of a multicurrency credit agreement, as amended (the “Credit Agreement”), among JLL Finance, the guarantors party thereto, Bank of Montreal, as administrative agent, and various financial institutions party thereto as lenders. At our option, the maximum amount of commitments for borrowings under our credit facility may be increased to up to $1.5 billion, subject to conditions specified in the Credit Agreement, including that there be no default continuing under the Credit Agreement.

Proceeds of borrowings under our credit facility may be used for working capital, repayment of other indebtedness and other general corporate purposes. Within the overall level of commitments under our credit facility, the Credit Agreement provides for issuance of letters of credit in an aggregate undrawn face amount of not more than $100 million, or up to $150 million with the consent of the financial institution designated in the Credit Agreement as the L/C Issuer, and for up to $35 million of swingline loans, which are available to us on shorter notice than are other revolving loans under the Credit Agreement. A maximum of $100 million of borrowings under our credit facility may consist of loans denominated in currencies other than the U.S. dollar, euros or pounds sterling. Obligations of the borrower and the guarantors under our credit facility are not secured by any of our assets.

The availability of loans under our credit facility is subject to customary conditions, including the absence of any defaults under the Credit Agreement and the accuracy of our representations and warranties contained therein in all material respects.

Borrowings under our credit facility bear interest at variable rates that are generally equal to an adjusted LIBOR rate or other benchmark interest rate, depending in the case of any particular borrowing on the type of revolving loan selected by us, plus a margin the amount of which is established quarterly within a specified range at a level based on the ratio of our total funded debt, determined as specified in the Credit Agreement, to our Adjusted EBITDA (as defined in the Credit Agreement) for the most recent four calendar quarters.

As of October 26, 2012, there were $614 million of borrowings outstanding under our revolving credit facility at a weighted average interest rate of 1.6% per annum and $17.3 million in letters of credit outstanding.

The Credit Agreement contains negative and affirmative covenants applicable to us, subject to specified exceptions, including carve-outs and baskets. These covenants include negative covenants that, among other things, subject to specified exceptions, restrict our ability to have liens on our assets; make loans, guarantees and investments; incur debt; engage in acquisitions, mergers, asset dispositions and sale-leaseback transactions; or engage in transactions with affiliates. In addition, the Credit Agreement requires us to comply with specified financial covenants, including a requirement that we maintain our consolidated net worth, determined as specified in the Credit Agreement, at a level not less than a prescribed minimum (established for each one-year period commencing on December 31 of a calendar year and ending on December 30 of the following calendar year as the sum of the prior one-year period’s prescribed minimum plus 50% of our cumulative positive consolidated net income (if any), determined as specified in the Credit Agreement, for that prior one-year period); our cash flow leverage ratio, which is the ratio of our total funded debt, determined as specified in the Credit Agreement, to our Adjusted EBITDA (as defined in the Credit Agreement), at not more than 3.5 to 1 through September 30, 2013 and not more than 3.25 to 1 thereafter; and our cash interest coverage ratio, determined as specified in the Credit Agreement, at not less than 3 to 1.

The Credit Agreement provides that if, at the end of any calendar quarter, the subsidiaries of Jones Lang LaSalle Incorporated that are not guarantors under the Credit Agreement, referred to herein as non-guarantor subsidiaries, have total liabilities in an amount equal to or greater than 35% of the book value of our total consolidated assets, then one or more non-guarantor subsidiaries must be added as guarantors under the Credit Agreement such that the total liabilities of non-guarantor subsidiaries are less than 35% of the book value of our total consolidated assets. In addition, subject to specified exceptions, the Credit Agreement requires any non-guarantor subsidiary to become a guarantor under the Credit Agreement if, at the end of any calendar quarter, that non-guarantor subsidiary accounts for either 10% or more of our Adjusted EBITDA (as defined in the Credit Agreement) for the 12-month period then ended or 10% or more of the book value of our total consolidated assets.

The Credit Agreement contains certain events of default (subject to specified grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or other obligations under the Credit Agreement; default in the observance or performance of covenants in the Credit Agreement; material inaccuracy of representations and warranties made in the Credit Agreement or related documents; failure to pay when due debt other than debt under our credit facility in excess of a specified amount, or a default under an instrument governing such other debt that gives the holder, beneficiary or trustee of that debt the right to accelerate its maturity; specified bankruptcy and insolvency events; failure to timely discharge judgments in excess of a specified amount; certain events relating to requirements under the Employee Retirement Income Security Act of 1974, as amended; and events constituting a change of control as specified in the Credit Agreement. Upon the occurrence of a bankruptcy or insolvency event constituting an event of default under the Credit Agreement, the lenders’ commitments thereunder would automatically terminate, and all loans, including principal and interest, under our credit facility would automatically become immediately due and payable. Upon the occurrence of any other event of default under the Credit Agreement, the lenders holding a majority of our outstanding obligations under the Credit Agreement would have the ability to direct the administrative agent to terminate the lenders’ commitments under the Credit Agreement and declare all loans, including principal and interest, under our credit facility to be immediately due and payable.

The foregoing summary is not a complete description of the terms of the Credit Agreement and is qualified in its entirety by reference to the multicurrency credit agreement and the amendment thereto, which are included as exhibits to our filings with the SEC incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus.

Warehouse Facility

Effective July 1, 2012, through an indirect wholly owned subsidiary of Jones Lang LaSalle Incorporated, we entered into an uncommitted warehouse facility with a third party lender with a maximum capacity of $85 million to fund warehouse receivables in connection with the subsidiary’s origination, sale and servicing of commercial mortgages as a Federal Home Loan Mortgage Corporation (Freddie Mac) Program Plus® Seller/Servicer. The warehouse facility bears interest at a rate of LIBOR plus 2.5%. During the third quarter of 2012, we entered into a short-term agreement with the third party lender whereby the capacity of the warehouse facility can be increased by $75 million upon the establishment of a cash collateral account.

Certain Other Debt

Various subsidiaries of Jones Lang LaSalle Incorporated maintain overdraft facilities in jurisdictions outside the United States. Under these local overdraft facilities, we have the capacity to borrow up to $46.7 million.

At September 30, 2012, we had outstanding indebtedness classified as short-term debt of $30.8 million, $24.8 million of which was attributable to local overdraft facilities and the balance of which consisted of capital lease obligations.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes as of the date hereof to non-U.S. holders (as defined below) that acquire notes for cash at their original issue price pursuant to this offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, traders in securities who elect to apply a mark-to-market method of accounting, persons that have a functional currency other than the U.S. dollar, expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons who hold the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or non-U.S. tax consequences or any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of notes, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, a citizen or individual resident of the United States, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder.”

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid on a note if the interest is not effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States), provided that the non-U.S. holder:

(1)	does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2)	is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3)	certifies to its non-U.S. status on IRS Form W-8BEN.

A non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). In addition, under certain income tax treaties, the U.S. withholding rate on interest payments may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing an IRS Form W-8BEN). If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder will generally be subject to U.S. withholding tax, currently imposed at 30%.

Disposition

Subject to the discussion below regarding information reporting and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange or other disposition of a note, unless:

(1)	the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

Information Reporting and Backup Withholding

A non-U.S. holder not subject to U.S. income tax may nonetheless be subject to backup withholding and information reporting with respect to interest paid or accrued on a note, and with respect to amounts realized on the disposition of a note, unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors as to their qualifications for an exemption for backup withholding and the procedure for obtaining such an exemption. In addition, payments to a non-U.S. holder and proceeds from certain dispositions of a note may be reported to the IRS and may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the information reporting and backup withholding rules to them.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local or non-U.S. laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Jones Lang LaSalle Incorporated and its direct and indirect subsidiaries may be considered “parties in interest” or “disqualified persons” with respect to a large number of ERISA Plans. Accordingly, the acquisition and/or holding of notes by an ERISA Plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation: PTCE 84-14, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting transactions involving insurance company pooled separate accounts; PTCE 91-38, respecting transactions involving bank collective investment funds; PTCE 95-60 respecting transactions involving life insurance company general accounts; and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan unless a statutory or administrative prohibited transaction exemption is applicable to the transaction.

Investor Representation

Each purchaser and subsequent transferee of the notes (or any interest therein) will, by its acquisition and holding thereof, be deemed to have represented and warranted that either (i) it is not a Plan and is not directly or indirectly acquiring the notes for, on behalf of, or with the assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not (in the case of an ERISA Plan) constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code due to an applicable statutory or administrative prohibited transaction exemption or (in the case of a Plan subject to any Similar Laws) constitute or result in a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of notes to a Plan is in no respect a representation by Jones Lang LaSalle Incorporated or any other person that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement and may offer notes to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession on sales to certain other dealers not in excess of     % of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions, consisting of the underwriting discount, that we will pay to the underwriters:

	Per Note %	Total
Underwriting discount		$

The underwriting discount is the difference between the initial public offering price and the amount the underwriters pay to us for the notes.

We estimate that the expenses of this offering that are payable by us, excluding underwriting discounts and commissions, will be approximately $1 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Conflicts of Interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and dealings in the ordinary course of business with us and our affiliates for which they have received, or may in the future receive, customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect the future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters act as agents and/or lenders under our credit facility and will receive a portion of the net proceeds of this offering in connection with the partial repayment of borrowings under our credit facility. See “Use of Proceeds.” Affiliates of Barclays Capital Inc. and Wells Fargo Securities, LLC, which are participating underwriters, are lenders under our credit facility and, as such, may receive more than 5% of the net offering proceeds, not including underwriting compensation. Accordingly, those participating underwriters may have a “conflict of interest,” as defined by FINRA Rule 5121. Therefore the offering will be conducted in accordance with FINRA Rule 5121(a).

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the bookrunner for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Certain legal matters relating to Maryland law will be passed upon for us by Foley & Lardner LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Jones Lang LaSalle Incorporated and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been included herein and incorporated by reference in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing herein and incorporated by reference in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Jones Lang LaSalle Incorporated:

We have audited the accompanying consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting

/s/ KPMG LLP

Chicago, Illinois
February 27, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Jones Lang LaSalle Incorporated:

We have audited Jones Lang LaSalle Incorporated and subsidiaries (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Jones Lang LaSalle Incorporated and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 27, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2012

JONES LANG LASALLE INCORPORATED

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 and 2010

($ IN THOUSANDS, EXCEPT SHARE DATA)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$184,454	251,897
Trade receivables, net of allowances of $20,595 and $20,352	907,772	721,486
Notes and other receivables	97,315	76,374
Prepaid expenses	45,274	41,195
Deferred tax assets	53,553	82,740
Other	12,516	21,149

Total current assets	1,300,884	1,194,841
Property and equipment, net of accumulated depreciation of $336,377 and $333,371	241,415	198,685
Goodwill, with indefinite useful lives	1,751,207	1,444,708
Identified intangibles, net of accumulated amortization of $99,801 and $81,674	52,590	29,025
Investments in real estate ventures	224,854	174,578
Long-term receivables	54,840	42,735
Deferred tax assets, net	186,605	149,020
Other	120,241	116,269

Total assets	$3,932,636	3,349,861

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$436,045	400,681
Accrued compensation	655,658	554,841
Short-term borrowings	65,091	28,700
Deferred tax liabilities	6,044	3,942
Deferred income	58,974	45,146
Deferred business acquisition obligations	31,164	163,656
Other	95,641	99,346

Total current liabilities	1,348,617	1,296,312
Noncurrent liabilities:
Credit facilities	463,000	197,500
Deferred tax liabilities	7,646	15,450
Deferred compensation	10,420	15,130
Pension liabilities	17,233	5,031
Deferred business acquisition obligations	267,896	134,889
Minority shareholder redemption liability	18,402	34,118
Other	105,042	79,496

Total liabilities	2,238,256	1,777,926
Commitments and contingencies	—	—
Company shareholders’ equity:
Common stock, $.01 par value per share, 100,000,000 shares authorized; 43,470,271 and 42,659,999 shares issued and outstanding	435	427
Additional paid-in capital	904,968	883,046
Retained earnings	827,297	676,397
Shares held in trust	(7,814)	(6,263)
Accumulated other comprehensive (loss) income	(33,757)	15,324

Total Company shareholders’ equity	1,691,129	1,568,931
Noncontrolling interest	3,251	3,004

Total equity	1,694,380	1,571,935

Total liabilities and equity	$3,932,636	3,349,861

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 AND 2009

($ IN THOUSANDS, EXCEPT SHARE DATA)	2011	2010	2009
Revenue	$3,584,544	2,925,613	2,480,736
Operating expenses:
Compensation and benefits	2,330,520	1,899,181	1,623,795
Operating, administrative and other	863,860	687,815	609,779
Depreciation and amortization	82,832	71,573	83,335
Restructuring charges and acquisition charges	56,127	6,386	47,423

Total operating expenses	3,333,339	2,664,955	2,364,332
Operating income	251,205	260,658	116,404
Interest expense, net of interest income	35,591	45,802	55,018
Equity earnings (losses) from real estate ventures	6,385	(11,379)	(58,867)

Income before income taxes and noncontrolling interest	221,999	203,477	2,519
Provision for income taxes	56,387	49,038	5,677

Net income (loss)	165,612	154,439	(3,158)
Net income attributable to noncontrolling interest	1,228	537	437

Net income (loss) attributable to the Company	$164,384	153,902	(3,595)

Dividends on unvested common stock, net of tax	387	378	514

Net income (loss) available to common shareholders	$163,997	153,524	(4,109)

Other comprehensive income:
Change in pension liabilities, net of tax	$(16,156)	(2,097)	(13,229)
Foreign currency translation adjustments	(32,935)	19,397	83,473

Comprehensive income	$115,293	171,202	66,649

Basic earnings (loss) per common share	$3.80	3.63	(0.11)

Basic weighted average shares outstanding	43,170,383	42,295,526	38,543,087

Diluted earnings (loss) per common share	$3.70	3.48	(0.11)

Diluted weighted average shares outstanding	44,367,359	44,084,154	38,543,087

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY FOR THE YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

	Company Shareholders’ Equity
	Common Stock		Additional Paid-In Capital	Retained Earnings	Shares Held in Trust	Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
($ IN THOUSANDS, EXCEPT SHARE DATA)	Shares	Amount
Balances at December 31, 2008	34,561,648	$346	599,742	543,318	(3,504)	(72,220)	4,123	$1,071,805

Net (loss) income	—	—	—	(3,595)	—	—	437	(3,158)
Shares issued under stock compensation programs	969,631	9	3,346	—	—	—	—	3,355
Shares repurchased for payment of taxes on stock awards	(223,520)	(2)	(7,210)	—	—	—	—	(7,212)
Tax adjustments due to vestings and exercises	—	—	(8,314)	—	—	—	—	(8,314)
Amortization of stock compensation	—	—	47,827	—	—	—	—	47,827
Issuance of common stock	6,500,000	65	217,273	—	—	—	—	217,338
Shares issued for acquisitions	36,188	—	1,563	—	—	—	—	1,563
Shares held in trust	—	—	—	—	(1,692)	—	—	(1,692)
Dividends declared, $0.20 per share	—	—	—	(8,267)	—	—	—	(8,267)
Change in pension liabilities, net of tax	—	—	—	—	—	(13,229)	—	(13,229)
Decrease in amounts due to noncontrolling interest	—	—	—	—	—	—	(875)	(875)
Foreign currency translation adjustments	—	—	—	—	—	83,473	—	83,473

Balances at December 31, 2009	41,843,947	$418	854,227	531,456	(5,196)	(1,976)	3,685	$1,382,614

Net income	—	—	—	153,902	—	—	537	154,439
Shares issued under stock compensation programs	1,108,614	12	1,394	—	—	—	—	1,406
Shares repurchased for payment of taxes on stock awards	(292,562)	(3)	(19,445)	—	—	—	—	(19,448)
Tax adjustments due to vestings and exercises	—	—	5,804	—	—	—	—	5,804
Amortization of stock compensation	—	—	41,066	—	—	—	—	41,066
Shares held in trust	—	—	—	—	(1,067)	—	—	(1,067)
Dividends declared, $0.20 per share	—	—	—	(8,961)	—	—	—	(8,961)
Change in pension liabilities, net of tax	—	—	—	—	—	(2,097)	—	(2,097)
Decrease in amounts due to noncontrolling interest	—	—	—	—	—	—	(1,218)	(1,218)
Foreign currency translation adjustments	—	—	—	—	—	19,397	—	19,397

Balances at December 31, 2010	42,659,999	$427	883,046	676,397	(6,263)	15,324	3,004	$1,571,935

Net income	—	—	—	164,384	—	—	1,228	165,612
Shares issued under stock compensation programs	1,135,689	11	1,199	—	—	—	—	1,210
Shares repurchased for payment of taxes on stock awards	(325,417)	(3)	(30,231)	—	—	—	—	(30,234)
Tax adjustments due to vestings and exercises	—	—	17,999	—	—	—	—	17,999
Amortization of stock compensation	—	—	32,955	—	—	—	—	32,955
Shares held in trust	—	—	—	—	(1,551)	—	—	(1,551)
Dividends declared, $0.30 per share	—	—	—	(13,484)	—	—	—	(13,484)
Change in pension liabilities, net of tax	—	—	—	—	—	(16,156)	—	(16,156)
Decrease in amounts due to noncontrolling interest	—	—	—	—	—	—	(981)	(981)
Foreign currency translation adjustments	—	—	—	—	—	(32,925)	—	(32,925)

Balances at December 31, 2011	43,470,271	$435	904,968	827,297	(7,814)	(33,757)	3,251	$1,694,380

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010, AND 2009

($ IN THOUSANDS)	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$165,612	154,439	(3,158)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,832	71,573	83,335
Equity (earnings) losses from real estate ventures	(6,385)	11,379	58,867
Losses (gains) on investments and other assets	—	109	(1,381)
Operating distributions from real estate ventures	593	188	157
Provision for loss on receivables	10,273	7,081	28,173
Amortization of deferred compensation	34,002	41,230	45,909
Accretion of interest on deferred business acquisition obligations	19,503	24,408	27,080
Amortization of debt issuance costs	4,384	5,747	5,068
Change in:
Receivables	(190,620)	(54,244)	67,434
Prepaid expenses and other assets	3,320	(24,868)	(20,062)
Deferred tax assets, net	(9,270)	5,457	(56,984)
Excess tax benefits from share-based payment arrangements	(17,999)	(5,804)	—
Accounts payable, accrued liabilities and accrued compensation	115,093	147,575	16,116

Net cash provided by operating activities	211,338	384,270	250,554

Cash flows used in investing activities:
Net capital additions—property and equipment	(91,538)	(47,609)	(44,249)
Business acquisition payments, net of cash acquired	(251,787)	(24,250)	(2,461)
Investing activities—real estate ventures:
Capital contributions and advances	(71,027)	(33,853)	(39,799)
Distributions and repayments of advances	25,036	14,836	784

Net cash used in investing activities	(389,316)	(90,876)	(85,725)

Cash flows provided by (used in) financing activities:
Proceeds from borrowings under credit facilities	1,550,590	1,160,802	1,037,022
Repayments of borrowings under credit facilities	(1,248,700)	(1,133,000)	(1,348,306)
Payment of deferred business acquisition obligations	(164,216)	(105,798)	(24,207)
Issuance of common stock, net	—	—	217,338
Debt issuance costs	(2,630)	(11,565)	(11,182)
Shares repurchased for payment of taxes on stock awards	(30,234)	(19,448)	(7,212)
Excess tax benefits from share-based payment arrangements	17,999	5,804	—
Common stock issued under stock option plan and stock purchase programs	1,210	1,406	3,355
Payments of dividends	(13,484)	(8,961)	(8,267)

Net cash provided by (used in) financing activities	110,535	(110,760)	(141,459)

Net (decrease) increase in cash and cash equivalents	(67,443)	182,634	23,370
Cash and cash equivalents, January 1	251,897	69,263	45,893

Cash and cash equivalents, December 31	$184,454	251,897	69,263

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,940	17,250	25,150
Income taxes, net of refunds	65,588	39,099	50,718
Non-cash investing activities:
Business acquisitions, contingent consideration	6,598	4,300	—
Non-cash financing activities:
Deferred business acquisition obligations	$149,521	—	5,419

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1) ORGANIZATION

Jones Lang LaSalle Incorporated (“Jones Lang LaSalle,” which we may refer to as we, us, our, the Company or the Firm) was incorporated in 1997. We have over 200 corporate offices worldwide and operations in more than 1,000 locations in 70 countries. We have approximately 45,500 employees, including 26,700 employees whose costs are reimbursed by our clients. We provide comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. We are an industry leader in property and corporate facility management services, with a portfolio of approximately 2.1 billion square feet worldwide. LaSalle Investment Management, a member of the Jones Lang LaSalle group, is one of the world’s largest and most diversified real estate investment management firms, with approximately $47.7 billion of assets under management.

Our range of real estate services includes:

•	Agency leasing

•	Tenant representation

•	Property management

•	Facilities management / outsourcing

•	Project and development management / construction

•	Valuations

•	Consulting
•	Capital markets

•	Real estate investment banking / merchant banking

•	Corporate finance

•	Hotel advisory

•	Energy and sustainability services

•	Value recovery and receivership services

•	Investment management

The following table shows the revenue for the major product categories that we group these services in for the years ended December 31, 2011, 2010 and 2009 ($ in millions):

	2011	2010	2009
Real Estate Services:
Leasing	$1,188.6	999.9	783.0
Capital Markets and Hotels	460.0	306.9	203.8
Property & Facilities Management	853.0	715.4	627.4
Project & Development Services	441.8	337.4	311.0
Advisory, Consulting and Other	369.5	308.9	295.3
LaSalle Investment Management	271.6	257.1	260.2

Total revenue	$3,584.5	2,925.6	2,480.7

We offer these services locally, regionally and globally to real estate investors and occupiers for a variety of property types, including offices, hotels, industrial, retail, multi-family residential, healthcare facilities, critical environments and data centers, sports facilities, cultural institutions and transportation centers. Individual regions and markets focus on different property types, depending on local requirements and market conditions.

We work for a broad range of clients that represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size and include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities. Increasingly, we are offering services to smaller middle-market companies that are looking to outsource real estate services. We provide real estate investment management services on a global basis for both public and private assets through our LaSalle Investment Management subsidiary. Our integrated global business model, industry-leading research capabilities, client relationship management focus, consistent worldwide service delivery and strong brand are attributes that enhance our services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Our consolidated financial statements include the accounts of Jones Lang LaSalle and its majority-owned and controlled subsidiaries. We have eliminated all intercompany balances and transactions in our consolidated financial statements. Investments in real estate ventures over which we exercise significant influence, but not control, are accounted for either under the equity method or at fair value.

When applying principles of consolidation, we begin with Accounting Standards Update (ASU) 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” in determining whether an investee entity is a variable interest entity (“VIE”) or a voting interest entity. ASU 2009-17 draws a distinction between voting interest entities, which are embodied by common and traditional corporate and partnership structures, and VIEs, broadly defined as entities for which control is achieved through means other than voting rights. For voting interest entities, the interest holder with control through majority ownership and majority vote consolidates. For VIEs, determination of the “primary beneficiary” drives the accounting. We identify the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (2) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. We perform this analysis on an ongoing basis. When we determine we are the primary beneficiary of a VIE, we consolidate our investment in the VIE; when we determine we are not the primary beneficiary of the VIE, we account for our investment in the VIE under the equity method or at fair value.

If an entity is not a VIE, but is a limited partnership or similar entity, we apply guidance from ASC Topic 810 related to investments in joint ventures, and consider rights held by limited partners which may preclude consolidation by a sole general partner. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the general partner, and reassessed if (1) there is a change to the terms or in the exercisability of the rights of the limited partners, (2) the general partner increases or decreases its ownership of limited partnership interests, or (3) there is an increase or decrease in the number of outstanding limited partnership interests.

Our determination of the appropriate accounting method for all other investments is based on the level of influence we have in the underlying entity. When we have an asset advisory contract with the real estate limited partnership, the combination of our limited partner interest and the advisory agreement provides us with significant influence over such real estate limited partnership. Accordingly, we account for such investments either under the equity method or at fair value. We eliminate transactions with such subsidiaries to the extent of our ownership in the related subsidiary. We carry other investments at cost.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of the revenue and expenses during the reporting periods. Such estimates include the value of purchase consideration, valuation of accounts receivable, goodwill, intangible assets, other long-lived assets, legal contingencies, assumptions used in the calculation of income taxes, incentive compensation, and retirement and other post-employment benefits, among others.

These estimates and assumptions are based on management’s best estimate and judgment. We evaluated these estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Market factors, such as illiquid credit markets, volatile equity markets and foreign currency fluctuations can increase the uncertainty in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in economic environment will be reflected in the financial statements in future periods. Although actual amounts likely differ from such estimated amounts, we believe such differences are not likely to be material.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current presentation. These reclassifications have not been material and have not affected reported net income.

Revenue Recognition

We earn revenue from the following principal sources:

•	Transaction commissions;

•	Advisory and management fees;

•	Incentive fees;

•	Project and development management fees; and

•	Construction management fees.

We recognize transaction commissions related to agency leasing services, capital markets services and tenant representation services as revenue when we provide the related service unless future contingencies exist. If future contingencies exist, we defer recognition of this revenue until the respective contingencies have been satisfied.

We recognize advisory and management fees related to property management services, valuation services, corporate property services, consulting services and investment management as income in the period in which we perform the related services.

We recognize incentive fees based on the performance of underlying funds’ investments, contractual benchmarks and other contractual formulas.

We recognize project and development management and construction management fees by applying the percentage of completion method of accounting. We use the efforts expended method to determine the extent of progress towards completion for project and development management fees and costs incurred to total estimated costs for construction management fees.

Construction management fees, which are gross construction services revenue net of subcontract costs, were $10.1 million, $9.5 million and $14.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Gross construction services revenue totaled $143.3 million, $165.9 million and $160.8 million and subcontract costs totaled $133.2 million, $156.4 million and $146.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

We include costs in excess of billings on uncompleted construction contracts of $7.1 million and $17.3 million in Trade receivables, and billings in excess of costs on uncompleted construction contracts of $4.1 million and $3.1 million in Deferred income, respectively, as of December 31, 2011 and 2010.

Certain contractual arrangements for services provide for the delivery of multiple services. We evaluate revenue recognition for each service to be rendered under these arrangements using criteria set forth in the FASB’s Accounting Standards Codification (“ASC”) Subtopic 605-25, “Multiple-Element Arrangements.”

Gross and Net Accounting: We follow the guidance of ASC Subtopic 605-45, “Principal and Agent Considerations,” when accounting for reimbursements received from clients. In certain of our businesses, primarily those involving management services, our clients reimburse us for expenses incurred on their behalf. We base the treatment of reimbursable expenses for financial reporting purposes upon the fee structure of the underlying contract. Accordingly, we report a contract that provides for fixed fees, fully inclusive of all personnel and other recoverable expenses incurred but not separately scheduled, on a gross basis. When accounting on a gross basis, our reported revenues include the full billing to our client and our reported expenses includes all costs associated with the client.

We account for a contract on a net basis when the fee structure is comprised of at least two distinct elements, namely (1) a fixed management fee and (2) a separate component that allows for scheduled reimbursable personnel costs or other expenses to be billed directly to the client. When accounting on a net basis, we include the fixed management fee in reported revenue and net the reimbursement against expenses. We base this accounting on the following factors, which define us as an agent rather than a principal:

•

The property owner, with ultimate approval rights relating to the employment and compensation of on-site personnel, and bearing all of the economic costs of such personnel, is determined to be the primary obligor in the arrangement;

•	Reimbursement to Jones Lang LaSalle is generally completed simultaneously with payment of payroll or soon thereafter;

•

Because the property owner is contractually obligated to fund all operating costs of the property from existing cash flow or direct funding from its building operating account, Jones Lang LaSalle bears little or no credit risk; and

•	Jones Lang LaSalle earns no margin in the reimbursement aspect of the arrangement, obtaining reimbursement only for actual costs incurred.

Certain of our management services which provide for fixed fees inclusive of personnel and other expenses incurred were accounted for on a net basis in 2010 and 2011. In 2011 and 2010, gross revenue and expenses for these management services would have added $54.1 million and $55.9 million, respectively. The majority of our service contracts are accounted for on a net basis. Such costs aggregated approximately $1.4 billion, $1.2 billion and $1.1 billion in 2011, 2010 and 2009, respectively. The presentation of expenses pursuant to these arrangements under either a gross or net basis has no impact on operating income, net income or cash flows.

Cash and Cash Equivalents

We consider all highly-liquid investments purchased with maturities of less than three months to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short-term maturity of these investments.

Accounts Receivable

Pursuant to contractual arrangements, accounts receivable includes unbilled amounts of $216.3 million and $183.0 million at December 31, 2011 and 2010, respectively.

We estimate the allowance necessary to provide for uncollectible accounts receivable. The estimate includes specific accounts for which payment has become unlikely. We also base this estimate on historical experience combined with a careful review of current developments and a strong focus on credit quality. The process by which we calculate the allowance begins in the individual business units where specific uncertain accounts are identified and reserved as part of an overall reserve that is formulaic and driven by the age profile of the receivables and our historical experience. We then review these allowances on a quarterly basis to ensure they are appropriate.

The following table details the changes in the allowance for uncollectible receivables for each of the three years ended December 31, 2011, 2010 and 2009 ($ in thousands).

	2011	2010	2009
Allowance at beginning of the year	$20,352	36,994	23,847
Charged to income	10,273	7,081	28,173
Write-off of uncollectible receivables	(10,901)	(22,610)	(14,167)
Reserves acquired from King Sturge	760	—	—
Other	111	(1,113)	(859)

Allowance at end of the year	$20,595	20,352	36,994

Amounts in Other include the impact of exchange rate fluctuations for all three years.

Property and Equipment

Property and equipment are initially recorded at cost and depreciated over the relevant useful life. Certain direct costs relating to internal-use software development are capitalized when incurred during the application development phase.

We review property and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. We record an impairment loss to the extent that the carrying value exceeds the estimated fair value. We did not recognize an impairment loss related to property and equipment in 2011, 2010 and 2009.

We calculate depreciation and amortization on property and equipment for financial reporting purposes by using the straight-line method based on the estimated useful lives of our assets. Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $62.6 million, $60.6 million and $60.9 million, respectively. The following table shows the gross value of major asset categories at December 31, 2011 and 2010 as well as the standard depreciable life for each of these asset categories ($ in millions):

CATEGORY	2011	2010	DEPRECIABLE LIFE
Furniture, fixtures and equipment	$105.9	92.4	5 to 10 years
Computer equipment and software	314.1	297.6	2 to 7 years
Leasehold improvements	143.7	131.3	1 to 10 years
Automobiles and other	14.1	10.8	4 to 5 years

Total	577.8	532.1

Total Accumulated Depreciation	(336.4)	(333.4)

Net Property and Equipment	$241.4	198.7

Business Combinations, Goodwill and Other Intangible Assets

We have historically grown, in part, through a series of acquisitions. Consistent with the services nature of the businesses we have acquired, two of the larger assets on our balance sheet are goodwill and intangibles resulting from these acquisitions. These intangible assets are primarily management contracts and customer backlog that we acquired as part of these acquisitions and amortize over their estimated useful lives.

We do not amortize goodwill; instead, we evaluate goodwill for impairment at least annually. In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We define our four reporting units as the three geographic regions of Real Estate

Services (“RES”), Americas RES, EMEA RES and Asia Pacific RES, and Investment Management. We early adopted the provisions of ASU 2011-08 in the third quarter of 2011, with respect to the performance of our annual impairment test of goodwill and determined that no indicators of impairment exist primarily because (1) our market capitalization has consistently exceeded our book value by a significant margin, (2) our overall financial performance has been solid in the face of mixed economic environments, and (3) forecasts of operating income and cash flows generated by our reporting units appear sufficient to support the book values of net assets of the reporting units.

In addition to our annual impairment evaluation, we evaluate whether events or circumstances have occurred in the period subsequent to our annual impairment testing which indicate that it is more likely than not an impairment loss has occurred. For example, we updated the annual evaluation in the fourth quarter of 2011, noting that our market capitalization exceeded our book value by a significant margin as of December 31, 2011 and that our forecasts of EBITDA and cash flows to be generated by each of our reporting units appeared sufficient to support the book values of the net assets of each of our reporting units. As a result, we did not change our conclusion that goodwill is not impaired. However, it is possible our determination that goodwill for a reporting unit is not impaired could change in the future if current economic conditions deteriorate or remain difficult for an extended period of time. We will continue to monitor the relationship between the Company’s market capitalization and book value, as well as the ability of our reporting units to deliver current and projected EBITDA and cash flows sufficient to support the book values of the net assets of their respective businesses.

We evaluate our Identified intangibles for impairment annually or if other events or circumstances indicate that the carrying value may be impaired.

See Note 4 for additional information on goodwill and other intangible assets.

Investments in Real Estate Ventures

We invest in certain real estate ventures that own and operate commercial real estate. Typically, these are co-investments in funds that our Investment Management business establishes in the ordinary course of business for its clients. These investments take the form of ownership interests generally ranging from less than 1% to 10% of the respective ventures; we typically account for these investments under the equity method. Starting in 2011, we elected the fair value option for certain of our investments made in 2011.

Pursuant to ASC 825 this election is made on an investment by investment basis. We believe the fair value accounting method more accurately represents the value and performance of these investments. See “Principles of Consolidation” above in Note 2 for additional discussion of the accounting for our co-investments.

For real estate limited partnerships in which the Company is a general partner, the entities are generally well-capitalized and grant the limited partners substantive rights, such as the right to replace the general partner without cause, to dissolve or liquidate the partnership, to approve the sale or refinancing of the principal partnership assets, or to approve the acquisition of principal partnership assets. We generally account for such general partner interests under the equity method.

For real estate limited partnerships in which the Company is a limited partner, the Company is a co-investment partner, and has concluded that it does not have a controlling interest in these limited partnerships. When we have an asset advisory contract with the real estate limited partnership, the combination of our limited partner interest and the advisory agreement provides us with significant influence over the real estate limited partnership venture. Accordingly, we account for such investments under the equity method.

For investments in real estate ventures accounted for under the equity method, we maintain an investment account, which is (1) increased by contributions made and by our share of net income of the real estate ventures, and (2) decreased by distributions received and by our share of net losses of the real estate ventures. Our share of each real estate venture’s net income or loss, including gains and losses from capital transactions, is reflected in our consolidated statement of operations as Equity in earnings (losses) from real estate ventures.

We review investments in real estate ventures accounted for under the equity method on a quarterly basis for indications of whether we may not be able to recover the carrying value of the real estate assets underlying our investments in real estate ventures and whether our investment in these co-investments is other than temporarily impaired. When events or changes in circumstances indicate that the carrying amount of a real estate asset underlying one of our investments in real estate ventures may be impaired, we review the recoverability of the carrying amount of the real estate asset in comparison to an estimate of the future undiscounted cash flows expected to be generated by the underlying asset. When the carrying amount of the real estate asset is in excess of the future undiscounted cash flows, we use a discounted cash flow approach to determine the fair value of the asset in computing the amount of the impairment. We then record the portion of the impairment loss related to our investment in the reporting period. Additionally, we consider a number of factors, including our share of co-investment cash flows and the fair value of our co-investments, in determining whether or not our investment is other than temporarily impaired.

For investments in real estate ventures for which the fair value option has been elected, we maintain an investment account which is increased or decreased each reporting period by the difference between the fair value of the investment and the carrying value at the balance sheet date. The adjustment to our investment balance is reflected as an unrealized gain or loss in our consolidated statement of operations within Equity in earnings (losses) from real estate ventures. The fair value of the investment at the balance sheet is determined using a discounted cash flow model with Level 3 inputs. For the year ended December 31, 2011, an unrealized gain of $0.4 million is included in Equity in earnings (losses).

We report Equity in earnings (losses) from real estate ventures in the Consolidated Statements of Operations after Operating income. However, for segment reporting we reflect Equity earnings (losses) from real estate ventures within Revenue. See Note 3 for Equity earnings (losses) reflected within segment revenue, as well as discussion of how the Chief Operating Decision Maker (as defined in Note 3) measures segment results with Equity earnings (losses) included in segment revenue.

See Note 5 for additional information on investments in real estate ventures.

Stock-Based Compensation

Stock-based compensation in the form of restricted stock units is a significant element of our compensation programs. The fair value of restricted stock units is determined based on the market price of the Company’s common stock on the grant date and is amortized on a straight-line basis over the associated vesting period for each separately vesting portion of an award. We reduce stock-based compensation expense for estimated forfeitures each period and adjust expense accordingly upon vesting or actual forfeitures.

We also have a “noncompensatory” Stock Purchase Plan (“ESPP”) for U.S. employees and a Jones Lang LaSalle Savings Related Share Option Plan (“Save As You Earn” or “SAYE”) for U.K. and Irish employees. The fair value of options granted under the SAYE plan are determined on the grant date and amortized over the associated vesting period.

See Note 6 for additional information on stock-based compensation.

Income Taxes

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

An increase or decrease in the deferred tax liability that results from a change in circumstances, and which causes a change in our judgment about expected future tax consequences of events, would be included in the tax provision when the changes in circumstances and our judgment occurs. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is established if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the ability to realize the related deferred tax asset, would be included in the tax provision when the changes in circumstances and our judgment occurs.

See Note 8 for additional information on income taxes.

Self-Insurance Programs

In our Americas business we have retained certain risks regarding health insurance and workers’ compensation rather than purchase third-party insurance. Estimating our exposure to such risks involves subjective judgments about future events. We supplement our traditional global insurance program by the use of a captive insurance company to provide professional indemnity and employment practices insurance on a “claims made” basis. The estimate of the ultimate cost of claims can be difficult, as professional indemnity claims can be complex and take a number of years to resolve.

•

Health Insurance—We self-insure our health benefits for all U.S.-based employees, although we purchase stop loss coverage on an annual basis to limit our exposure. We self-insure because we believe that on the basis of our historic claims experience, the demographics of our workforce and trends in the health insurance industry, we incur reduced expense by self-insuring our health benefits as opposed to purchasing health insurance through a third party. We estimate our likely full-year cost at the beginning of the year and expense this cost on a straight-line basis throughout the year. In the fourth quarter, we estimate the required reserve for unpaid health costs we would need at year-end. Given the nature of medical claims, it may take up to 24 months for claims to be processed and recorded. The reserve balance for the 2011 program was $11.5 million at December 31, 2011, and the reserve balance for the 2010 program was $9.2 million at December 31, 2010.

•

Workers’ Compensation Insurance—We have chosen to self-insure for worker’s compensation insurance because our workforce has historically experienced fewer injuries than is normal for our industry. We purchase stop loss coverage to limit our exposure to large, individual claims. On a periodic basis we accrue using various state rates based on job classifications. On an annual basis in the third quarter, we engage in a comprehensive analysis using actual experience and current forecasts to adjust our workers’ compensation reserves. We accrue the estimated adjustment to income for the differences between this estimate and our reserve. The credits taken to income for the years ended December 31, 2011, 2010 and 2009 were $4.8 million, $5.0 million and $6.1 million, respectively. Our reserve for worker compensation insurance claims included in accrued compensation benefits was $17.5 million and $15.9 million at December 31, 2011 and 2010, respectively.

•

Captive Insurance Company—In order to better manage our global insurance program and support our risk management efforts, we supplement our traditional insurance program by the use of a wholly-owned captive insurance company to provide professional indemnity and employment practices liability insurance coverage on a “claims made” basis. The level of risk retained by our captive is up to $2.5 million per claim (dependent upon location) and up to $12.5 million in the aggregate. The reserves for professional indemnity claims maintained by our captive insurance company, which relate to multiple years, were $0.7 million and $2.1 million, net of receivables from third party insurers, as of December 31, 2011 and 2010, respectively.

Professional indemnity insurance claims can be complex and take a number of years to resolve. Within our captive insurance company, we estimate the ultimate cost of these claims by way of specific claim reserves developed through periodic reviews of the circumstances of individual claims. With respect to the consolidated financial statements, when a potential loss event occurs, management estimates the ultimate cost of the claims and accrues the related cost when probable and estimable.

Fair Value of Financial Instruments

Fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy):

•	Level 1. Observable inputs such as quoted prices in active markets;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Our financial instruments include Cash and cash equivalents, Trade receivables, Accounts payable, Credit facilities and foreign currency exchange contracts. The estimated fair value of Cash and cash equivalents, Trade receivables, Notes and other receivable and Accounts payables approximates their carrying amounts due to the short maturity of these instruments. The estimated fair value of our revolving credit facility and short-term borrowings approximates their carrying value due to their variable interest rate terms.

We regularly use foreign currency forward contracts to manage our currency exchange rate risk related to intercompany lending and cash management practices. We determined the fair value of these contracts based on widely accepted valuation techniques. The inputs for these valuation techniques are Level 2 inputs in the fair value hierarchy. At December 31, 2011, we had forward exchange contracts in effect recorded as a current asset of $4.2 million and a current liability of $5.6 million. At December 31, 2010, we had forward exchange contracts in effect recorded as a current asset of $15.7 million and a current liability of $2.4 million.

We maintain a deferred compensation plan for certain of our U.S. employees that allows them to defer portions of their compensation. The values of the assets and liabilities of this plan are determined based on the returns of certain mutual funds and other securities. The inputs for this valuation are primarily Level 2 inputs in the fair value hierarchy. This plan is recorded on our consolidated balance sheet at December 31, 2011 as Other long-term assets of $39.1 million, Other long-term liabilities of $46.7 million, and as a component of equity, Shares held in trust of ($7.8 million).

At December 31, 2011, we have no material recurring fair value measurements for financial assets and liabilities that are based on unobservable inputs (“Level 3 inputs”).

We review our investments in real estate ventures on a quarterly basis for indications of whether we may not be able to recover the carrying value of the real estate assets underlying our investments in real estate ventures and whether our investment in these co-investments is other than temporarily impaired. When the carrying amount of the real estate asset is in excess of the future undiscounted cash flows, we use a discounted cash flow approach to determine the fair value of the asset in computing the amount of the impairment. Our determination of fair value is based on a discounted cash flow approach using primarily Level 3 inputs.

Derivatives and Hedging Activities

As a firm, we do not enter into derivative financial instruments for trading or speculative purposes. However, in the normal course of business we do use derivative financial instruments in the form of forward foreign currency exchange contracts to manage selected foreign currency risks. At December 31, 2011, we had forward exchange contracts in effect with a gross notional value of $1.7 billion ($758.2 million on a net basis) with a net fair value loss of $1.4 million. At December 31, 2010, we had forward exchange contracts in effect with a gross notional value of $1.3 billion ($542.5 million on a net basis) with a net fair value gain of $13.3 million. We currently do not use hedge accounting for these contracts, which are marked-to-market each period with changes in unrealized gains or losses recognized in earnings and offset by foreign currency gains and losses on associated intercompany loans. We include the gains and losses on these forward foreign currency exchange contracts as a component of our overall net foreign currency gains and losses that are included in Operating, administrative and other expense.

We have considered the counterparty credit risk related to these forward foreign currency exchange contracts and do not deem any counterparty credit risk to be material at December 31, 2011.

Foreign Currency Translation

We prepare the financial statements of our subsidiaries located outside the United States using local currency as the functional currency. The assets and liabilities of these subsidiaries are translated to U.S. dollars at the rates of exchange at the balance sheet date with the resulting translation adjustments included in a separate component of equity (Other comprehensive income (loss)) and in the statement of operations (Other comprehensive income (loss)—foreign currency translation adjustments).

The $33.8 million of Accumulated other comprehensive loss on our consolidated balance sheet at December 31, 2011, consists of net foreign currency translation gains of $13.4 million and $47.2 million of unrecognized losses on pensions plan recorded net of tax.

Income and expenses are translated at the average monthly rates of exchange. We include gains and losses from foreign currency transactions in net earnings as a component of Operating, administrative and other expense. Net foreign currency losses were $1.6 million, $4.1 million and $3.5 million for the years ending December 31, 2011, 2010 and 2009, respectively.

The effects of foreign currency translation on cash and cash equivalents are reflected in cash flows from operating activities on the Consolidated Statements of Cash Flows.

Cash Held for Others

We manage significant amounts of cash and cash equivalents in our role as agent for our investment and property management clients. We do not include such amounts in our Consolidated Financial Statements.

Taxes Collected from Clients and Remitted to Governmental Authorities

We account for tax assessed by a governmental authority that is based on a revenue or transaction value (i.e., sales, use, and value added taxes) on a net basis, excluded from revenue, and recorded as current liability until paid.

Commitments and Contingencies

We are subject to various claims and contingencies related to lawsuits and taxes as well as commitments under contractual obligations. Many of these claims are covered under our current insurance programs, subject to deductibles. We recognize the liability associated with a loss contingency when a loss is probable and estimable. Our contractual obligations generally relate to the provision of services by us in the normal course of our business.

See Note 12 for additional information on commitments and contingencies.

Earnings (Loss) Per Share; Net Income (Loss) Available to Common Shareholders

The difference between basic weighted average shares outstanding and diluted weighted average shares outstanding represents the dilutive impact of our common stock equivalents. Common stock equivalents consist primarily of shares to be issued under employee stock compensation programs and outstanding stock options whose exercise price was less than the average market price of our stock during these periods.

We calculate net income (loss) available to common shareholders by subtracting dividend-equivalents paid on outstanding but unvested shares of restricted stock units, net of tax, from net income (loss) attributable to the Company.

The following table details the calculations of basic and diluted earnings (loss) per common share ($ in thousands, except share data) for each of the three years ended December 31, 2011, 2010 and 2009.

	2011	2010	2009
Net income (loss) attributable to the Company	$164,384	153,902	(3,595)
Dividends on unvested common stock, net of tax	387	378	514

Net income (loss) available to common shareholders	$163,997	153,524	(4,109)

Basic income (loss) per common share before dividends on unvested common stock	3.81	3.64	(0.09)
Dividends on unvested common stock, net of tax	(0.01)	(0.01)	(0.02)

Basic earnings (loss) per common share	$3.80	3.63	(0.11)
Basic weighted average shares outstanding	43,170,383	42,295,526	38,543,087
Dilutive impact of common stock equivalents:
Outstanding stock options	10,474	28,160	—
Unvested stock compensation programs	1,186,502	1,760,468	—

Diluted weighted average shares outstanding	44,367,359	44,084,154	38,543,087

Diluted income (loss) per common share before dividends on unvested common stock	$3.71	3.49	(0.09)
Dividends on unvested common stock, net of tax	(0.01)	(0.01)	(0.02)

Diluted earnings (loss) per common share	$3.70	3.48	(0.11)

The diluted weighted average shares outstanding for 2009 do not include the impact of outstanding stock options and unvested stock compensation programs because the effect of these items on diluted loss per common share would be anti-dilutive. The basic weighted average shares outstanding rose significantly in 2009 primarily due to the issuance of 6,500,000 shares of our common stock in June 2009.

NEW ACCOUNTING STANDARDS

Testing Goodwill for Impairment

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment.” ASU 2011-08 simplifies how entities test goodwill for impairment by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We early adopted the provisions of ASU 2011-08 in the third quarter of 2011 in the performance of our annual impairment test of goodwill and determined that no indicators of impairment exist.

(3) BUSINESS SEGMENTS

We manage and report our operations as four business segments:

The three geographic regions of Real Estate Services (“RES”):

(1)	Americas,

(2)	Europe, Middle East and Africa (“EMEA”), and

(3)	Asia Pacific;

and

(4)	Investment Management, which offers investment management services on a global basis.

Each geographic region offers the full range of our Real Estate Services including agency leasing and tenant representation, capital markets and hotels, property management, facilities management, project and development management, energy management and sustainability, construction management, and advisory, consulting and valuation services.

The Investment Management segment provides investment management services to institutional investors and high-net-worth individuals.

Operating income (loss) represents total revenue less direct and indirect allocable expenses. We allocate all expenses, other than interest and income taxes, as nearly all expenses incurred benefit one or more of the segments. Allocated expenses primarily consist of corporate global overhead. We allocate these corporate global overhead expenses to the business segments based on the budgeted operating expenses of each segment.

For segment reporting we show equity earnings (losses) from real estate ventures within our revenue line, since it is a very integral part of our Investment Management segment. Our measure of segment operating results also excludes restructuring charges. The Chief Operating Decision Maker of Jones Lang LaSalle measures the segment results with equity in earnings (losses) from real estate ventures, and without restructuring charges. We define the Chief Operating Decision Maker collectively as our Global Executive Committee, which is comprised of our Global Chief Executive Officer, Global Chief Operating and Financial Officer and the Chief Executive Officers of each of our reporting segments.

Summarized financial information by business segment for 2011, 2010 and 2009 are as follows ($ in thousands):

	2011	2010	2009
Real Estate Services
Americas
Segment revenue:
Revenue	$1,522,607	1,261,178	1,032,784
Equity income (losses)	2,682	310	(1,141)

	1,525,289	1,261,488	1,031,643
Operating expenses:
Compensation, operating and administrative expenses	1,324,115	1,077,556	897,891
Depreciation and amortization	38,502	35,594	47,526

Operating income	$162,672	148,338	86,226

EMEA
Segment revenue:
Revenue	$974,014	728,838	646,505
Equity losses	(304)	(66)	(2,747)

	973,710	728,772	643,758
Operating expenses:
Compensation, operating and administrative expenses	916,412	690,427	632,387
Depreciation and amortization	29,378	18,778	21,041

Operating income (loss)	$27,920	19,567	(9,670)

Asia Pacific
Segment revenue:
Revenue	$816,301	678,452	541,233
Equity income (losses)	178	55	(2,371)

	816,479	678,507	538,862
Operating expenses:
Compensation, operating and administrative expenses	738,107	616,101	494,574
Depreciation and amortization	12,203	13,010	12,485

Operating income	$66,169	49,396	31,803

Investment Management
Segment revenue:
Revenue	$271,622	257,145	260,214
Equity income (losses)	3,829	(11,678)	(52,608)

	275,451	245,467	207,606
Operating expenses:
Compensation, operating and administrative expenses	215,745	202,912	208,722
Depreciation and amortization	2,750	4,191	2,283

Operating income (loss)	$56,956	38,364	(3,399)

Segment Reconciling Items:
Total segment revenue	$3,590,929	2,914,234	2,421,869
Reclassification of equity income (losses)	6,385	(11,379)	(58,867)

Total revenue	3,584,544	2,925,613	2,480,736

Total segment operating expenses before restructuring charges	3,277,212	2,658,569	2,316,909
Restructuring charges	56,127	6,386	47,423

Operating income	$251,205	260,658	116,404

Identifiable assets by segment are those assets that are used by or are a result of each segment’s business. Corporate assets are principally cash and cash equivalents, office furniture and computer hardware and software. The following table reconciles segment identifiable assets to consolidated assets and segment investments in real estate ventures to consolidated investments in real estate ventures.

	2011		2010
($ IN THOUSANDS)	IDENTIFIABLE ASSETS	INVESTMENTS IN REAL ESTATE VENTURES	IDENTIFIABLE ASSETS	INVESTMENTS IN REAL ESTATE VENTURES
Real Estate Services:
Americas	$1,688,400	3,774	$1,627,750	3,946
EMEA	1,190,428	1,800	697,513	728
Asia Pacific	604,837	1,496	520,451	867
Investment Management	352,225	217,784	310,167	169,037
Corporate	96,746	—	193,980	—

Consolidated	$3,932,636	224,854	$3,349,861	174,578

The following table reconciles segment property and equipment expenditures to consolidated property and equipment expenditures.

($ IN THOUSANDS)	2011	2010	2009
Real Estate Services:
Americas	$33,437	15,795	24,507
EMEA	20,476	11,431	7,833
Asia Pacific	18,763	11,549	6,218
Investment Management	3,348	1,961	1,860
Corporate	16,144	7,730	5,072

Total Capital Expenditures	92,168	48,466	45,490

Less proceeds on dispositions	(630)	(857)	(1,241)

Net Capital Expenditures	$91,538	47,609	44,249

The following table sets forth the 2011 revenue and assets from our most significant currencies ($ in thousands).

	TOTAL REVENUE	TOTAL ASSETS
United States dollar	$1,563,659	2,144,416
Euro	480,164	465,561
British pound	453,115	659,432
Australian dollar	249,911	161,782
Japanese yen	125,779	34,489
Hong Kong dollar	93,198	93,714
Singapore dollar	92,088	38,117
Other currencies	526,630	335,125

	$3,584,544	3,932,636

We face restrictions in certain countries that limit or prevent the transfer of funds to other countries or the exchange of the local currency to other currencies.

(4) BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

2011 Business Combinations Activity

In 2011, we paid $251.8 million in total for (1) nine new acquisitions, (2) contingent earn-out consideration for acquisitions completed in prior years, and (3) an increase in ownership in our Indian operation from 80% to 90%. We also paid $164.2 million to satisfy deferred business acquisition obligations, including $150.0 million related to the 2008 Staubach acquisition and $10.7 million related to the 2006 Spaulding and Slye acquisition.

In the first quarter of 2011, we completed two acquisitions in the Americas and one acquisition in EMEA. In the United States, we acquired Keystone Partners, a North Carolina-based integrated real estate services firm whose services include agency leasing, investment sales, project management, tenant representation, consulting and property management. We also acquired certain assets of Atlanta-based Primary Capital™ Advisors, which gives us the ability to operate as a Freddie Mac Program Plus® Seller/Servicer and allows us to originate, sell and service commercial mortgages. In Switzerland, we acquired a Zurich-based business that focuses on capital market transactions and valuations and serves many of our existing clients.

In the second quarter of 2011, we completed two acquisitions in EMEA and we increased the ownership of our Indian operation from 80% to 90%. In April, we completed the acquisition of Bradford McCormack & Associates, one of South Africa’s leading corporate property service providers, increasing our capabilities across service lines in South Africa and neighboring countries. Effective May 31, 2011, we completed the acquisition of United Kingdom-based international property consultancy King Sturge. The King Sturge acquisition greatly enhances the strength and depth of our service capabilities and adds approximately 1,400 employees in the United Kingdom and across Europe.

In the third quarter of 2011, we completed two acquisitions. In August 2011, our Investment Management segment acquired Trinity Funds Management, an Australian property fund management business based in Brisbane, Australia, with approximately $690 million of assets under management. Also in August, we acquired Procon, an Indonesian real estate services firm. The combination of Procon’s operations with our Indonesian operations creates the largest real estate services company in Indonesia, with over 300 employees and offices in Jakarta, Bali and Surabaya.

In the fourth quarter of 2011, we completed the acquisitions of Pacific Real Estate Partners (“PREP”) and DST International Property Services (“DST”). The PREP acquisition increases significantly our market presence in the U.S. Pacific Northwest, particularly in capital markets, agency leasing and tenant representation. In Singapore we acquired DST an agency specializing in the sale of properties in London, with extensive experience in selling international properties in the U.S., Australia and U.K.

Terms for the acquisitions completed in 2011 included (1) cash paid at closing of approximately $239.7 million, (2) consideration subject only to the passage of time, which we recorded as deferred business acquisition obligations on our consolidated balance sheet at a current fair value of $149.5 million, and (3) additional consideration subject to earn-out provisions that will be paid only if certain financial performance conditions are achieved, which we recorded in other short-term and long-term liabilities at their current estimated fair value of $6.6 million.

The following table shows total consideration for acquisitions completed in 2011 and the allocation of this consideration ($ in thousands):

Cash paid for 2011 acquisitions	$239,657
Cash paid for earn-outs on acquisitions completed in prior years	12,130
Deferred acquisition obligations	149,521
Earn-out liabilities	6,598

Total acquisition consideration	$407,906

Goodwill	327,651
Identifiable intangibles	46,121
Reduction in minority shareholder redemption liability	17,058
Net other assets acquired	17,076

$407,906

The initial purchase price allocation for the King Sturge acquisition is not yet complete. Terms of the acquisition agreement include a provision to make adjustments to the cash paid at closing for working capital and other assets based on a final agreed-upon set of accounts, which is still in process. We determined the fair value of deferred payments in the King Sturge acquisition based on a discount rate of 3.75%, an estimate of our borrowing rate over the five year deferred payment period.

The King Sturge acquisition resulted in $265.0 million of goodwill and $32.2 million of identifiable intangible assets, primarily the King Sturge trade name, customer relationships and acquired backlog that we anticipate that we will amortize over periods ranging from seven months to ten years, with a weighted average life of six years. We anticipate that we will finalize our valuation of assets acquired and liabilities assumed by the end of the first quarter of 2012.

2010 Business Combinations Activity

In 2010, we paid $24.3 million for acquisition related activity including (1) $9.0 million to purchase a portion of the minority interest in our Indian operations, (2) $10.9 million for contingent earn-out payments for acquisitions completed in prior years recorded as an increase to goodwill, and (3) $4.4 million for a new acquisition and various other acquisition-related activities. We also paid $105.8 million to satisfy deferred business acquisition obligations, including $77.9 million related to the 2008 Staubach acquisition and $14.0 million related to the 2006 Spaulding and Slye acquisition.

In the third quarter of 2010, we acquired certain U.S. mall management operations from General Growth Properties, Inc. consisting of the management and leasing contracts for a portfolio of 18 regional shopping malls and community centers in 11 states, totaling more than 11 million square feet. This acquisition resulted in $1.5 million of goodwill and $3.3 million of identifiable intangibles that will be amortized over four years. We also recognized a liability of $4.3 million for contingent consideration that will be paid if certain revenue targets are achieved; the maximum contingent consideration payable is $4.5 million.

Earn-out Payments

At December 31, 2011, we had the potential to make earn-out payments on 14 acquisitions that are subject to the achievement of certain performance conditions. The maximum amount of the potential earn-out payments for these acquisitions was $156.6 million at December 31, 2011. We anticipate that the majority of these amounts will come due at various times over the next three years assuming the achievement of the applicable performance conditions.

Approximately $144.3 million of these potential earn-out payments are the result of acquisitions completed prior to the adoption of the fair value requirements for contingent consideration under ASC 805, “Business Combinations,” and thus will be recorded as additional purchase consideration if and when paid. Changes in the estimated fair value of the remaining $12.3 million of potential earn-out payments will result in increases or decreases in Operating, administration and other expenses in our results of operations.

Goodwill and Other Intangible Assets

We have $1.8 billion of unamortized intangibles and goodwill as of December 31, 2011. A significant portion of these unamortized intangibles and goodwill are denominated in currencies other than U.S. dollars, which means that a portion of the movements in the reported book value of these balances are attributable to movements in foreign currency exchange rates. The tables below detail the foreign exchange impact on intangible and goodwill balances. Of the $1.8 billion of unamortized intangibles and goodwill, we will amortize the $44.0 million of identifiable intangibles over their remaining finite useful lives, and the remaining balance represents goodwill with indefinite useful lives, which we do not amortize.

The following table sets forth, by reporting segment, the current year movements in goodwill with indefinite useful lives ($ in thousands):

	REAL ESTATE SERVICES
	AMERICAS	EMEA	ASIA PACIFIC	INVESTMENT MANAGEMENT	CONSOLIDATED
Balance as of January 1, 2010	$893,884	344,638	184,885	18,544	1,441,951
Additions	2,100	12,932	411	—	15,443
Impact of exchange rate movements	1,315	(21,471)	7,846	(376)	(12,686)

Balance as of December 31, 2010	$897,299	336,099	193,142	18,168	1,444,708

Additions	25,368	276,750	24,872	661	327,651
Impact of exchange rate movements	(366)	(20,215)	(580)	9	(21,152)

Balance as of December 31, 2011	$922,301	592,634	217,434	18,838	1,751,207

We anticipate being able to amortize and deduct for tax purposes $306.6 million and $2.1 million of the additions to goodwill in 2011 and 2010, respectively.

The following table sets forth, by reporting segment, the movements in the gross carrying amount and accumulated amortization of our intangibles with finite useful lives ($ in thousands):

	REAL ESTATE SERVICES
	AMERICAS	EMEA	ASIA PACIFIC	INVESTMENT MANAGEMENT	CONSOLIDATED
Gross Carrying Amount
Balance as of January 1, 2010	$80,269	16,309	11,510	125	108,213

Additions	3,300	—	—	—	3,300
Impact of exchange rate movements	(91)	(969)	229	17	(814)

Balance as of December 31, 2010	$83,478	15,340	11,739	142	110,699

Additions	3,612	32,373	707	9,429	46,121
Impact of exchange rate movements	(13)	(3,606)	(27)	(783)	(4,429)

Balance as of December 31, 2011	$87,077	44,107	12,419	8,788	152,391

Accumulated Amortization
Balance as of January 1, 2010	$(50,501)	(14,488)	(6,308)	(125)	(71,422)

Amortization expense	(6,687)	(1,370)	(2,895)	—	(10,952)
Impact of exchange rate movements	(12)	910	(181)	(17)	700

Balance as of December 31, 2010	$(57,200)	(14,948)	(9,384)	(142)	(81,674)

Amortization expense	(7,498)	(11,870)	(1,537)	—	(20,905)
Impact of exchange rate movements	36	2,714	34	(6)	2,778

Balance as of December 31, 2011	$(64,662)	(24,104)	(10,887)	(148)	(99,801)

Net book value December 31, 2011	$22,415	20,003	1,532	8,640	52,590

We amortize our intangible assets with finite lives on a straight-line basis over their useful lives. The remaining weighted average amortization period of these intangible assets is 3.1 years and the remaining estimated future amortization expense for our intangibles with finite useful lives is as follows at December 31, 2011 ($ in millions):

2012	$12.5
2013	7.5
2014	6.7
2015	5.7
2016	2.4
Thereafter	9.2

Total	$44.0

(5) INVESTMENTS IN REAL ESTATE VENTURES

As of December 31, 2011, we had total investments in real estate ventures of $224.9 million that we account for primarily under the equity method of accounting. Starting in 2011, we have elected the fair value option for certain of our investments made in 2011. Our investments are primarily investments in approximately 40 separate property or fund co-investments for which we also have an advisory agreement. Our ownership percentages in these co-investments range from less than 1% to approximately 10%.

We utilize two investment vehicles to facilitate the majority of our co-investment activity. LaSalle Investment Company I (“LIC I”) is a series of four parallel limited partnerships which serve as our investment vehicle for substantially all co-investment commitments made through December 31, 2005. LIC I is fully committed to underlying real estate ventures. At December 31, 2011, our maximum potential unfunded commitment to LIC I is euro 7.5 million ($9.6 million). LaSalle Investment Company II (“LIC II”), formed in January 2006, is comprised of two parallel limited partnerships which serve as our investment vehicle for most new co-investments. At December 31, 2011, LIC II has unfunded capital commitments to the underlying funds for future funding of co-investments of $193.2 million, of which our 48.78% share is $94.2 million. The $94.2 million commitment is part of our maximum potential unfunded total commitment to LIC II at December 31, 2011 of $266.7 million.

LIC I and LIC II invest in certain real estate ventures that own and operate commercial real estate. We have an effective 47.85% ownership interest in LIC I, and an effective 48.78% ownership interest in LIC II; primarily institutional investors hold the remaining 52.15% and 51.22% interests in LIC I and LIC II, respectively. We account for our investments in LIC I and LIC II under the equity method of accounting in the accompanying consolidated financial statements. Additionally, a non-executive Director of Jones Lang LaSalle is an investor in LIC I on equivalent terms to other investors.

LIC I’s and LIC II’s exposures to liabilities and losses of the ventures are limited to their existing capital contributions and remaining capital commitments. We expect that LIC I will draw down on our commitment over the next one to two years to satisfy its existing commitments to underlying funds, and we expect that LIC II will draw down on our commitment over the next four to eight years as it enters into new commitments. Our Board of Directors has endorsed the use of our co-investment capital in particular situations to control existing real estate assets or portfolios to seed future investments within LIC II. The purpose is to accelerate capital raising and growth in assets under management. Approvals for such activity are handled consistently with those of the firm’s co-investment capital.

As of December 31, 2011, LIC II maintains a $60.0 million revolving credit facility (the “LIC II Facility”), principally for working capital needs. The LIC II Facility contains a credit rating trigger and a material adverse condition clause. If either of the credit rating trigger or the material adverse condition clauses becomes triggered, the facility would be in default and outstanding borrowings would need to be repaid. Such a condition would require us to fund our pro-rata share of the then outstanding balance on LIC II, which is the limit of our liability. The maximum exposure to Jones Lang LaSalle, assuming that the LIC II Facility was fully drawn, would be $29.3 million. The exposure is included within and cannot exceed our maximum potential unfunded commitment to LIC II of $266.7 million. As of December 31, 2011, LIC II had $29.2 million of outstanding borrowings on the facility.

The following table summarizes the discussion above relative to LIC I and LIC II at December 31, 2011 ($ in millions):

	LIC I	LIC II
Our effective ownership interest in co-investment vehicle	47.85%	48.78%
Our maximum potential unfunded commitments	$9.6	$266.7
Our share of unfunded capital commitments to underlying funds	9.2	94.2
Our maximum exposure assuming facilities are fully drawn	N/A	29.3
Our share of exposure on outstanding borrowings	N/A	14.2

Exclusive of our LIC I and LIC II commitment structures, we have potential obligations related to unfunded commitments to other real estate ventures, the maximum of which is $7.6 million as of December 31, 2011.

As of December 31, 2011, $22.3 million of our $224.9 million of investments in real estate ventures were in entities classified as variable interest entities (“VIEs”) that we analyzed for potential consolidation under ASU 2009-17. We evaluated each of these VIEs to determine whether we might have the power to direct the activities that most significantly impact the entity’s economic performance. We determined that the key activities for each of these VIEs include purchasing, leasing, approving annual operating budgets, directing day-to-day operating activities, and selling of real estate properties. In each case, we determined that we either (a) did not have the power to direct the key activities or (b) shared power with investors, lenders, or other actively-involved third parties in directing such activities. Additionally, our exposure to loss in these VIEs is limited to the amount of our investment in the entities. Therefore, we concluded that we would not be deemed to (i) have a controlling financial interest in or (ii) be the primary beneficiary of these VIEs. Accordingly, we do not consolidate these VIEs in our consolidated financial statements.

The following table summarizes the combined financial information for the unconsolidated ventures (including those held via LIC I and LIC II) accounted for under the equity method of accounting ($ in millions):

	2011	2010	2009
Balance Sheet:
Investments in real estate, net of depreciation	$15,611.7	15,333.9	18,471.0
Total assets	18,672.6	17,800.2	20,969.0

Mortgage indebtedness	10,106.5	10,366.0	11,936.6
Other borrowings	242.7	525.5	504.1
Total liabilities	11,698.5	12,192.1	14,079.6

Total equity	$6,974.1	5,608.1	6,889.4

Statements of Operations:
Revenue	$1,693.7	1,691.0	1,644.8
Net income (loss)	73.5	(361.8)	(2,888.7)

Impairment

We review our investments in real estate ventures on a quarterly basis for indications of (i) whether the carrying value of the real estate assets underlying our investments in real estate ventures may not be recoverable or (ii) whether our investment in these co-investments is other than temporarily impaired. When events or changes in circumstances indicate that the carrying amount of a real estate asset underlying one of our investments in real estate ventures may be impaired, we review the recoverability of the carrying amount of the real estate asset in comparison to an estimate of the future undiscounted cash flows expected to be generated by the underlying asset. When the carrying amount of the real estate asset is in excess of the future undiscounted cash flows, we use a discounted cash flow approach to determine the fair value of the asset in computing the amount of the impairment. Additionally, we consider a number of factors, including our share of co-investment cash flows and the fair value of our co-investments, in determining whether or not our investment is other than temporarily impaired.

For investments in real estate ventures for which the fair value option has been elected, we maintain an investment account which is increased or decreased each reporting period by the difference between the fair value of the investment and the carrying value at the balance sheet date. The adjustment to our investment balance is reflected as an unrealized gain or loss in our consolidated statement of operations within Equity in earnings (losses) from real estate ventures. For the year ended December 31, 2011, an unrealized gain of $0.4 million is included in Equity in earnings (losses).

Equity earnings (losses) included impairment charges of $5.6 million, $13.6 million, and $51.2 million for the years ended December 31, 2011, 2010 and 2009, respectively, representing our equity share of the impairment charges against individual assets held by our real estate ventures. Over time, declines in real estate markets have adversely impacted our rental income assumptions and forecasted exit capitalization rates, resulting in our determination that certain real estate investments had become impaired. It is reasonably possible that if real estate values decline we may incur impairment charges on our investments in real estate ventures in future periods.

(6) STOCK COMPENSATION PLANS

The Jones Lang LaSalle Amended and Restated Stock Award and Incentive Plan (“SAIP”) provides for the granting of various stock awards to eligible employees of Jones Lang LaSalle. Such awards include restricted stock units and options to purchase a specified number of shares of common stock, although we have not granted stock options since 2003. There were approximately 1.9 million shares available for grant under the SAIP at December 31, 2011.

Share-based compensation expense is included within Compensation and benefits expense in our Consolidated Statements of Operations. Share-based compensation expense for the years ended December 31, 2011, 2010 and 2009 consisted of the following ($ in thousands):

	2011	2010	2009
Restricted stock unit awards	$33,915	41,166	45,870
UK SAYE	726	768	745

	$34,641	41,934	46,615

We amortize the fair value of share-based compensation on a straight-line basis over the associated vesting periods for each separately vesting portion of an award. Employees age 55 or older, with a sum of age plus years of service with the Company which meets or exceeds 65, are eligible to be considered for receipt of retirement benefits upon departure from the Company. These criteria trigger application of certain provisions of ASC Topic 718, “Compensation – Stock Compensation,” whereby compensation expense for restricted stock unit awards granted to employees meeting this criteria are accelerated such that all expense is recognized by the time that these employees meet the criteria to be considered for retirement eligibility.

Restricted Stock Unit Awards

Restricted stock activity in 2011 was as follows:

	SHARES (THOUSANDS)	WEIGHTED AVERAGE GRANT DATE FAIR VALUE	WEIGHTED AVERAGE REMAINING VESTING PERIOD	AGGREGATE INTRINSIC VALUE ($ IN MILLIONS)
Unvested at January 1, 2011	2,086.0	$50.48
Granted	425.0	88.25
Vested	(1,102.3)	45.10
Forfeited	(42.8)	58.38

Unvested at December 31, 2011	1,365.9	$66.33	1.88 years	$71.9

Unvested shares expected to vest	1,327.1	$66.21	1.88 years	$69.9

We determine the fair value of restricted stock units based on the market price of the Company’s common stock on the grant date. As of December 31, 2011, there was $30.8 million of remaining unamortized deferred compensation related to unvested restricted stock units. The remaining cost of unvested restricted stock units granted through December 31, 2011 will be recognized over varying periods through 2016.

Shares vested during the years ended December 31, 2011, 2010 and 2009 had grant date fair values of $49.7 million, $53.9 million and $54.0 million, respectively.

Stock Option Awards

We have granted stock options at the market value of our common stock on the date of grant. Our options vested at such times and conditions as the Compensation Committee of our Board of Directors determined and set forth in the related award agreements; the most recent options, granted in 2003, vested over periods of up to five years. As a result of a change in compensation strategy, we do not currently use stock option grants as part of our employee compensation program.

As of December 31, 2011, we have approximately 10,000 options outstanding with a weighted average price of $18.73, all of which vested prior to 2009.

Options exercised during the years ended December 31, 2011, 2010 and 2009 totaled approximately 17,000, 23,700 and 36,100, having an intrinsic value of $1.3 million, $1.6 million and $1.4 million, respectively. As a result of these exercises, we received cash of $0.3 million, $0.4 million and $0.9 million, respectively.

Other Stock Compensation Programs

U.S. Employee Stock Purchase Plan—In 1998, we adopted an Employee Stock Purchase Plan (“ESPP”) for eligible U.S.-based employees. Through March 31, 2009, we enhanced employee contributions for stock purchases through an additional contribution of a 5% discount on the purchase price as of the end of each three month program period. Effective April 1, 2009, the 5% discount has been discontinued, program periods are now one month in length, and purchases are broker-assisted on the open market. We do not record any compensation expense with respect to this program.

U.K. SAYE—The Jones Lang LaSalle Savings Related Share Option (U.K.) Plan (“Save As You Earn” or “SAYE”) for eligible employees of our U.K. and Irish operations. Under the SAYE plan, employees make an election to contribute to the plan in order that their savings might be used to purchase stock at a 15% discount provided by the Company. The options to purchase stock with such savings vest over a period of three or five years. There were approximately 781,000 shares available for grant under the SAYE plan at December 31, 2011.

Options granted to our U.K.-based employees for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Options granted	17,000	31,000	326,000
Exercise price	$83.72	52.21	19.47

The fair values of options granted under the SAYE plan are amortized over their respective vesting periods. At December 31, 2011 there were 310,349 options outstanding under the SAYE plan.

(7) RETIREMENT PLANS

Defined Contribution Plans

We have a qualified profit sharing plan that incorporates United States Internal Revenue Code Section 401(k) for our eligible U.S. employees. We make employer match contributions under this qualified profit sharing plan that are included in the accompanying consolidated statements of operations. For the years ended December 31, 2011, 2010 and 2009 our employer contributions were $12.3 million, $11.4 million and $10.4 million, respectively. Related trust assets of the Plan are managed by trustees and are excluded from the accompanying consolidated financial statements.

We maintain several defined contribution retirement plans for our eligible non-U.S. employees. Our contributions to these plans were approximately $15.0 million, $14.0 million and $15.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Defined Benefit Plans

We maintain five contributory defined benefit pension plans in the United Kingdom (U.K.), Ireland and the Netherlands to provide retirement benefits to eligible employees. With the second quarter 2011 acquisition of King Sturge we acquired another defined benefit plan in the United Kingdom. It is our policy to fund the minimum annual contributions required by applicable regulations. We use a December 31st measurement date for our plans.

Net periodic pension cost for the years ended December 31, 2011, 2010 and 2009 consisted of the following ($ in thousands):

	2011	2010	2009
Employer service cost—benefits earned during the year	$3,853	2,653	2,747
Interest cost on projected benefit obligation	13,590	10,196	9,078
Expected return on plan assets	(16,826)	(11,738)	(9,841)
Net amortization/deferrals	1,450	1,409	211
Recognized actuarial loss	584	153	60

Net periodic pension cost	$2,651	2,673	2,255

The following tables provide reconciliations of projected benefit obligations and plan assets (the net of which is our funded status), as well as the funded status and accumulated benefit obligations, of our defined benefit pension plans as of December 31, 2011 and 2010 ($ in thousands):

Change in benefit obligation:	2011	2010
Projected benefit obligation at beginning of year	$199,604	188,327
Service cost	3,853	2,653
Interest cost	13,590	10,196
Plan participants’ contributions	828	588
Benefits paid	(5,294)	(4,412)
Actuarial loss	5,214	11,287
King Sturge Acquisition	83,439	—
Changes in currency translation rates	(5,946)	(7,697)
Other	(1,043)	(1,338)

Projected benefit obligation at end of year	$294,245	199,604

Change in plan assets:	2011	2010
Fair value of plan assets at beginning of year	$195,583	181,449
Actual return on plan assets	(653)	19,819
Plan contributions	20,619	7,581
Benefits paid	(5,294)	(4,412)
King Sturge Acquisition	73,339	—
Changes in currency translation rates	(5,242)	(7,516)
Other	(1,340)	(1,338)

Fair value of plan assets at end of year	277,012	195,583

Funded status and net amount recognized	(17,233)	(4,021)

Accumulated benefit obligation at end of year	$290,344	197,584

The accumulated benefit obligation was calculated based on the actuarial present value of the vested benefits to which employees are entitled if they terminate their employment immediately.

Defined benefit pension plan amounts recognized in the accompanying Consolidated Balance Sheets as of December 31, 2011 and 2010 include the following ($ in thousands):

	2011	2010
Pension liabilities	$(17,233)	(5,031)
Other noncurrent assets	—	1,010
Accumulated other comprehensive loss	58,710	38,818

Net amount recognized	$41,477	34,797

Amounts in accumulated other comprehensive income yet to be recognized as components of net periodic pension cost are comprised of $57.5 million of actuarial losses and $1.2 million of prior service cost as of December 31, 2011. We anticipate that $2.2 million of this accumulated other comprehensive loss will be recognized as net periodic pension cost in 2012.

The ranges of assumptions we used in developing the projected benefit obligation as of December 31 and in determining net periodic benefit cost for the years ended December 31 were as follows:

	2011	2010	2009
Discount rate used in determining present values	4.70% to 5.70%	5.35% to 6.00%	5.70% to 6.20%
Annual increase in future compensation levels	2.00% to 3.40%	2.00% to 4.85%	2.00% to 5.00%
Expected long-term rate of return on assets	5.40% to 7.00%	3.30% to 7.00%	3.30% to 6.98%

The discount rate assumptions used for these pension plans were based on the yield of investment grade bonds with durations consistent with the liabilities of these plans.

Plan assets consist of diversified portfolios principally comprised of equity and debt securities. The investments and investment policies of these defined benefit plans are controlled by trusts. The investment objective of these trusts is to invest plan assets in such a manner that members’ benefit entitlements can be paid when they come due. Plan assets are invested with a long-term focus to achieve a return on investment that is based on levels of liquidity and investment risk that the trustees, in consultation with the Company’s management, believe are prudent and reasonable. These trusts set investment target allocations, but generally are not prohibited by the Company from investing in certain types of assets. The pension plan assets held no derivative instruments at December 31, 2011.

The fair value of plan assets of the U.K. and Irish plans was determined using quoted market prices, Level 1 inputs, and significantly observable inputs, Level 2 inputs. The fair value of plan assets at December 31, 2011 determined using Level 1 inputs was $222.1 million and Level 2 inputs was $38.3 million. The expected long-term rate of return on these assets is based on historical trends for similar asset classes, as well as current economic conditions.

The Company’s defined benefit plan in the Netherlands has its assets invested with a third party insurance company that guarantees the payments of benefits earned under this plan. The fair values of the plan assets for this plan were $16.6 million and $15.1 million at December 31, 2011 and 2010, respectively. The valuation of these assets was determined by the third party insurance company and is a Level 3 valuation.

The allocation of pension plan assets at December 31, 2011 and 2010 is as follows:

	2011	2010
Equity securities
U.K. equities	16%	24%
Non-U.K. equities	30%	24%
Debt securities
Corporate bonds	39%	42%
Government and other	5%	1%
Cash & Other	10%	9%

	100%	100%

The actual asset allocation at December 31, 2011 approximates the plan’s target asset allocation percentages.

Future contributions and payments—We expect to contribute $11.1 million to our defined benefit pension plans in 2012. Additionally, the following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in millions):

PENSION BENEFIT PAYMENTS
2012	$5.8
2013	6.1
2014	6.4
2015	6.7
2016	6.7
2017 to 2022	$38.0

(8) INCOME TAXES

For the years ended December 31, 2011, 2010 and 2009, our provision for income taxes consisted of the following ($ in thousands):

	2011	2010	2009
U.S. Federal:
Current	$2,702	3,255	2,431
Deferred	22,598	(1,143)	(33,209)

	25,300	2,112	(30,778)

State and Local:
Current	643	775	579
Deferred	5,380	(272)	(7,906)

	6,023	503	(7,327)

International:
Current	64,554	59,114	31,273
Deferred	(39,490)	(12,691)	12,509

	25,064	46,423	43,782

Total	$56,387	49,038	5,677

In 2011, 2010 and 2009 our current tax expense was reduced by $22.7 million, $35.8 million, and $5.0 million, respectively, due to the utilization of prior years’ net operating loss carryovers.

Income tax expense for 2011, 2010, and 2009 differed from the amounts computed by applying the U.S. federal income tax rate of 35% to earnings before provision for income taxes as a result of the following ($ in thousands):

	2011		2010		2009
Computed “expected” tax expense	$77,699	35.0%	$71,217	35.0%	$882	35.0%
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal income tax benefit	4,089	1.8%	1,659	0.8%	(949)	(37.7%)
Amortization of goodwill and other intangibles	(1,131)	(0.5%)	(1,183)	(0.6%)	(1,247)	(49.5%)
Nondeductible expenses	680	0.3%	898	0.4%	720	28.6%
International earnings taxed at varying rates	(29,174)	(13.1%)	(32,779)	(16.1%)	(22,056)	(872.8%)
Valuation allowances	3,152	1.4%	5,722	2.8%	19,341	767.8%
Return to provision adjustment	(2,946)	(1.3%)	(75)	0.0%	5,352	212.5%
Other, net	4,018	1.8%	3,579	1.8%	3,634	141.5%

	$56,387	25.4%	$49,038	24.1%	$5,677	225.4%

For the years ended December 31, 2011, 2010, and 2009 our income (loss) before taxes from domestic (U.S.) and international sources is as follows ($ in thousands):

	2011	2010	2009
Domestic	$97,469	36,836	(103,789)
International	124,530	166,641	106,308

Total	$221,999	203,477	2,519

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below ($ in thousands):

	2011	2010	2009
Deferred tax assets attributable to:
Accrued expenses	$84,575	116,928	115,363
U.S. federal and state loss carryforwards	84,716	59,093	68,941
Allowances for uncollectible accounts	6,225	4,206	6,875
International loss carryforwards	125,121	61,144	55,737
Property and equipment	—	6,723	11,050
Investments in real estate ventures	32,588	43,384	46,605
Pension liabilities	19,399	16,946	10,400
Other	330	7,567	1,583

	$352,954	315,991	316,554
Less valuation allowances	(38,797)	(35,641)	(40,048)

	$314,157	280,350	276,506

Deferred tax liabilities attributable to:
Property and equipment	$9,873	—	—
Intangible assets	74,836	65,974	52,398
Income deferred for tax purposes	2,980	2,008	2,073
Other	—	—	4,210

	$87,689	67,982	58,681

We have not provided a deferred U.S. tax liability on the unremitted earnings of international subsidiaries because it is our intent to permanently reinvest such earnings outside of the United States. If repatriation of all such earnings were to occur, and if we were unable to utilize foreign tax credits due to the limitations of U.S. tax law, we estimate our maximum resulting U.S. tax liability would be $131 million, net of the benefits of utilization of U.S. federal and state carryovers.

As of December 31, 2011, the Company had an available U.S. net operating loss carryback and carryforward of $165.2 million which will begin to expire in 2029; U.S. state net operating loss carryforwards of $19.2 million, which expire at various dates through 2026; and international net operating loss carryforwards of $453.9 million, which begin to expire in 2012. The change in deferred tax balances for net operating loss carryovers from 2010 to 2011 includes increases from return-to-provision adjustments and decreases from 2011 estimated utilization.

As of December 31, 2011, we believe it is more likely than not that the net deferred tax asset of $226.5 million will be realized based upon our estimates of future income and the consideration of net operating losses, earnings trends and tax planning strategies. Valuation allowances have been provided with regard to the tax benefit of certain international net operating loss carryforwards, for which we have concluded that recognition is not yet appropriate under ASC Topic 740, “Income Taxes.” In 2011, we reduced valuation allowances by $6.1 million on some jurisdictions’ net operating losses due to the utilization or expiration of those losses, and we increased valuation allowances by $9.3 million for other jurisdictions based upon circumstances that caused us to establish or continue to provide valuation allowances on current or prior year losses in addition to those provided in prior years.

As of December 31, 2011, our net current liability for income tax was $82.6 million.

The Company or one of its subsidiaries files income tax returns in the United States including 45 states and 19 cities and the District of Columbia and Puerto Rico, the United Kingdom including England and Scotland, Australia, Germany, The Peoples’ Republic of China including Hong Kong and Macau, France, Japan, Singapore, India, The Netherlands, and Spain as well as 59 other countries. Generally, the Company’s open tax years include those from 2007 to the present, although reviews of taxing authorities for more recent years have been completed or are in process in a number of jurisdictions.

Tax examinations or other reviews were completed during 2011 in France; Germany; Russia; Hong Kong; Philippines; Hungary; Guangzhou; Ireland; and the United States. As of December 31, 2011, the Company is under examination in Ukraine; India; Indonesia; Singapore; Thailand; the United Kingdom; Korea; Hong Kong; the Philippines; Germany; the United States; and the State of Illinois.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2011 is as follows ($ in millions):

Balance at January 1, 2011	$93.4

Additions based on tax positions related to the current year	9.6
Decrease for tax positions of prior years	(1.5)
Reductions for use of reserves	(3.4)
Settlements	(4.0)
Lapse of statue of limitations	(0.7)

Balance at December 31, 2011	$93.4

The Company believes it is reasonably possible that $62.1 million of gross unrecognized tax benefits will be settled within twelve months after December 31, 2011. This may occur due to the conclusion of an examination by tax authorities. The Company further expects that the amount of unrecognized tax benefits will continue to change as the result of ongoing operations, the outcomes of audits, and the passing of statutes of limitations. We do not expect this change to have a significant impact on the results of operations or the financial position of the Company. We do not believe that we have material tax positions for which the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued and penalties, if any, related to income taxes as a component of income tax expense. During the years ended December 31, 2011, 2010, and 2009, the company recognized approximately $1.9 million, $2.0 million, and $3.5 million, respectively, in interest and no penalties. The Company had approximately $10.2 million and $8.3 million for the payment of interest accrued at December 31, 2011 and 2010, respectively.

(9) DEBT

In June 2011, we amended our credit facility (the “Facility”) to, among other things: (1) reset pricing, (2) terminate the $195 million term loan portion of the Facility, (3) increase the $900 million revolving loan to $1.1 billion, (4) extend the maturity to June 2016 and (5) permit the add-back of certain integration and retention costs associated with King Sturge and other acquisitions to the adjusted EBITDA and EBIT that are used in certain credit facility calculations. Currently, there are 18 banks participating in the Facility and the Facility remains unsecured. As of December 31, 2011, we had $463.0 million outstanding on the Facility. The average outstanding borrowings under the Facility were $467.2 million during the twelve months ended December 31, 2011.

In addition to our Facility, we have the capacity to borrow up to an additional $47.0 million under local overdraft facilities. At December 31, 2011 we had short-term borrowings (including capital lease obligations and local overdraft facilities) of $65.1 million outstanding, of which $38.7 million was attributable to local overdraft facilities.

Pricing on the Facility ranges from LIBOR plus 112.5 basis points to LIBOR plus 225.0 basis points. As of December 31, 2011, pricing on the Facility was LIBOR plus 162.5 basis points. The effective interest rate on our debt was 1.8% in 2011, compared with 3.7% in 2010.

Under the Facility, we must maintain a leverage ratio not exceeding 3.50 to 1 through September 2013 and 3.25 to 1 thereafter, and a minimum cash interest coverage ratio of 3.00 to 1.

Included in debt for the calculation of the leverage ratio is the present value of deferred business acquisition obligations and included in Adjusted EBITDA (as defined in the Facility) are, among other things, (1) an add-back for stock compensation expense, (2) the addition of the EBITDA of acquired companies earned prior to acquisition, as well as (3) add-backs for certain impairment and non-recurring charges. In addition, we are restricted from, among other things, incurring certain levels of indebtedness to lenders outside of the Facility and disposing of a significant portion of our assets. Lender approval or waiver is required for certain levels of cash acquisitions and co-investment. The deferred business acquisition obligation provisions of the Staubach Merger Agreement also contain certain conditions which are considerably less restrictive than those we have under our Facility. We remain in compliance with all covenants as of December 31, 2011.

We will continue to use the Facility for working capital needs (including payment of accrued incentive compensation), co-investment activities, dividend payments, share repurchases, capital expenditures and acquisitions.

(10) LEASES

We lease office space in various buildings for our own use. The terms of these non-cancelable operating leases provide for us to pay base rent and a share of increases in operating expenses and real estate taxes in excess of defined amounts. We also lease equipment under both operating and capital lease arrangements.

Minimum future lease payments (e.g., base rent for leases of office space) due in each of the next five years ending December 31 and thereafter are as follows ($ in thousands):

OPERATING LEASES
2012	$116,377
2013	102,762
2014	89,191
2015	80,106
2016	69,310
Thereafter	135,245

Minimum lease payments	$592,991

As of December 31, 2011, we have accrued liabilities related to excess lease space of $12.3 million, including $7.9 million related to excess lease space as a result of combining King Sturge’s offices with our offices. The total of minimum rentals to be received in the future under noncancelable operating subleases as of December 31, 2011 was $29.7 million.

Total rent expense including office space and other rentals was $124.4 million, $110.5 million and $109.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(11) TRANSACTIONS WITH AFFILIATES

As part of our co-investment strategy we have equity interests in real estate ventures, some of which have certain of our officers as trustees or board of director members, and from which we earn advisory and management fees. Included in the accompanying Consolidated Financial Statements are revenue of $132.3 million, $163.2 million and $166.8 million for 2011, 2010 and 2009, respectively, as well as receivables of $11.2 million, $14.2 million and $15.9 million at December 31, 2011, 2010 and 2009, respectively, related to transactions with affiliates that are primarily a result of transactions with the real estate ventures in which we have equity interests.

The outstanding balance of loans to employees at December 31, 2011 and 2010 are shown in the following table ($ in millions). (1)

	2011	2010
Loans related to co-investments (2)	$4.0	$3.1
Travel, relocation and other miscellaneous advances	55.6	44.7

	$59.6	$47.8

(1)	The Company has not extended or maintained credit, arranged for the extension of credit or renewed the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company since the enactment of the Sarbanes-Oxley Act of 2002.
(2)	These loans have been made to allow employees the ability to participate in investment fund opportunities. All of these loans are nonrecourse loans.

(12) COMMITMENTS AND CONTINGENCIES

We are a defendant in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Many of these litigation matters are covered by insurance (including insurance provided through a captive insurance company), although they may nevertheless be subject to large deductibles or retentions and the amounts being claimed may exceed the available insurance. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the ultimate resolution of such claims and litigation will not have a material adverse effect on our financial position, results of operations or liquidity.

In order to better manage our global insurance program and support our risk management efforts, we supplement our traditional insurance coverage by the use of a wholly-owned captive insurance company to provide professional indemnity and employment practices liability insurance coverage on a “claims made” basis. The level of risk retained by our captive is up to $2.5 million per claim (depending upon the location of the claim) and up to $12.5 million in the aggregate.

When a potential loss event occurs, management estimates the ultimate cost of the claim and accrues the related cost when probable and estimable. The accrual for professional indemnity insurance claims facilitated through our captive insurance company, which relate to multiple years, were $0.7 million and $2.1 million, net of receivables, as of December 31, 2011 and 2010, respectively.

(13) RESTRUCTURING

In 2011, we recognized $56.1 million of restructuring and acquisition integration costs. These costs were mainly associated with the King Sturge acquisition and consisted of (1) employee retention bonuses of $15.7 million, (2) lease termination charges of $9.1 million and (3) other transaction costs of $17.9 million. Additionally, $13.4 million of employee termination costs unrelated to King Sturge were recognized in 2011.

In 2010, we recognized $6.4 million of restructuring charges, net, consisting of (1) $5.0 million of employee termination costs, (2) $1.6 million of integration-related costs incurred as a result of the Staubach acquisition, and (3) a $0.2 million reduction in a lease termination reserve we accrued in 2009.

In 2009, we recognized $47.4 million of restructuring charges, consisting of (1) $38.7 million of employee termination costs, (2) $6.9 million of integration-related costs incurred as a result of the Staubach acquisition for office moving costs, employee retention payments, training, re-branding and other transition-related costs, and (3) $1.8 million of lease exit costs.

The following table shows the restructuring charges and the related payment activity for the years ending December 31, 2011, 2010 and 2009 ($ in thousands).

	SEVERANCE	RETENTION BONUSES	LEASE TERMINATION	ACQUISITION AND OTHER COSTS
December 31, 2008	$9,430	—	470	—

Accruals	38,635	—	1,857	6,913
Payments made	(36,590)	—	(482)	(6,913)

December 31, 2009	11,475	—	1,845	—

Accruals	5,005	—	(249)	1,630
Payments made	(12,213)	—	(1,050)	(1,630)

December 31, 2010	4,267	—	546	—

Accruals	13,415	15,727	9,058	17,927
Payments made	(5,970)	(8,172)	(1,692)	(13,149)

December 31, 2011	$11,712	7,555	7,912	4,778

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The tables on the following pages set forth certain unaudited consolidated statements of operations data for each of our past eight quarters. In our opinion, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this report, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that we consider necessary for a fair presentation. The unaudited consolidated quarterly information should be read in conjunction with our Consolidated Financial Statements and the notes thereto as well as the “Summary of Critical Accounting Policies and Estimates” section within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The operating results for any quarter are not necessarily indicative of the results for any future period.

We note the following points regarding how we prepare and present our financial statements on a periodic basis.

Periodic Accounting for Incentive Compensation

An important part of our overall compensation package is incentive compensation, which we typically pay to employees in the year after it is earned. In our interim financial statements, we have accrued for incentive compensation based on the percentage of compensation costs and adjusted operating income relative to forecasted compensation costs and adjusted operating income for the full year, as substantially all incentive compensation pools are based upon full year results. The impact of this incentive compensation accrual methodology is that we accrue less compensation in the first six months of the year, with the majority of our incentive compensation accrued in the second half of the year, particularly in the fourth quarter. We adjust the incentive compensation accrual in those unusual cases where earned incentive compensation has been paid to employees.

In addition, we exclude from the standard accrual methodology incentive compensation pools that are not subject to the normal performance criteria. These pools are accrued for on a straight-line basis.

Certain employees receive a portion of their incentive compensation in the form of restricted stock units of our common stock. We recognize this compensation during the period including both the incentive compensation year and the vesting period of these restricted stock units, which has the effect of deferring a portion of current year incentive compensation to later years. We recognize the benefit of deferring certain compensation under the stock ownership program in a manner consistent with the accrual of the underlying incentive compensation expense.

The following table reflects the estimates of compensation to be deferred to future years under the stock ownership program for each year-to-date period in 2011 and 2010 ($ in millions):

	2011	2010
Three months ended March 31,	$1.5	1.9
Six months ended June 30,	4.4	4.6
Nine months ended September 30,	6.4	6.5
Twelve months ended December 31,	12.4	9.8

Income Taxes

We provide for the effects of income taxes on interim financial statements based on our estimate of the effective tax rate for the full year. We assess our effective tax rate on a quarterly basis and reflect the benefit from tax planning actions when we believe it is probable they will be successful. We account for the cumulative catch-up impact of any change in estimated effective tax rate in the quarter that a change is made.

Seasonality

Our quarterly revenue and profits tend to grow progressively by quarter throughout the year. This is a result of a general focus in the real estate industry on completing or documenting transactions by calendar-year-end and the fact that certain expenses are constant through the year. Historically, we have reported an operating loss or a relatively small profit in the first quarter and then increasingly larger profits during each of the following three quarters, excluding the recognition of investment-generated performance fees and co-investment equity gains (both of which can be particularly unpredictable). Such performance fees and co-investment equity gains are generally earned when assets are sold, the timing of which is geared toward the benefit of our clients. Non-variable operating expenses, which are treated as expenses when they are incurred during the year, are relatively constant on a quarterly basis.

JONES LANG LASALLE INCORPORATED QUARTERLY INFORMATION—2011

(UNAUDITED)

($ IN THOUSANDS, EXCEPT SHARE DATA)	MARCH 31	JUNE 30	SEPT. 30	DEC. 31	YEAR 2011
Revenue:
Real Estate Services:
Americas	$288,098	348,387	379,307	509,497	$1,525,289
EMEA	168,132	217,981	247,302	340,295	973,710
Asia Pacific	165,450	214,472	200,592	235,965	816,479
Investment Management	64,213	68,593	76,523	66,122	275,451
Less:
Equity in earnings (losses) from real estate ventures	(1,971)	4,138	514	3,704	6,385

Total revenue	687,864	845,295	903,210	1,148,175	3,584,544
Operating expenses:
Real Estate Services:
Americas	279,465	315,911	342,156	425,085	1,362,617
EMEA	181,219	211,563	246,679	306,329	945,790
Asia Pacific	159,944	192,878	186,691	210,797	750,310
Investment Management	55,170	53,264	57,299	52,762	218,495
Plus:
Restructuring charges	—	6,112	16,031	33,984	56,127

Total operating expenses	675,798	779,728	848,856	1,028,957	3,333,339
Operating income	12,066	65,567	54,354	119,218	251,205
Net earnings available to common shareholders	$1,490	43,860	33,880	84,767	$163,997
Basic earnings per common share	$0.03	1.02	0.78	1.95	$3.80
Diluted earnings per common share	$0.03	0.99	0.76	1.91	$3.70

JONES LANG LASALLE INCORPORATED QUARTERLY INFORMATION—2010

(UNAUDITED)

($ IN THOUSANDS, EXCEPT SHARE DATA)	MARCH 31	JUNE 30	SEPT. 30	DEC. 31	YEAR 2010
Revenue:
Real Estate Services:
Americas	$228,404	295,521	309,103	428,461	$1,261,489
EMEA	151,387	170,747	169,263	237,376	728,773
Asia Pacific	135,645	154,704	164,968	223,190	678,507
Investment Management	59,099	56,551	63,031	66,784	245,465
Less:
Equity in losses from real estate ventures	(6,127)	(2,796)	(2,014)	(442)	(11,379)

Total revenue	580,662	680,319	708,379	956,253	2,925,613
Operating expenses:
Real Estate Services:
Americas	219,306	263,078	271,837	358,930	1,113,150
EMEA	160,978	164,862	166,080	217,284	709,204
Asia Pacific	130,338	143,588	157,597	197,590	629,113
Investment Management	50,925	47,454	50,630	58,093	207,102
Plus:
Restructuring charges	1,120	3,996	385	885	6,386

Total operating expenses	562,667	622,978	646,529	832,782	2,664,955
Operating income	17,995	57,341	61,850	123,471	260,658
Net earnings available to common shareholders	$246	31,757	37,125	84,396	$153,524
Basic earnings per common share	$0.01	0.76	0.87	1.98	$3.63
Diluted earnings per common share	$0.01	0.72	0.84	1.91	$3.48

JONES LANG LASALLE INCORPORATED

Consolidated Balance Sheets

September 30, 2012 (Unaudited) and December 31, 2011

($ in thousands, except share data)

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$125,730	184,454
Trade receivables, net of allowances of $24,523 and $20,595	858,594	907,772
Notes and other receivables	99,074	97,315
Warehouse receivables	54,140	—
Prepaid expenses	62,513	45,274
Deferred tax assets	50,269	53,553
Other	18,770	12,516

Total current assets	1,269,090	1,300,884
Property and equipment, net of accumulated depreciation of $342,857 and $336,377	248,036	241,415
Goodwill, with indefinite useful lives	1,816,944	1,751,207
Identified intangibles, net of accumulated amortization of $108,083 and $99,801	47,745	52,590
Investments in real estate ventures	295,525	224,854
Long-term receivables	56,881	54,840
Deferred tax assets, net	183,809	186,605
Other	135,980	120,241

Total assets	$4,054,010	3,932,636

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$373,811	436,045
Accrued compensation	480,956	655,658
Short-term borrowings	30,775	65,091
Deferred tax liabilities	6,095	6,044
Deferred income	86,296	58,974
Deferred business acquisition obligations	184,006	31,164
Warehouse facility	54,140	—
Other	97,301	95,641

Total current liabilities	1,313,380	1,348,617
Noncurrent liabilities:
Credit facility	572,000	463,000
Deferred tax liabilities	7,646	7,646
Deferred compensation	16,087	10,420
Pension liabilities	12,990	17,233
Deferred business acquisition obligations	106,185	267,896
Minority shareholder redemption liability	18,585	18,402
Other	148,286	105,042

Total liabilities	2,195,159	2,238,256
Commitments and contingencies	—	—
Company shareholders’ equity:
Common stock, $.01 par value per share, 100,000,000 shares authorized; 44,043,059 and 43,470,271 shares issued and outstanding	440	435
Additional paid-in capital	926,114	904,968
Retained earnings	919,184	827,297
Shares held in trust	(7,599)	(7,814)
Accumulated other comprehensive income (loss)	14,834	(33,757)

Total Company shareholders’ equity	1,852,973	1,691,129
Noncontrolling interest	5,878	3,251

Total equity	1,858,851	1,694,380

Total liabilities and equity	$4,054,010	3,932,636

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

Consolidated Statements of Comprehensive Income (Loss)

For the Three and Nine Months Ended September 30, 2012 and 2011

($ in thousands, except share data) (unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Revenue	$949,491	903,210	$2,684,126	2,436,368
Operating expenses:
Compensation and benefits	622,360	602,473	1,752,804	1,608,051
Operating, administrative and other	235,370	207,517	701,731	613,687
Depreciation and amortization	19,089	22,835	58,710	60,500
Restructuring and acquisition charges	6,820	16,031	32,376	22,144

Total operating expenses	883,639	848,856	2,545,621	2,304,382
Operating income	65,852	54,354	138,505	131,986
Interest expense, net of interest income	(9,952)	(9,667)	(24,837)	(27,218)
Equity in earnings from real estate ventures	10,698	514	22,500	2,682

Income before income taxes and noncontrolling interest	66,598	45,201	136,168	107,450
Provision for income taxes	16,916	11,300	34,587	26,863

Net income	49,682	33,901	101,581	80,587
Net income attributable to noncontrolling interest	169	21	603	1,121

Net income attributable to the Company	49,513	33,880	100,978	79,466
Dividends on unvested common stock, net of tax benefit	—	—	(253)	(236)

Net income attributable to common shareholders	$49,513	33,880	$100,725	79,230

Basic earnings per common share	$1.12	0.78	$2.30	1.84
Basic weighted average shares outstanding	44,015,922	43,421,666	43,780,819	43,069,567

Diluted earnings per common share	$1.10	0.76	$2.25	1.79
Diluted weighted average shares outstanding	44,826,502	44,355,453	44,755,817	44,376,796

Other comprehensive income:
Net income attributable to the Company	$49,513	33,880	$100,978	79,466
Foreign currency translation adjustments	54,924	(63,332)	48,591	(13,208)

Comprehensive income (loss) attributable to the Company	$104,437	(29,452)	$149,569	66,258

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

Consolidated Statement of Changes in Equity

For the Nine Months Ended September 30, 2012

($ in thousands, except share data) (unaudited)

	Company Shareholders’ Equity
	Common Stock		Additional Paid-In Capital	Retained Earnings	Shares Held in Trust	Other Comprehensive Income ( Loss)	Noncontrolling Interest	Total Equity
	Shares	Amount
Balances at December 31, 2011	43,470,271	$435	904,968	827,297	(7,814)	(33,757)	3,251	$1,694,380
Net income	—	—	—	100,978	—	—	603	101,581
Shares issued under stock compensation programs	744,259	7	3,483	—	—	—	—	3,490
Shares repurchased for payment of taxes on stock awards	(171,471)	(2)	(11,557)	—	—	—	—	(11,559)
Tax adjustments due to vestings and exercises	—	—	3,438	—	—	—	—	3,438
Amortization of stock compensation	—	—	25,782	—	—	—	—	25,782
Shares held in trust	—	—	—	—	215	—	—	215
Dividends declared, $0.20 per share	—	—	—	(9,091)	—	—	—	(9,091)
Increase in amounts due to noncontrolling interest	—	—	—	—	—	—	2,024	2,024
Foreign currency translation adjustments	—	—	—	—	—	48,591	—	48,591

Balances at September 30, 2012	44,043,059	$440	926,114	919,184	(7,599)	14,834	5,878	$1,858,851

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2012 and 2011

($ in thousands) (unaudited)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Cash flows used in operating activities:
Net income	$101,581	80,587
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	58,710	60,500
Equity in earnings from real estate ventures	(22,500)	(2,682)
Operating distributions from real estate ventures	7,996	555
Provision for loss on receivables and other assets	10,552	9,457
Amortization of deferred compensation	26,181	24,149
Accretion of interest on deferred business acquisition obligations	11,486	15,214
Amortization of debt issuance costs	3,233	3,307
Change in:
Receivables	48,300	(16,328)
Prepaid expenses and other assets	(42,358)	(5,754)
Deferred tax assets, net	6,132	29,406
Excess tax benefit from share-based payment arrangements	(3,438)	(17,524)
Accounts payable, accrued liabilities and accrued compensation	(171,587)	(222,062)

Net cash provided by (used in) operating activities	34,288	(41,175)
Cash flows used in investing activities:
Net capital additions—property and equipment	(54,837)	(55,902)
Business acquisitions	(26,190)	(234,001)
Capital contributions and advances to real estate ventures	(95,166)	(65,684)
Distributions, repayments of advances and sale of investments	40,636	19,424

Net cash used in investing activities	(135,557)	(336,163)
Cash flows from financing activities:
Proceeds from borrowings under credit facilities	1,372,684	1,264,753
Repayments of borrowings under credit facilities	(1,298,000)	(870,100)
Payments of deferred business acquisition obligations	(31,699)	(162,639)
Debt issuance costs	—	(2,630)
Shares repurchased for payment of employee taxes on stock awards	(11,559)	(30,194)
Excess tax adjustment from share-based payment arrangements	3,438	17,524
Common stock issued under option and stock purchase programs	3,490	1,151
Other loan proceeds	13,282	—
Payment of dividends	(9,091)	(6,753)

Net cash provided by financing activities	42,545	211,112
Net decrease in cash and cash equivalents	(58,724)	(166,226)
Cash and cash equivalents, beginning of the period	184,454	251,897

Cash and cash equivalents, end of the period	$125,730	85,671

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,080	8,730
Income taxes, net of refunds	50,031	53,834
Non-cash financing activities:
Deferred business acquisition obligations	$3,831	143,526
Provision recorded for potential earn-out obligations	6,498	14,722

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

Notes to Consolidated Financial Statements (Unaudited)

You should refer to the audited financial statements of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle,” which may also be referred to as “the Company” or as “the firm,” “we,” “us” or “our”) for the year ended December 31, 2011, which are included elsewhere in this prospectus supplement, since we have omitted from these Notes to Consolidated Financial Statements certain footnote disclosures which would substantially duplicate those contained in such audited financial statements. You should also refer to the “Summary of Critical Accounting Policies and Estimates” section within Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the United States Securities and Exchange Commission (“SEC”) and incorporated by reference in the accompanying prospectus, and in Item 7 of our 2011 Annual Report, filed with the SEC and incorporated by reference in the accompanying prospectus, and to Note 2, Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements related to our audited financial statements included elsewhere in this prospectus supplement for further discussion of our significant accounting policies and estimates.

(1) Interim Information

Our consolidated financial statements as of September 30, 2012 and for the three and nine months ended September 30, 2012 and 2011 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for these interim periods have been included. Certain prior year amounts have been reclassified to conform to the current year presentation.

Historically, our quarterly revenue and profits have tended to increase from quarter to quarter as the year progresses. This is the result of a general focus in the real estate industry on completing transactions by calendar-year-end while we recognize certain expenses evenly throughout the year. Our Investment Management segment generally earns investment-generated performance fees on clients’ real estate investment returns and co-investment equity gains when assets are sold, the timing of which is geared toward the benefit of our clients. Within our Real Estate Services (“RES”) segments, revenue for capital markets activities relates to the size and timing of our clients’ transactions and can fluctuate significantly from period to period. Non-variable operating expenses, which we treat as expenses when they are incurred during the year, are relatively constant on a quarterly basis. As such, the results for the periods ended September 30, 2012 and 2011 are not indicative of what our results will be for the full fiscal year.

(2) Significant Accounting Policies

Warehouse Receivables and Facilities

In the first quarter of 2011, we acquired certain assets of Atlanta-based Primary Capital™ Advisors. This acquisition expands our capital market service offerings and allows us to better meet our clients’ needs through the origination, warehousing, sale and servicing of commercial mortgages as a Federal Home Loan Mortgage Corporation (Freddie Mac) Program Plus® Seller/Servicer. We originate mortgages based on contractual purchase commitments which are received from Freddie Mac prior to originating mortgages. Loans are generally funded by our warehouse facility at prevailing market rates. Loans are generally repaid within a one-month period when Freddie Mac buys the loans, while we retain the servicing rights. Upon surrender of control over the warehouse receivables, we account for the transfer as a sale.

We carry Warehouse receivables at the lower of cost or fair value based on the commitment price, in accordance with Accounting Standards Codification (“ASC”) 948, Financial Services—Mortgage Banking. At September 30, 2012, all Warehouse receivables included in the accompanying consolidated balance sheets were under commitment to be purchased. The commitment price is equal to our cost.

Through June 30, 2012, we maintained an open-end warehouse facility with Kemps Landing Capital Company, LLC to fund Warehouse receivables. On January 6, 2012, the Federal Housing Finance Agency announced a termination of Freddie Mac’s purchase commitment agreement with Kemps Landing effective June 30, 2012.

On July 1, 2012, we entered into an uncommitted warehouse facility with a third-party lender, with a maximum capacity of $85 million, to fund Warehouse receivables. This facility bears interest at LIBOR plus 2.5%. During the third quarter, we entered into a short-term agreement with the third-party lender whereby the capacity of the warehouse facility can be increased by $75 million upon establishment of a cash collateral account.

Mortgage Servicing Rights

We retain certain servicing rights in connection with the origination and sale of mortgage loans. We record mortgage servicing rights based on the fair value of these rights on the date the loans are sold. The recording of mortgage servicing rights at their fair value results in net gains, which we record as revenue in our consolidated statements of comprehensive income (loss). At September 30, 2012 and December 31, 2011, we had $3.6 million and $1.4 million, respectively, of mortgage servicing rights carried at the lower of amortized cost or fair value in Identified intangible assets on our consolidated balance sheets. We amortize servicing rights in proportion to and over the estimated period that net servicing income is projected to be received.

We evaluate the mortgage servicing assets for impairment on an annual basis, or more often if circumstances or events indicate a change in fair value. There have been no instances of impairment during all periods presented. Mortgage servicing rights do not actively trade in an open market with readily available observable prices; therefore we determine the fair value of these rights based on certain assumptions and judgments that are Level 3 within the fair value hierarchy, including the estimation of the present value of future cash flows to be realized from servicing the underlying mortgages.

New Accounting Standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU’) No. 2011-05, “Presentation of Comprehensive Income.” ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and requires an entity to present the components of net income and other comprehensive income either in a single continuous statement or in two consecutive statements. To meet the requirements of ASU 2011-05, we have presented other comprehensive income (loss) and its components in our consolidated statements of comprehensive income (loss) starting in 2012.

(3) Revenue Recognition

We earn revenue from the following principal sources:

•	Transaction commissions;

•	Advisory and management fees;

•	Incentive fees;

•	Project and development management fees; and

•	Construction management fees.

We recognize transaction commissions related to leasing services and capital markets services as revenue when we provide the related service unless future contingencies exist. If future contingencies exist, we defer recognition of this revenue until the respective contingencies have been satisfied.

We recognize advisory and management fees related to property management services, valuation services, corporate property services, consulting services and investment management as income in the period in which we perform the related services.

We recognize incentive fees based on the performance of underlying funds’ investments, contractual benchmarks and other contractual formulas.

We recognize project and development management and construction management fees by applying the percentage of completion method of accounting. We use the efforts expended method to determine the extent of progress towards completion for project and development management fees and costs incurred to total estimated costs for construction management fees.

Construction management fees, which are gross construction services revenue net of subcontract costs, were $1.8 million and $2.0 million for the three months ended September 30, 2012 and 2011, respectively, and $5.0 million and $6.6 million for the nine months ended September 30, 2012 and 2011, respectively. Gross construction services revenue totaled $27.9 million and $29.4 million for the three months ended September 30, 2012 and 2011, respectively, and $84.9 million and $104.0 million for the nine months ended September 30, 2012 and 2011, respectively. Subcontract costs totaled $26.1 million and $27.4 million for the three months ended September 30, 2012 and 2011, respectively, and $79.9 million and $97.4 million for the nine months ended September 30, 2012 and 2011, respectively.

Included in our consolidated balance sheets were costs in excess of billings on uncompleted construction contracts of $8.8 million and $7.1 million in Trade receivables as of September 30, 2012 and December 31, 2011, respectively, and billings in excess of costs on uncompleted construction contracts of $3.0 and $4.1 million in Deferred income, respectively, as of September 30, 2012 and December 31, 2011.

Gross and Net Accounting: We follow the guidance of FASB Accounting Standards Codification (“ASC”) 605-45, “Principal and Agent Considerations,” when accounting for reimbursements received from clients. In certain of our businesses, primarily those involving management services, our clients reimburse us for expenses incurred on their behalf. We base the treatment of reimbursable expenses for financial reporting purposes upon the fee structure of the underlying contract.

Accordingly, we report a contract that provides a fixed fee billing, fully inclusive of all personnel and other recoverable expenses incurred but not separately scheduled, on a gross basis. When accounting on a gross basis, our reported revenue includes the full billing to our client and our reported expenses include all costs associated with the client. Certain contractual arrangements in our project and development services, including fit-out business activities, and in facility management, tend to have characteristics that result in accounting on a gross basis. In Note 4, Business Segments, we identify vendor and subcontract costs on certain client assignments in property and facilities management, and project and development services (“gross contract costs”), and present separately their impact on both revenue and operating expense in our RES segments. We exclude these costs from revenue and operating expenses in determining “fee revenue” and “fee based operating expenses” in our segment presentation.

We account for a contract on a net basis when the fee structure is comprised of at least two distinct elements, namely (1) a fixed management fee and (2) a separate component that allows for scheduled reimbursable personnel costs or other expenses to be billed directly to the client. When accounting on a net basis, we include the fixed management fee in reported revenue and net the reimbursement against expenses. We base this accounting on the following factors, which define us as an agent rather than a principal:

•

The property owner or client, with ultimate approval rights relating to the employment and compensation of on-site personnel, and bearing all of the economic costs of such personnel, is determined to be the primary obligor in the arrangement;

•	Reimbursement to Jones Lang LaSalle is generally completed simultaneously with payment of payroll or soon thereafter;

•

Because the property owner is contractually obligated to fund all operating costs of the property from existing cash flow or direct funding from its building operating account, Jones Lang LaSalle bears little or no credit risk; and

•	Jones Lang LaSalle generally earns no margin in the reimbursement aspect of the arrangement, obtaining reimbursement only for actual costs incurred.

The majority of our service contracts are accounted for on a net basis. Total costs incurred and reimbursed by our clients for service contracts that were accounted for on a net basis were $370.8 million and $354.2 million for the three months ended September 30, 2012 and 2011, respectively, and $1,123.6 million and $1,072.4 million for the nine months ended September 30, 2012 and 2011, respectively.

Contracts accounted for on a gross basis resulted in certain costs reflected in revenue and operating expenses of $71.7 million and $46.8 million for the three months ended September 30, 2012 and 2011, respectively, and $209.2 million and $143.6 million for the nine months ended September 30, 2012 and 2011, respectively.

Certain of our management services which provide for fixed fees inclusive of personnel and other expenses incurred were accounted for on a net basis in 2011. In 2012, these management services revenue and expenses are presented on a gross basis. For the three and nine months ended September 30, 2011, gross accounting for these management services would have added $18.7 million and $56.1 million, respectively, to both revenue and expense.

The presentation of expenses pursuant to all of these arrangements under either a gross or net basis has no impact on operating income, net income or cash flows.

(4) Business Segments

We manage and report our operations as four business segments:

The three geographic regions of Real Estate Services (“RES”):

(i)	Americas,

(ii)	Europe, Middle East and Africa (“EMEA”),

(iii)	Asia Pacific; and

(iv)	Investment Management, which offers investment management services on a global basis.

Each geographic region offers our full range of Real Estate Services, including agency leasing and tenant representation, capital markets and hotels, property management, facilities management, project and development management, energy management and sustainability, construction management, and advisory, consulting and valuation services.

The Investment Management segment provides investment management services to institutional investors and high-net-worth individuals.

Operating income (loss) represents total revenue less direct and indirect allocable expenses. We allocate all expenses to our segments, other than interest and income taxes, as nearly all expenses incurred benefit one or more of the segments. Allocated expenses primarily consist of corporate global overhead. We allocate these corporate global overhead expenses to the business segments based on the budgeted operating expenses of each segment.

For segment reporting, we show revenue net of gross contract costs in our RES segments. Excluding these costs from revenue and expenses in a “net” presentation of “fee revenue” and “fee-based operating expense” more accurately reflects how we manage our expense base and operating margins. See Note 3, Revenue Recognition, for additional information on our gross and net accounting. For segment reporting we also show Equity in earnings (losses) from real estate ventures within total segment revenue, since it is an integral part of our Investment Management segment. Finally, our measure of segment results also excludes restructuring charges and certain acquisition related costs.

The Chief Operating Decision Maker of Jones Lang LaSalle measures the segment results net of gross contract costs, with equity in earnings (losses) from real estate ventures, and without restructuring charges. We define the Chief Operating Decision Maker collectively as our Global Executive Committee, which is comprised of our Global Chief Executive Officer, Global Chief Operating and Financial Officer and the Chief Executive Officers of each of our reporting segments.

Summarized unaudited financial information by business segment for the three and nine months ended September 30, 2012 and 2011 is as follows ($ in thousands):

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Real Estate Services
Americas
Segment revenue:
Revenue	$437,221	379,273	1,191,841	1,013,128
Equity in earnings (losses)	131	34	(77)	2,666

Total segment revenue	437,352	379,307	1,191,764	1,015,794
Gross contract costs	(23,464)	(575)	(62,180)	(3,890)

Total segment fee revenue	413,888	378,732	1,129,584	1,011,904

Operating expenses:
Compensation, operating and administrative expenses	383,964	332,831	1,067,768	908,736
Depreciation and amortization	10,748	9,325	31,129	28,793

Total segment operating expenses	394,712	342,156	1,098,897	937,529
Gross contract costs	(23,464)	(575)	(62,180)	(3,890)

Total fee-based segment operating expenses	371,248	341,581	1,036,717	933,639

Operating income	$42,640	37,151	92,867	78,265

EMEA
Segment revenue:
Revenue	$234,410	247,298	696,906	633,720
Equity in (losses) earnings	(158)	4	(228)	(306)

Total segment revenue	234,252	247,302	696,678	633,414
Gross contract costs	(26,330)	(19,602)	(79,294)	(63,137)

Total segment fee revenue	207,922	227,700	617,384	570,277

Continued: Summarized unaudited financial information by business segment for the three and nine months ended September 30, 2012 and 2011 is as follows ($ in thousands):

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Real Estate Services
Operating expenses:
Compensation, operating and administrative expenses	225,124	236,855	673,217	619,136
Depreciation and amortization	4,759	9,824	16,643	20,326

Total segment operating expenses	229,883	246,679	689,860	639,462
Gross contract costs	(26,330)	(19,602)	(79,294)	(63,137)

Total fee-based segment operating expenses	203,553	227,077	610,566	576,325

Operating income (loss)	$4,369	623	6,818	(6,048)

Asia Pacific
Segment revenue:
Revenue	$206,272	200,536	597,147	580,362
Equity in earnings	47	56	161	151

Total segment revenue	206,319	200,592	597,308	580,513
Gross contract costs	(21,893)	(26,577)	(67,772)	(76,563)

Total segment fee revenue	184,426	174,015	529,536	503,950

Operating expenses:
Compensation, operating and administrative expenses	191,026	183,563	555,446	530,311
Depreciation and amortization	3,143	3,128	9,556	9,202

Total segment operating expenses	194,169	186,691	565,002	539,513
Gross contract costs	(21,893)	(26,577)	(67,772)	(76,563)

Total fee-based segment operating expenses	172,276	160,114	497,230	462,950

Operating income	$12,150	13,901	32,306	41,000

Investment Management
Segment revenue:
Revenue	$71,588	76,103	198,232	209,158
Equity in earnings	10,678	420	22,644	171

Total segment revenue	82,266	76,523	220,876	209,329
Operating expenses:
Compensation, operating and administrative expenses	57,616	56,741	158,104	163,555
Depreciation and amortization	439	558	1,382	2,179

Total segment operating expenses	58,055	57,299	159,486	165,734

Operating income	$24,211	19,224	61,390	43,595

Segment Reconciling Items:
Total segment revenue	$960,189	903,724	2,706,626	2,439,050
Reclassification of equity in earnings (losses)	10,698	514	22,500	2,682

Total revenue	949,491	903,210	2,684,126	2,436,368

Total segment operating expenses before restructuring charges	876,819	832,825	2,513,245	2,282,238
Restructuring charges	6,820	16,031	32,376	22,144

Operating income	$65,852	54,354	138,505	131,986

(5) Business Combinations, Goodwill and Other Intangible Assets

2012 Business Combinations Activity

In the first nine months of 2012, we paid $26.2 million for acquisitions consisting of $13.9 million for three new acquisitions and $12.3 million for contingent earn-out consideration for acquisitions completed in prior years. We also paid $31.7 million to satisfy deferred acquisition obligations, primarily for the 2011 King Sturge acquisition.

In the first nine months of 2012, we completed three acquisitions: (1) MPS an Australian tenant advisory firm, (2) 360 Commercial Partners, an Orange County, California based real estate services firm that specializes in industrial sales and leasing, and (3) Credo Real Estate, a Singapore-based real estate advisory firm specializing in collective and residential sales, valuations, auctions, research and consultancy. Terms of these acquisitions included: (1) cash paid at closing, net of cash acquired, of $13.9 million, (2) consideration subject only to the passage of time recorded as Deferred business acquisition obligations at a current fair value of $3.8 million, and (3) additional consideration subject to earn-out provisions that will be paid only if certain conditions are achieved, recorded as current and long-term liabilities, at their estimated fair value of $6.5 million. These acquisitions resulted in goodwill of $25.1 million, and identifiable intangibles of $1.4 million.

During the six months ended June 30, 2012, we finalized the purchase price allocation of the net assets acquired in the 2011 King Sturge acquisition, resulting in $3.5 million of additional goodwill.

Earn-Out Payments

At September 30, 2012, we had the potential to make earn-out payments on 14 acquisitions that are subject to the achievement of certain performance conditions. The maximum amount of the potential earn-out payments for these acquisitions was $148.0 million at September 30, 2012. Assuming the achievement of the applicable performance conditions, we anticipate that the majority of these earn-out payments will come due by the end of 2013, with the remaining payments coming due at various times through 2015.

Approximately $127.4 million of these potential earn-out payments are the result of acquisitions completed prior to the adoption of the fair value requirements for contingent consideration under ASC 805, “Business Combinations,” and thus will be recorded as additional purchase consideration if and when the contingency is met. Changes in the estimated fair value of the remaining $20.6 million of potential earn-out payments will result in increases or decreases in Operating, administrative and other expenses in our consolidated statements of comprehensive income (loss). The fair value of these contingent payments is based on discounted cash flow models that reflect our projection of operating results of each respective acquisition and are based on Level 3 inputs in the fair value hierarchy.

Goodwill and Other Intangible Assets

We have $1.9 billion of unamortized intangibles and goodwill as of September 30, 2012. A significant portion of these unamortized intangibles and goodwill are denominated in currencies other than U.S. dollars, which means that a portion of the movements in the reported book value of these balances is attributable to movements in foreign currency exchange rates. The tables below detail the foreign exchange impact on our intangible and goodwill balances. Of the $1.9 billion of unamortized intangibles and goodwill: (1) goodwill of $1.8 billion with indefinite useful lives is not amortized, (2) identifiable intangibles of $38.7 million will be amortized over their remaining finite useful lives, and (3) $9.0 million of identifiable intangibles with indefinite useful lives is not amortized.

The following table details, by reporting segment, the current year movements in goodwill with indefinite useful lives ($ in thousands):

	Real Estate Services
	Americas	EMEA	Asia Pacific	Investment Management	Consolidated
Gross Carrying Amount
Balance as of January 1, 2012	$922,301	592,634	217,434	18,838	1,751,207
Additions, net of adjustments	8,302	9,143	23,865	—	41,310
Impact of exchange rate movements	(44)	20,505	3,203	763	24,427

Balance as of September 30, 2012	$930,559	622,282	244,502	19,601	1,816,944

The following table details, by reporting segment, the current year movements in the gross carrying amount and accumulated amortization of our identifiable intangibles ($ in thousands):

	Real Estate Services
	Americas	EMEA	Asia Pacific	Investment Management	Consolidated
Gross Carrying Amount
Balance as of January 1, 2012	$87,077	44,107	12,419	8,788	152,391
Additions	3,474	—	1,166	—	4,640
Adjustment for fully amortized intangibles	—	(3,700)	—	—	(3,700)
Impact of exchange rate movements	(8)	2,008	181	316	2,497

Balance as of September 30, 2012	$90,543	42,415	13,766	9,104	155,828

Accumulated Amortization
Balance as of January 1, 2012	$(64,662)	(24,104)	(10,887)	(148)	(99,801)
Amortization expense	(5,318)	(4,442)	(977)	—	(10,737)
Adjustment for fully amortized intangibles	—	3,700	—	—	3,700
Impact of exchange rate movements	9	(1,106)	(148)	—	(1,245)

Balance as of September 30, 2012	$(69,971)	(25,952)	(12,012)	(148)	(108,083)

Net book value as of September 30, 2012	$20,572	16,463	1,754	8,956	47,745

The following table shows the remaining estimated future amortization expense for our identifiable intangibles with finite useful lives at September 30, 2012 ($ in thousands):

2012 (3 months)	$3,306
2013	8,941
2014	8,057
2015	6,501
2016	3,044
2017	2,486
Thereafter	6,406

Total	$38,741

(6) Investments in Real Estate Ventures

As of September 30, 2012, we had total investments in real estate ventures of $295.5 million that we account for primarily under the equity method of accounting. Our investments are primarily co-investments in approximately 40 separate property or fund co- investments for which we also have an advisory agreement. Our ownership percentages in these investments generally range from less than 1% to 15%.

We utilize two investment vehicles to facilitate the majority of our co-investment activity when we do not invest directly into a real estate venture. LaSalle Investment Company I (“LIC I”) is our investment vehicle for substantially all co-investment commitments made through December 31, 2005. LIC I is fully committed to underlying real estate ventures. At September 30, 2012, our maximum potential unfunded commitment to LIC I is $4.8 million (€3.7 million). LaSalle Investment Company II (“LIC II”) is our investment vehicle for substantially all co-investment commitments made after December 31, 2005. At September 30, 2012, LIC II has unfunded capital commitments to the underlying funds of $186.9 million, of which our 48.78% share is $91.2 million. The $91.2 million commitment is part of our maximum potential unfunded total commitment to LIC II at September 30, 2012 of $153.0 million. Exclusive of our LIC I and LIC II commitment structures, we have other potential unfunded commitment obligations, the maximum of which is $38.0 million as of September 30, 2012.

LIC I and LIC II invest in certain real estate ventures that own and operate commercial real estate. We have an effective 47.85% ownership interest in LIC I, and an effective 48.78% ownership interest in LIC II; primarily institutional investors hold the remaining 52.15% and 51.22% interests in LIC I and LIC II, respectively. Additionally, a non-executive Director of Jones Lang LaSalle is an investor in LIC I on equivalent terms to other investors.

LIC I’s and LIC II’s exposures to liabilities and losses of the ventures are limited to their existing capital contributions and remaining capital commitments. We expect that LIC I will draw down on our remaining commitment over the next one to two years to satisfy its existing commitments to underlying funds, and we expect that LIC II will draw down on our commitment over the next four to eight years as it enters into new commitments. Our Board of Directors has approved the use of our co-investment capital in particular situations to control existing real estate assets or portfolios to seed future investments within LIC II.

As of September 30, 2012, LIC II maintains a $60.0 million revolving credit facility (the “LIC II Facility”), principally for working capital needs. The LIC II Facility contains a credit rating trigger and a material adverse condition clause. If either the credit rating trigger or the material adverse condition clause becomes triggered, the facility would be in default and outstanding borrowings would need to be repaid. Such a condition would require us to fund our pro-rata share of the then outstanding balance on LIC II, which is the limit of our liability. The maximum exposure to Jones Lang LaSalle, assuming that the LIC II Facility was fully drawn, would be $29.3 million. The exposure is included within and cannot exceed our maximum potential unfunded commitment to LIC II of $153.0 million. As of September 30, 2012, LIC II had $48.1 million of outstanding borrowings on the facility.

Our investments in real estate ventures include investments in entities classified as variable interest entities (“VIEs”) that we analyze for potential consolidation. We had investments of $10.7 million and $22.3 million at September 30, 2012 and December 31, 2011, respectively, in entities classified as VIEs. We evaluate each of these VIEs to determine whether we might have the power to direct the activities that most significantly impact the entity’s economic performance. In each case, we determined that we either (a) did not have the power to direct the key activities or (b) shared power with investors, lenders, or other actively-involved third parties. Additionally, our exposure to loss in these VIEs is limited to the amount of our investment in the entities. Therefore, we concluded that we would not be deemed to (1) have a controlling financial interest in or (2) be the primary beneficiary of these VIEs. Accordingly, we do not consolidate these VIEs in our consolidated financial statements.

Impairment

We review our investments in real estate ventures that are accounted for under the equity method of accounting on a quarterly basis for indications of (1) whether the carrying value of the real estate assets underlying our investments in real estate ventures may not be recoverable or (2) whether our equity in these investments is other than temporarily impaired. When events or changes in circumstances indicate that the carrying amount of a real estate asset underlying one of our investments in real estate ventures may be impaired, we review the recoverability of the carrying amount of the real estate asset in comparison to an estimate of the future undiscounted cash flows expected to be generated by the underlying asset. When the carrying amount of the real estate asset is in excess of the future undiscounted cash flows, we use a discounted cash flow approach to determine the fair value of the asset in computing the amount of the impairment. Equity in earnings (losses) from real estate ventures included impairment charges of $1.5 million and $2.3 million, for the three months ended September 30, 2012 and 2011, respectively, and $5.9 million and $5.2 million, for the nine months ended September 30, 2012 and 2011, respectively, representing our share of the impairment charges against individual assets held by our real estate ventures.

Fair Value

Starting in the third quarter of 2011, we elected the fair value option, in the ordinary course of business at the time of the initial investment, for certain investments in real estate ventures because we believe the fair value accounting method more accurately represents the value and performance of these investments. At September 30, 2012 and December 31, 2011, we had $97.0 million and $35.9 million, respectively, of investments that were accounted for under the fair value method. For investments in real estate ventures for which the fair value option has been elected, we increase or decrease our investment each reporting period by the change in the fair value of these investments. These fair value adjustments are reflected as gains or losses in our consolidated statements of comprehensive income (loss) within Equity in earnings (losses) from real estate ventures. For the three and nine months ended September 30, 2012 we recognized fair value gains of $1.6 million and $0.4 million, respectively, and no fair value adjustments were recognized during the three and nine months ended September 30, 2011. The fair value of these investments is based on discounted cash flow models and other assumptions that reflect our outlook for the commercial real estate market relative to these real estate assets and is primarily based on inputs that are Level 3 inputs in the fair value hierarchy. See Note 9, Fair Value Measurements, for further detail on our fair value accounting.

The following table shows the current year movements in our investments in real estate ventures that are accounted for under the fair value accounting method ($ in thousands):

Fair value investments as of January 1, 2012	$35,872

Investments	88,178
Distributions	(3,883)
Net fair value gain	397
Foreign currency translation adjustments, net	808

Fair value investments as of September 30, 2012	$121,372

(7) Stock-based Compensation

Restricted Stock Unit Awards

Along with cash based-salaries and performance-based annual cash incentive awards, restricted stock unit awards represent a primary element of our compensation program for Company officers, managers and professionals.

Historically a significant portion of restricted stock units granted each year have been granted in the first quarter of the year under our Stock Ownership Program (the “SOP”). The SOP generally required that from 10% to 20% of incentive compensation (or “bonus”) of our senior-most 5% of employees be deferred and delivered in restricted stock units. Under the SOP plan we have granted approximately 365,000, 212,000 and 297,000 shares of restricted stock in the first quarters of 2012, 2011 and 2010, respectively. In the second quarter of 2012, we terminated the SOP in connection with incentive compensation payments for 2012 performance, and no additional restricted stock units will be issued under the SOP. Since the start of the SOP, our employee population has grown significantly and other aspects of our compensation programs have evolved, as a result of which we have determined that (1) there are other more targeted and strategic approaches we can take in order to enhance our equity incentive compensation programs, and (2) we can do so in a way that will be less dilutive to shareholders than the SOP would be if we continued this plan. We anticipate that the termination of the SOP will significantly change the timing and number of restricted stock units granted annually starting in 2013.

Restricted stock unit activity for the three months ended September 30, 2012 is as follows:

	Shares (thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value ($ in millions)
Unvested at July 1, 2012	1,710.5	$68.49
Granted	15.6	70.56
Vested	(356.9)	69.34
Forfeited	(16.2)	63.56

Unvested at September 30, 2012	1,353.0	$68.35	2.22 years	$95.9

Unvested shares expected to vest	1,310.9	$68.38	2.22 years	$93.0

Restricted stock unit activity for the nine months ended September 30, 2012 is as follows:

	Shares (thousands)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value ($ in millions)
Unvested at January 1, 2012	1,362.3	$66.29
Granted	592.8	67.08
Vested	(574.3)	62.14
Forfeited	(27.8)	68.70

Unvested at September 30, 2012	1,353.0	$68.35	2.22 years	$95.9

Unvested shares expected to vest	1,310.9	$68.38	2.22 years	$93.0

We determine the fair value of restricted stock units based on the market price of the Company’s common stock on the grant date. As of September 30, 2012, we had $37.0 million of remaining unamortized deferred compensation related to unvested restricted stock units. We will recognize the remaining cost of unvested restricted stock units outstanding at September 30, 2012 over varying periods into 2017.

Shares vesting during the three months ended September 30, 2012 and 2011 had grant date fair values of $24.7 million and $31.4 million, respectively. Shares vesting during the nine months ended September 30, 2012 and 2011 had grant date fair values of $35.7 million and $49.6 million, respectively.

Other Stock Compensation Programs

The Jones Lang LaSalle Savings Related Share Option Plan (“Save As You Earn” or “SAYE”) is for eligible employees of our United Kingdom and Ireland based operations. Under this plan, employees make an annual election to contribute to the plan to purchase stock at a 15% discount from the market price at the beginning of the plan’s three and five year vesting periods. In June 2012, we issued approximately 127,400 options under the SAYE plan at an exercise price of $59.26. In March 2011, we issued approximately 17,000 options at an exercise price of $83.72. No options were issued in the third quarter of 2012. At September 30, 2012, there were approximately 240,200 options outstanding under the SAYE plan.

(8) Retirement Plans

We maintain five contributory defined benefit pension plans in the United Kingdom, Ireland and Holland to provide retirement benefits to eligible employees. It is our policy to fund the minimum annual contributions required by applicable regulations. We use a December 31st measurement date for our plans. Net periodic pension cost consisted of the following for the three and nine months ended September 30, 2012 and 2011 ($ in thousands):

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Employer service cost—benefits earned during the period	$986	1,302	2,970	2,947
Interest cost on projected benefit obligation	3,538	4,700	10,605	10,256
Expected return on plan assets	(4,321)	(5,952)	(12,941)	(12,709)
Net amortization of deferrals	524	317	1,569	953
Recognized actuarial loss	39	56	117	168

Net periodic pension cost	$766	423	2,320	1,615

The expected return on plan assets, included in net periodic pension cost, is based on forecasted long-term rates of return on plan assets of each individual plan; expected returns range from 5.4% to 7.0%.

For the three and nine months ended September 30, 2012, we made payments of $3.5 million and $8.1 million, respectively, to these plans. We expect to contribute an additional $4.2 million to these plans in the last three months of 2012, for a total of $12.3 million in 2012. We made $19.8 million of contributions to these plans in 2011, including $11.8 million of contributions to the plan acquired from King Sturge in May 2011.

(9) Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures,” establishes a framework for measuring fair value in generally accepted accounting principles and establishes the following three-tier fair value hierarchy:

•	Level 1. Observable inputs such as quoted prices for identical assets or liabilities in active markets;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

We regularly use foreign currency forward contracts to manage our currency exchange rate risk related to intercompany lending and cash management practices. We determine the fair value of these contracts based on current market rates at each balance sheet date. The inputs for these valuation techniques are primarily Level 2 inputs. At September 30, 2012, these forward exchange contracts had a gross notional value of $1.6 billion ($720.2 million on a net basis) and were recorded on our consolidated balance sheet as a current asset of $5.4 million and a current liability of $5.8 million. At December 31, 2011, these forward exchange contracts had a gross notional value of $1.7 billion ($758.2 million on a net basis) and were recorded on our consolidated balance sheet as a current asset of $4.2 million and a current liability of $5.6 million. The revaluations of our foreign currency forward contracts resulted in net losses of $0.4 million and $14.5 million for the three months ended September 30, 2012 and 2011, respectively. Gains and losses from the revaluation of these contracts are recognized as a component of Operating, administrative and other expense and are offset by the gains and losses recognized on the revaluation of intercompany loans and other foreign currency balances such that the net impact to earnings was not significant.

We maintain a deferred compensation plan for certain of our U.S. employees that allows them to defer portions of their compensation. The values of the assets and liabilities of this plan are determined based on the returns of certain mutual funds and other securities. The inputs for these valuations are primarily Level 2 inputs in the fair value hierarchy. This plan is recorded on our consolidated balance sheet at September 30, 2012 as Other long-term assets of $48.6 million, Other long-term liabilities of $57.0 million, and as a reduction of equity, Shares held in trust, of $7.6 million. This plan is recorded on our consolidated balance sheet at December 31, 2011 as Other long-term assets of $39.1 million, Other long-term liabilities of $46.7 million, and as a reduction of equity, Shares held in trust, of $7.8 million.

See Note 6, Investments in Real Estate Ventures, for fair value measurements relating to our investments in real estate ventures. Also, see Note 5, Business Combinations, Goodwill and Other Intangible Assets, for fair value measurements related to our earn-out obligations that are valued based on the fair value requirements for contingent consideration under ASC 805, “Business Combinations.”

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, receivables, accounts payable, short-term borrowings, borrowings under our credit facility, borrowings under our Warehouse facilities and foreign currency forward contracts. The carrying values of cash and cash equivalents, receivables, accounts payable, short-term borrowings and borrowings under our Warehouse facilities approximate their estimated fair values due to the short maturity of these instruments. We record warehousing receivables at fair value based on the commitment price, in accordance with ASC 948, Financial Services—Mortgage Banking.

The estimated fair value of our borrowings under our credit facility approximates their carrying value due to their variable interest rate terms. The fair value of our foreign currency forward contracts is disclosed above. At September 30, 2012, we have no recurring fair value measurements for financial assets and liabilities that are based on unobservable inputs or Level 3 inputs.

(10) Debt

We have a $1.1 billion unsecured revolving credit facility (the “Facility”) that matures in June 2016. We had $572.0 million and $463.0 million outstanding under the Facility, at September 30, 2012 and December 31, 2011, respectively. At September 30, 2012 we had the capacity to borrow up to an additional $510.7 million under the Facility. The average outstanding borrowings under the Facility were $712.0 million and $600.0 million during the three months ended September 30, 2012 and 2011, respectively, and $678.0 million and $421.5 million during the nine months ended September 30, 2012 and 2011, respectively.

The pricing on the Facility ranges from LIBOR plus 112.5 basis points to LIBOR plus 225.0 basis points. As of September 30, 2012, pricing on the Facility was LIBOR plus 137.5 basis points. The effective interest rate on our debt was 1.6%, during both the three months ended September 30, 2012 and 2011, respectively, and 1.6% and 1.8%, during the nine months ended September 30, 2012 and 2011, respectively.

We remain in compliance with all covenants under our Facility as of September 30, 2012. The Facility requires us to maintain a leverage ratio that does not exceed 3.50 to 1 through September 2013 and 3.25 to 1 thereafter, and a minimum cash interest coverage ratio of 3.00 to 1.

In addition to our Facility, we have the capacity to borrow up to an additional $46.7 million under local overdraft facilities. We had short-term borrowings (including capital lease obligations and local overdraft facilities) of $30.8 million and $65.1 million at September 30, 2012 and December 31, 2011, respectively, of which $24.8 million and $38.7 million at September 30, 2012 and December 31, 2011, respectively, was attributable to local overdraft facilities.

(11) Earnings Per Share and Net Income Attributable to Common Shareholders

We calculate earnings per share by dividing net income attributable to common shareholders by weighted average shares outstanding. To calculate net income attributable to common shareholders, we subtract dividend-equivalents (net of tax) paid on outstanding but unvested shares of restricted stock units from net income in the period the dividend is declared. Included in the calculations of net income attributable to common shareholders are dividend-equivalents of $0.3 million and $0.2 million net of tax, for the nine months ended September 30, 2012 and 2011, respectively.

The difference between basic weighted average shares outstanding and diluted weighted average shares outstanding is the dilutive impact of common stock equivalents. Common stock equivalents consist of shares to be issued under employee stock compensation programs.

The following table details the calculations of basic and diluted earnings per common share for the three and nine months ended September 30, 2012 and 2011 ($ in thousands, except per share amounts):

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Net income attributable to the Company	$49,513	33,880	100,978	79,466
Dividends on unvested common stock, net of tax benefit	—	—	253	236

Net income attributable to common shareholders	$49,513	33,880	100,725	79,230

Basic weighted average shares outstanding	44,015,922	43,421,666	43,780,819	43,069,567
Basic income per common share before dividends on unvested common stock	1.12	0.78	2.31	1.85
Dividends on unvested common stock, net of tax benefit	—	—	(0.01)	(0.01)

Basic earnings per common share	$1.12	0.78	2.30	1.84

Diluted weighted average shares outstanding	44,826,502	44,355,453	44,755,817	44,376,796
Diluted income per common share before dividends on unvested common stock	$1.10	0.76	2.26	1.80
Dividends on unvested common stock, net of tax benefit	—	—	(0.01)	(0.01)

Diluted earnings per common share	$1.10	0.76	2.25	1.79

(12) Commitments and Contingencies

We are a defendant in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Many of these litigation matters are covered by insurance (including insurance provided through a captive insurance company), although they may nevertheless be subject to large deductibles and the amounts being claimed may exceed the available insurance. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the ultimate resolution of such claims and litigation will not have a material adverse effect on our financial position, results of operations or liquidity.

In order to better manage our global insurance program and support our risk management efforts, we supplement our traditional insurance coverage for certain types of claims by using a wholly-owned captive insurance company. The level of risk retained by our captive insurance company, with respect to professional indemnity claims, is up to $2.5 million per claim.

When a potential loss event occurs, management estimates the ultimate cost of the claim and accrues the related cost when probable and estimable. The accrual for professional indemnity insurance claims facilitated through our captive insurance company which relates to multiple years was $0.8 million and $0.7 million, net of receivables, as of September 30, 2012 and December 31, 2011, respectively.

(13) Restructuring and Acquisition Charges

For the three and nine months ended September 30, 2012, we recognized $6.8 million and $32.4 million, respectively, of restructuring and acquisition integration costs consisting of (1) severance, (2) King Sturge employee retention bonuses, (3) lease exit charges, and (4) other acquisition and information technology integration costs.

For the three and nine months ended September 30, 2011, we recognized $16.0 million and $22.1 million, respectively, of restructuring and acquisition integration costs related to the King Sturge acquisition.

The following table shows the restructuring and acquisition accrual activity, and the related payments made during the nine months ended September 30, 2012 and 2011 ($ in thousands):

	Severance	Retention Bonuses	Lease Exit	Other Acquisition Costs	Total
January 1, 2012	$11,712	7,555	7,912	4,778	31,957

Accruals	4,227	7,552	8,227	12,370	32,376
Fixed asset disposals	—	—	—	(1,799)	(1,799)
Payments made	(11,209)	(6,465)	(2,192)	(12,856)	(32,722)

September 30, 2012	$4,730	8,642	13,947	2,493	29,812

	Severance	Retention Bonuses	Lease Exit	Other Acquisition Costs	Total
January 1, 2011	$4,267	—	546	—	4,813

Accruals	834	9,102	5,047	7,161	22,144
Payments made	(3,913)	(1,148)	(475)	(5,213)	(10,749)

September 30, 2011	$1,188	7,954	5,118	1,948	16,208

We expect that accrued severance and other accrued acquisition costs will be paid during 2012. Payments relating to accrued retention bonuses will be made periodically through the second quarter of 2014. Lease exit payments are dependent on the terms of various leases, which extend as far out as 2017.

(14) Subsequent Events

The Company announced on October 29, 2012, that its Board of Directors has declared a semi-annual cash dividend of $0.20 per share of its common stock. The dividend payment will be made on December 14, 2012, to holders of record at the close of business on November 15, 2012. A dividend-equivalent in the same per share amount will also be paid simultaneously on outstanding but unvested shares of restricted stock units granted under the Company’s Stock Award and Incentive Plan.

PROSPECTUS

Jones Lang LaSalle Incorporated

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (i) shares of our common stock, (ii) shares of our preferred stock, which we may issue in one or more series, (iii) debt securities, (iv) depositary shares representing shares of preferred stock, (v) warrants, (vi) subscription rights, (vii) purchase contracts and (viii) purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “JLL.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 18 of this prospectus.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including a free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” on page 19 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the terms “we,” “us,” “our” and “Jones Lang LaSalle” refer to Jones Lang LaSalle Incorporated and its subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date other than the date on the front cover of such documents or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

ii

JONES LANG LASALLE INCORPORATED

This summary highlights information about Jones Lang LaSalle Incorporated. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should read carefully this entire prospectus, any prospectus supplement and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in the section below entitled “Where You Can Find More Information.”

Jones Lang LaSalle Incorporated offers comprehensive integrated real estate and investment management services on a local, regional and global basis to owner, occupier and investor clients. We are an industry leader in property and corporate facilities management and transaction services. LaSalle Investment Management, a wholly owned member of the Jones Lang LaSalle group that comprises our fourth business segment, is one of the world’s largest and most diversified real estate investment management firms.

The broad range of real estate services we offer includes agency leasing and tenant representation, capital markets and hotels, property management, facilities management, project and development management, energy management and sustainability, construction management, investment management, and advisory, consulting and valuation services.

We offer these services locally, regionally and globally to real estate owners, investors and occupiers for a variety of property types, including: offices, hotels, industrial properties, retail properties, healthcare and laboratory facilities, multi-family residential and military housing, critical environments and data centers, and sports and cultural facilities.

Individual regions and markets may focus on different property types to a greater or lesser extent depending on local requirements, market conditions and the opportunities we perceive.

We work for a broad range of clients who represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size. They include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities. Increasingly, we are offering services to middle-market companies seeking to outsource real estate services. Through our LaSalle Investment Management subsidiary, we invest for clients on a global basis in both (i) publicly traded real estate securities and (ii) private real estate assets.

We have grown our business by expanding our client base and the range of our services and products, both organically and through a series of strategic acquisitions and mergers. Our extensive global platform and in-depth knowledge of local real estate markets enable us to serve as a single-source provider of solutions for the full spectrum of real estate needs of our clients. We first began to establish this network of services across the globe through the 1999 merger of the Jones Lang Wootton companies (founded in England in 1783) with those of LaSalle Partners Incorporated (founded in the United States in 1968).

Our acquisition in 2011 of King Sturge, a United Kingdom-based international property consultancy, further extends our historical roots back to its founding in 1760.

We were incorporated in 1997. Our principal executive offices are located at 200 East Randolph Drive, Chicago, IL, 60601, and our telephone number is (312) 782-5800. Our website is www.joneslanglasalle.com. The content of our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, in our most recent Annual Report on Form 10-K and in any Quarterly Reports on Form 10-Q filed by us subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus and the documents incorporated by reference herein regarding, among other things, future financial results and performance, achievements and plans and objectives may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Those statements include trend analyses and other information relative to markets for our services and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks, uncertainties and other factors, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein. We discuss those risks, uncertainties and other factors (i) in our Annual Report on Form 10-K for the year ended December 31, 2011 in Item 1A, “Risk Factors”; Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and Item 8, “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements” and elsewhere, (ii) in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 3, “Quantitative and Qualitative Disclosures About Market Risk” and elsewhere and (iii) in the other reports we file under the Exchange Act. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

Important factors that could cause actual results to differ from those in our forward-looking statements include, without limitation:

•	the effect of political, economic and market conditions and geopolitical events;

•	the logistical and other challenges inherent in operating in numerous different countries;

•	the actions and initiatives of current and potential competitors;

•	the level and volatility of real estate prices, interest rates, currency values and other market indices;

•	the outcome of pending litigation;

•	the impact of current, pending and future legislation and regulation; and

•

other risks identified in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Exchange Act, all of which are incorporated by reference into this prospectus.

You should also carefully review other reports that we file with the SEC.

Accordingly, we caution our readers not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	1.45x	1.23x	3.86x	3.73x	1.69x	2.74x	8.32x

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” represents net earnings before income taxes, and certain adjustments for activity relative to equity earnings, plus fixed charges, less capitalized interest. Fixed charges consist of interest expense, including amortization of debt discount and financing costs, capitalized interest and one-third of rental expense, which we believe is representative of the interest component of rental expense.

Historically, our quarterly revenue and profits have tended to increase from quarter to quarter as the year progresses. This is the result of a general focus in the real estate industry on completing transactions by calendar-year-end while we recognize certain expenses more evenly throughout the year. Accordingly, the results for the three months ended March 31, 2012 are not necessarily indicative of what our results will be for the full fiscal year ending December 31, 2012.

We did not have any preferred stock outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security that may be offered or sold. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description briefly summarizes certain information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporation Law, as amended (the “MGCL”), our Restated Articles of Incorporation, as amended (our “charter”), and our Amended and Restated Bylaws, as amended (our “bylaws”).

As used in this “Description of Capital Stock,” the terms “the Company,” “we,” “our” and “us” refer to Jones Lang LaSalle Incorporated, a Maryland corporation, and do not, unless otherwise specified, include our subsidiaries.

Capital Stock

Our authorized capital stock consists of (i) 100,000,000 shares of common stock, $.01 par value per share, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2012, we had approximately 43.6 million shares of common stock issued and outstanding, and no shares of preferred stock issued.

Our board of directors is authorized to classify and reclassify any unissued portion of the authorized shares of any class of capital stock by fixing or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares of capital stock. This authority includes the classification or reclassification of such shares into classes with preferential rights and the division and classification of any class into one or more series.

Common Stock

Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as disclosed herein or as required by law, our charter or our bylaws, action at a meeting of shareholders at which a quorum is present is by a majority of votes cast by shareholders entitled to vote, voting as a single class. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares. In the event of any liquidation or dissolution of us or winding-up of our affairs, holders of common stock will be entitled to share ratably in the assets of the Company remaining after payment of, or adequate provision for payment of liabilities to creditors, subject to the right of holders of preferred stock or any other class of our capital stock having preference over our common stock, if any, to receive preferential distributions. The rights, preferences and privileges of holders of common stock are subject to applicable law and the rights of the holders of any shares of preferred stock and any additional classes of stock which we may issue in the future.

Preferred Stock

Our charter authorizes our board of directors to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Our board of directors is authorized to, among other things, provide that any such class or series of preferred stock may be (i) subject to redemption at such time or times and at such price or prices as our board may establish; (ii) entitled to receive dividends (which may be cumulative, cumulative to a limited extent or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our board may establish; (iii) entitled to such rights upon the dissolution of us, or upon any distribution of our assets, as our board may establish; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our board may establish. Issuance of preferred stock could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any such stock.

Additional Classes of Stock

Additional classes of stock may be issued from time to time, in one or more series, as authorized by our board of directors upon classification or reclassification of any shares of our capital stock. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set for each such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under the MGCL. Our board of directors could authorize the issuance of capital stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then market price of such common stock. As of the date hereof, no such additional classes of stock are outstanding and we have no present plans to issue any such stock.

Liability of Directors and Officers; Indemnification

Our charter contains provisions which eliminate the personal liability of a director or officer to us and our shareholders for breaches of duty to the maximum extent provided by Maryland law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions do not affect our ability or that of our shareholders to obtain equitable relief, such as an injunction or rescission.

Our charter and bylaws provide that we shall indemnify and advance expenses to our directors and officers to the maximum extent permitted by Maryland law; provided that we will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors. Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or

(iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and our charter permit us to indemnify our employees and agents to the same extent as our directors and officers and to such further extent as is consistent with law.

We maintain directors’ and officers’ liability insurance and have also previously entered into indemnification agreements with certain of our directors and certain of our officers under which we will indemnify them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company. The indemnification agreements indemnify and advance expenses to our directors and officers to the fullest extent permitted by the MGCL.

Certain Charter, Bylaw and Statutory Provisions Affecting Shareholders

Certain provisions in our charter and bylaws and the MGCL may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Removal of Directors

Our charter provides that a director may be removed by the shareholders, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors. The director removal provision could have the effect of discouraging a potential acquiror from making a tender offer or initiating a proxy contest or otherwise attempting to gain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice of Shareholder Proposals or Nominations

Our bylaws provide that shareholders at an annual meeting may only consider proposals or nominations brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the determination of shareholders entitled to vote at such annual meeting and who has given to the Company’s Secretary timely written notice, in proper form, of the shareholder’s intention to bring a proposal or nomination before the meeting. In addition to certain other applicable requirements, for a shareholder proposal or nomination to be properly brought before an annual meeting by a shareholder, such shareholder generally must have given notice thereof in proper written form to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Although our bylaws do not give our board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Special Meetings of Shareholders

Pursuant to the MGCL, our charter and bylaws permit shareholders to call special meetings of shareholders only upon written request of shareholders owning at least 30% of our capital stock that is issued and outstanding and entitled to vote at the meeting. Our bylaws provide that only business specified in the notice of a special meeting will be conducted at such meeting. Such provisions do not, however, affect the ability of shareholders to submit a proposal to the vote of all shareholders of the Company at an annual meeting in accordance with our bylaws, which provide for the additional notice requirements for shareholder nominations and proposals at the annual meetings of shareholders as described above. In addition, pursuant to the MGCL, our charter and bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent, if a unanimous written consent which sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote thereat is filed with the records of meetings of shareholders.

Amendments

Our charter provides that the affirmative vote of the holders of at least 80% of the then outstanding shares of common stock is required to amend, alter, change or repeal certain of its provisions including provisions relating to the removal of directors for cause, the calling of special meetings of shareholders and the 80% super-majority vote requirement. This requirement of a super-majority vote to approve amendments to certain provisions of our charter could enable a minority of the Company’s shareholders to exercise veto power over any such amendments.

Business Combinations

Under the MGCL provisions referred to as the Maryland Business Combination Act, certain “Business Combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. Pursuant to the MGCL, these provisions also do not apply to Business Combinations which are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Pursuant to the statute, our board of directors has exempted in our charter any Business Combination involving DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership and any present or future affiliate or associate of DEL-LPL Limited Partnership or DEL-LPAML Limited Partnership, or any person acting in concert with any of the foregoing persons. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to Business Combinations between us and any of them. As a result, DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (and any present or future affiliate or associate of either entity or any person acting in concert with any of them) may be able to enter into Business Combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirement and the other provisions of the statute. The Maryland Business Combination Act may also discourage others from trying, and increase the difficulty of consummating an offer, to acquire control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “JLL.”

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security. In this “Description of Debt Securities” section, the words “we,” “us” and “our” refer to Jones Lang LaSalle Incorporated.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, National Association, as trustee. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and the applicable indenture supplement, if any, and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and the applicable indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon us may be made;

•

whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•

the guarantors, if any, of the debt securities and the terms of the guarantors’ guarantees of the debt securities (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or we can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	whether the debt securities will be secured or unsecured and, if the debt securities are to be secured, the terms on which the debt securities will be so secured;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York.

Concerning the Trustee

We anticipate appointing The Bank of New York Mellon Trust Company, National Association as the trustee under the indenture under which any of the debt securities would be issued and also as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York Mellon Trust Company, National Association or its affiliates currently provide, and may in the future provide, banking and other services to us in the ordinary course of their respective businesses. There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. If any particular terms of the depositary agreements and the related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase up to all of the securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights that we may offer will describe the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, share of preferred stock, debt security or other security upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each share of common stock, share of preferred stock, debt security or other security that may be purchased per each subscription right;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

In addition to describing the specific terms of the subscription rights, the applicable prospectus supplement will contain a summary of certain United States federal income tax consequences applicable to the subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred stock, debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the purchase contracts or purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the purchase contracts, and, if applicable, collateral or depositary arrangements relating to the purchase contracts or purchase units, which will be filed with the SEC each time we issue purchase contracts or purchase units. If any particular terms of the purchase contracts or purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the purchase units and the purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, we may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement accompanying this prospectus, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, and Foley & Lardner LLP, Washington, D.C. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Jones Lang LaSalle Incorporated and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.joneslanglasalle.com. The content of our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (i) we can disclose important information to you by referring you to those documents and (ii) those documents are considered part of this prospectus. The following documents are incorporated by reference into this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2011 (including portions of our definitive Proxy Statement for the 2012 Annual Meeting of Shareholders incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed with the SEC on April 19, 2012, June 4, 2012 and June 19, 2012; and

•

the description of our common stock which is contained in our registration statement on Form 8-A filed with the SEC on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Jones Lang LaSalle Incorporated

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Investor Relations

Tel: (312) 782-5800

$

Jones Lang LaSalle Incorporated

        % Senior Notes due 2022

Prospectus Supplement

                    , 2012

Joint Book-Running Managers

Barclays

J.P. Morgan

Wells Fargo Securities